Filed Pursuant to Rule 424(b)(3)
File No. 333-171394

Prospectus

Navios Maritime Acquisition Corporation
Navios Acquisition Finance (US) Inc.

Exchange Offer for

$400,000,000
8 5/8% First Priority Ship Mortgage Notes due 2017

We are offering to exchange up to $400,000,000 of our 8 5/8% first priority ship mortgage notes due 2017, which will be registered under the Securities Act of 1933, as amended, for up to $400,000,000 of the outstanding 8 5/8% first priority ship mortgage notes due 2017 which we issued on October 21, 2010. We are offering to exchange the exchange notes for the outstanding notes to satisfy our obligations contained in the registration rights agreement that we entered into when the outstanding notes were sold pursuant to Rule 144A and Regulation S under the Securities Act. The terms of the exchange notes are identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The exchange offer will expire at 5:00 p.m., New York City time on March 2, 2011, unless we extend it.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2011.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context indicates otherwise:

•	References to “we”, “us”, “our”, “Navios Acquisition” and the “Company,” refer to Navios Maritime Acquisition Corporation and its subsidiaries.

•	References to the “Co-Issuer” or “Navios Acquisition Finance” are to Navios Acquisition Finance (US) Inc., our wholly owned subsidiary incorporated in Delaware that was formed solely for the purpose of serving as a co-issuer of the outstanding notes and the exchange notes that does not have any material assets or operations.

•	References to “Navios Partners” are to Navios Maritime Partners L.P.

•	References to “Navios Holdings” are to Navios Maritime Holdings Inc.

Navios Partners and Navios Holdings are not subsidiaries of ours and did not guarantee the notes described in this prospectus.

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference and is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC.

This summary highlights the material information contained elsewhere in this prospectus or in other documents incorporated by reference in this prospectus. As an investor or prospective investor you should carefully read the risk factors and the more detailed information that is included elsewhere in this prospectus or is contained in the documents incorporated by reference into this prospectus.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2009, dated January 29, 2010 (SEC File No. 001-34104) and as it may be amended from time to time, which we refer to in this prospectus as the “2009 Form 20-F”;

•	our current reports on Form 6-K filed on April 8, 2010, April 12, 2010, April 26, 2010, May 4, 2010, May 24, 2010, May 27, 2010, June 4, 2010, July 21, 2010, July 22, 2010, July 26, 2010, July 27, 2010, July 29, 2010, August 6, 2010, August 24, 2010, September 2, 2010, September 8, 2010, September 10, 2010, September 15, 2010, September 21, 2010, October 13, 2010, October 26, 2010, November 8, 2010, November 9, 2010, November 10, 2010, November 12, 2010, November 15, 2010, November 16, 2010, November 19, 2010, December 15, 2010 and December 22, 2010;

•	all future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the effectiveness of this prospectus and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus; and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, after the effectiveness of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address and phone number:

VASILIKI (VILLY) PAPAEFTHYMIOU
SECRETARY
NAVIOS MARITIME ACQUISITION CORPORATION
85 AKTI MIAOULI STREET
PIRAEUS 185 38, GREECE
TELEPHONE: +30-210-4595000

To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than February 23, 2011, which is five business days prior to the expiration of the exchange offer.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information. We are offering to exchange the outstanding notes for exchange notes only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements under the captions “Prospectus Summary” and “Risk Factors” and elsewhere in this prospectus constitute “forward-looking statements.” These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our business, our plans, objectives of management for future operations, our industry, and our beliefs and assumptions. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the shipping industry, changes in our operating expenses, including bunker prices, drydocking and insurance costs, statements about the acquisition of our vessels to be delivered in the future, statements about our charter policy and industry outlook, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described in this prospectus and from time to time in the reports we file with the SEC. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For purposes of the information contained in this prospectus, when we state that a risk, uncertainty or problem may, could or would have “a material adverse effect on our business” or words to that effect, we mean that the risk, uncertainty or problem may, could or would have a “material adverse effect on the business, results of operations, financial condition, cash flow or prospects of our company.”

In addition to the factors and matters described in this prospectus, including under “Risk Factors,” important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	our ability to maintain or develop new and existing customer relationships, including our ability to enter into charters for our vessels;

•	our ability to successfully grow our business and our capacity to manage our expanding business;

•	our future operating and financial results, including the amount of fixed hire and profit share that we may receive;

•	our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion, and expected capital expenditure or operating expenses;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ the newbuildings we have on firm order or any newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or action taken by regulatory authorities and the expected costs thereof;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions; and

•	changes in the standard of service or the ability of our technical managers to be approved as required.

You should read this prospectus completely with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Navios Maritime Acquisition Corporation is incorporated under the laws of the Republic of the Marshall Islands, and our subsidiaries are incorporated under the laws of Delaware, the Republic of the Marshall Islands, the Cayman Islands, Hong Kong, the British Virgin Islands and certain other countries other than the United States, and we conduct operations in countries around the world. Several of the directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. See “Risk Factors — We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, and the guarantors are also formed in non-U.S. jurisdictions, which may negatively affect your ability to protect your interests” and “— We and our subsidiaries, including the subsidiary guarantors, are incorporated in the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and certain of our and their officers and directors are non-U.S. residents. Although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management in the event you believe your rights have been infringed, it may be difficult to enforce judgments against us, our directors or our management.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

v

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 15.

Business Overview

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long-, medium- and short-term charters. We are committed to providing quality transportation services and developing and maintaining long-term relationships with our customers. We believe that the Navios brand will allow us to take advantage of increasing global environmental concerns that have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels and operators that are able to conform to the stringent environmental standards currently being imposed throughout the world.

Our current fleet consists of a total of 22 double-hulled tanker vessels, aggregating approximately 2.9 million deadweight tons, or dwt. The fleet includes seven very large crude carrier (“VLCC”) tankers (over 200,000 dwt per ship), which transport crude oil, six Long Range 1 (“LR1”) product tankers (50,000-79,999 dwt per ship), seven Medium Range 2 (“MR2”) product tankers (30,000-49,999 dwt per ship) and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. Of the 22 vessels in our current fleet, we have taken delivery of six VLCC tankers, two LR1 tankers and one chemical tanker. We expect to take delivery of four vessels in 2011 and nine vessels in 2012. We also have options to acquire two additional product tankers. All the vessels that we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are currently chartered-out to high-quality counterparties, including Formosa Petrochemical Corporation, Sinochem Group, SK Shipping, DOSCO (a wholly owned subsidiary of COSCO) or their affiliates, with an average remaining charter period of approximately 6.5 years. As of December 14, 2010, we have charters covering 100% of available days in 2010, 82.0% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction.

Our principal focus is the transportation of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals. We will seek to establish a leadership position by leveraging the established expertise and reputation of Navios Maritime Holdings Inc. (“Navios Holdings”) for maintaining high standards of performance, risk management, reliability and safety. Navios Holdings has a long track record in the drybulk shipping and logistics industries and has developed strong relationships with charterers, financing sources and shipping industry participants. We believe that our modern fleet and the Navios brand name should allow us to charter-out our vessels for long periods of time and to high-quality counterparties. In addition, by leveraging the managerial support and the purchasing power of Navios Holdings, we believe that we can operate our business efficiently and cost effectively. Our business model is to seek to generate stable and predictable cash flows through our contracted revenues and ability to operate our fleet at costs below the industry average for vessels of a similar type.

Our Fleet

Navios Acquisition owns 22 crude oil, product tanker and chemical tanker vessels with options to acquire two additional vessels.

Eight of the vessels that we have taken delivery of, as well as the VLCC tanker that we expect to take delivery of in the second quarter of 2011, are chartered-out on long-term contracts with an average remaining duration of 7.2 years at fixed base rates. The charter contracts of seven of our 10 currently chartered vessels have profit sharing arrangements, which allow us to capture increased earnings during strong freight markets, while ensuring a minimum base charter rate in any market environment.

Our fleet also includes 13 newbuilding vessels not currently delivered. As these vessels near completion and delivery, we expect to charter these vessels under long-, medium- and short-term charters, subject to market conditions. As a result of the planned deliveries, our available days of 1,166 in 2010 will grow to 5,738 available days in 2012 and 8,030 in 2013, when all 22 vessels are in operation for a full year.

Our consolidated fleet as of the date of this prospectus consisted of the following:

Vessel	Type	DWT	Built/Delivery Date	Net Charter Rate		Expiration Date	Profit Share
				($ per day)

Owned Vessels
Colin Jacob	LR 1	74,671	2007	17,000		June 2013	50% above $17,000
Ariadne Jacob	LR 1	74,671	2007	17,000		July 2013	50% above $17,000
Nave Cosmos	Chemical Tanker	25,130	2010	10,238	(1)	February 2011	None
Shinyo Splendor	VLCC	306,474	1993	38,019		5/18/2014	None
Shinyo Navigator	VLCC	300,549	1996	42,705		12/18/2016	None
C. Dream	VLCC	298,570	2000	29,625	(2)	3/15/2019	50% above $30,000
							40% above $40,000
Shinyo Ocean	VLCC	281,395	2001	38,400		1/10/2017	50% above $43,500
Shinyo Kannika	VLCC	287,175	2001	38,025		2/17/2017	50% above $44,000
Shinyo Saowalak	VLCC	298,000	2010	48,153		6/15/2025	35% above $54,388
							40% above $59,388
							50% above $69,388
Owned Vessels to be Delivered
Nave Polaris	Chemical Tanker	25,000	Q1 2011
Shinyo Kieran	VLCC	298,000	Q2 2011	48,153		6/15/2026	35% above $54,388
							40% above $59,388
							50% above $69,388
TBN	LR 1	75,000	Q4 2011
TBN	LR 1	75,000	Q4 2011
TBN	LR 1	75,000	Q3 2012
TBN	LR 1	75,000	Q4 2012
TBN	MR 2	50,000	Q1 2012
TBN	MR 2	50,000	Q2 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012
Options to Acquire Vessels(3)
TBN	LR 1	75,000	Q4 2012
TBN	LR 1	75,000	Q4 2012

(1)	Charterer’s option to extend the charter out rate for an additional three months at $12,188 per day.

(2)	Vessel sub-chartered at $34,843 per day over the next two years.

(3)	Our options to acquire these two LR 1 vessels expire on March 31, 2011. These vessels are not considered part of our core fleet.

Competitive Strengths

We believe that the following strengths will allow us to maintain a competitive advantage within the international shipping market:

Modern, High-Quality Fleet.  We own a large fleet of modern, high-quality double-hull tankers that are designed for enhanced safety and low operating costs. We believe that the increased enforcement of stringent environmental standards currently being imposed throughout the world has resulted in a shift in major charterers’ preference towards greater use of modern double-hull vessels. We also have a large proportion of newbuild product and chemical tankers in our fleet. Since our inception, we have committed to and have fully financed investments of over $1.0 billion, including investments of approximately $0.6 billion in newbuilding constructions. Once we have taken delivery of all of our vessels, scheduled to occur by the end of the fourth quarter of 2012, the average age of our fleet will be 4.4 years. We believe that owning and maintaining a modern, high-quality fleet reduces off-hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

Operating Visibility Through Contracted Revenues.  Eight of the nine vessels that we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are chartered out with an average remaining charter period of approximately 7.3 years, and we believe our existing charter coverage provides us with predictable, contracted revenues and operating visibility. As of December 14, 2010, we have charters covering 100% of available days in 2010, 82.0% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction. The charter arrangements for our seven VLCC tankers, two contracted LR1 tankers and one chemical tanker represent at least $33.2 million in 2010, $107.4 million in 2011, $116.1 million in 2012 and $109.5 million in 2013 of aggregate contracted net charter revenue, exclusive of any profit sharing. The fixed revenue provided by the charter contracts we currently have in place are expected to be able to cover the total cash expenses (including the operating expenses, estimated debt service requirements and corporate overhead) of our entire existing or contracted fleet as it is delivered over 2010, 2011 and 2012.

Diversified Fleet.  Our diversified fleet, which includes VLCC, product and chemical tankers, allows us to serve our customers’ international crude oil, petroleum product and liquid bulk chemical transportation needs. VLCC tankers transport crude oil and operate on primarily long-haul trades from the Arabian Gulf to the Far East, North America and Europe. Product tankers transport a large number of different refined oil products, such as naphtha, gasoline, kerosene, jetfuel and gasoil, and principally operate on short- to medium-haul routes. Chemical tankers transport primarily organic and inorganic chemicals, vegetable oils and animal fats. We believe that our fleet of vessels servicing the crude oil, product and chemical tanker transportation sectors provides us with more balanced exposure to oil and commodities and more diverse opportunities to generate revenues than would a focus on any single shipping sector.

Hiqh-Quality Counterparties.  Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. We are committed to providing safe and quality transportation services and developing and maintaining long-term relationships with our customers, and we believe that our modern fleet will allow us to charter-out our vessels to high-quality counterparties and for long periods of time. Our current charterers include Dalian Ocean Shipping Company (“DOSCO”), a wholly owned subsidiary of COSCO, one of China’s largest state-owned enterprises specializing in global shipping, logistics and ship building and repairing, Sinochem, a “Fortune Global 500” company; Formosa Petrochemical Corporation, a leading Taiwanese energy company; and SK Shipping Company Limited, a leading Korean shipowner and transportation company and part of the Korean multinational business conglomerate, the SK Group; or their affiliates.

An Experienced Management Team and a Strong Brand.  We have an experienced management team that we believe is well regarded in the shipping industry. The members of our management team have considerable experience in the shipping and financial industries. We also believe that we will be able to leverage the management structure at Navios Holdings, which benefits from a reputation for reliability and performance and operational experience in both the tanker and drybulk markets. Our management team is led by Angeliki Frangou, our Chairman and Chief Executive Officer, who has over 20 years of experience in the shipping industry. Ms. Frangou is also the Chairman & CEO of Navios Holdings and Navios Partners and has been a Chief Executive Officer of various shipping and finance companies in the past. Ms. Frangou is a member of a number of recognized shipping committees. We believe that our well respected management team and strong brand may present us with market opportunities not afforded to other industry participants.

Business Strategy

We seek to generate predictable and growing cash flow through the following:

Strategically Manage Sector Exposure.  We intend to operate a fleet of crude carriers and product and chemical tankers, which we believe will provide us with diverse opportunities with a range of producers and consumers. As we grow our fleet, we expect to adjust our relative emphasis among the crude oil, product and chemical tanker sectors according to our view of the relative opportunities in these sectors. We believe that having a mixed fleet of tankers provides the flexibility to adapt to changing market conditions and will allow us to capitalize on sector-specific opportunities through varying economic cycles.

Enhance Operating Visibility With Charter-Out Strategy.  We believe that we are a safe, cost-efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, will contribute to our ability to attract leading charterers as customers and to our success in obtaining attractive long-term charters. We will also seek profit sharing arrangements in our long-term time charters, to provide us with potential incremental revenue above the contracted minimum charter rates. Depending on then applicable market conditions, we intend to deploy our vessels to leading charterers on a mix of long, medium and short-term time charters, with a greater emphasis on long-term charters and profit sharing. We believe that this chartering strategy will afford us opportunities to capture increased profits during strong charter markets, while benefiting from the relatively stable cash flows and high utilization rates associated with longer term time charters. As of December 14, 2010, we have charters covering 100% of available days in 2010, 82.0% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction. We will look to secure employment for the newbuilding product and chemical tankers we have acquired over the next two years, as we draw nearer to taking delivery of the vessels.

Capitalize on Low Vessel Prices.  We intend to grow our fleet using Navios Holdings’ global network of relationships and long experience in the marine transportation industry to make selective acquisitions of young, high-quality, modern, double-hulled vessels in the crude oil, product and chemical tanker transportation sectors. We are focused on purchasing tanker assets at favorable prices. We believe that the recent financial crisis and developments in the marine transportation industry created significant opportunities to acquire vessels in the tanker market near historically low prices on an inflation adjusted basis. Developments in the banking industry continue to limit the availability of credit to shipping industry participants, creating opportunities for well-capitalized companies with access to additional available financing. Although there has been a trend towards consolidation over the past 15 years, the tanker market remains fragmented. In the ordinary course of our business, we engage in the evaluation of potential candidates for acquisitions and strategic transactions.

Implement and Sustain a Competitive Cost Structure.  Pursuant to the Management Agreement, Navios Tankers Management Inc. (the “Manager”), a subsidiary of Navios Holdings, coordinates and oversees the commercial, technical and administrative management of our fleet. The current technical managers of the VLCC vessels, affiliates of the seller of such vessels, are technical ship management companies that have provided technical management to the VLCC vessels prior to the consummation of the VLCC Acquisition. These technical managers will continue to provide such services for an interim period subsequent to the closing of the VLCC Acquisition, after which the technical management of our fleet is expected to be provided solely by the Manager. We believe that the Manager will be able to do so at rates competitive with those that would be available to us through independent vessel management companies. For example, pursuant to our management agreement with Navios Holdings, management fees of our vessels are fixed for the first two years of the agreement. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of Navios Holdings and manage operating, maintenance and corporate costs. At the same time, we believe the young age and high-quality of the vessels in our fleet, coupled with Navios Holdings’ safety and environmental record, will position us favorably within the crude oil, product and chemical tanker transportation sectors with our customers and for future business opportunities.

Leverage the Experience, Brand, Network and Relationships of Navios Holdings.  We intend to capitalize on the global network of relationships that Navios Holdings has developed during its long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain, as is currently the case, we believe the relationships and experience of Navios Holdings and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Navios Holdings’ long involvement and reputation for reliability in the Asia Pacific region have also allowed it to develop privileged relationships with many of the largest institutions in Asia. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ brand recognition, credibility and track record.

Benefit from Navios Holdings’ Leading Risk Management Practices and Corporate Managerial Support.  Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates.

Navios Holdings closely monitors credit exposure to charterers and other counterparties. Navios Holdings has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. Counterparties and cash transactions are limited to high-credit, quality-collateralized corporations and financial institutions. Navios Holdings has strict guidelines and policies that are designed to limit the amount of credit exposure. We believe that Navios Acquisition will benefit from these established policies. In addition, we are exploring the possibility of participating in credit risk insurance currently available to Navios Holdings. Navios Holdings has insured its charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse it for the charter payments under the terms of the policy for the remaining term of the charter-out contract (subject to applicable deductibles and other customary limitations for insurance). While we may seek to benefit from such insurance, no assurance can be provided that we will qualify for or choose to obtain this insurance.

Corporate History and Information

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. The Company was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination one or more assets or operating businesses in the marine transportation and logistics industries. On July 1, 2008, we consummated our initial public offering representing gross proceeds of $253.0 million.

On May 25, 2010, we consummated the Product and Chemical Tanker Acquisition, the acquisition of 13 vessels (11 product tankers and two chemical tankers), for an aggregate purchase price of $457.7 million, including amounts to be paid for future contracted vessels to be delivered. On September 10, 2010, we consummated the VLCC Acquisition, the acquisition of a fleet of seven VLCC tankers, for an aggregate purchase price of $587.0 million. On October 26, 2010, we acquired two newbuild LR1 product tankers scheduled for delivery in the fourth quarter of 2011 for a nominal price of $87.0 million.

Our common stock, units and warrants are currently traded on the New York Stock Exchange under the symbols “NNA,” “NNA.U” and “NNA.WS,” respectively.

We maintain our principal executive offices at 85 Akti Miaouli Street, Piraeus, Greece 185 38. Our telephone number at that address is (011) +30 210 417 2050. Our website address is www.navios-acquisition.com. The information on our website is not a part of this prospectus.

Corporate Structure

(1)	There can be no assurance that Navios Holdings will continue to own over 50% of Navios Acquisition’s shares of common stock.

Summary of the Exchange Offer

On October 21, 2010, we sold $400,000,000 aggregate principal amount of 8 5/8% first priority ship mortgage notes due 2017, or the outstanding notes, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). We are conducting this exchange offer to satisfy our obligations contained in the registration rights agreement that we entered into in connection with that sale. You should read the discussion under the headings “The Exchange Offer” and “Description of Notes” for further information regarding the exchange notes to be issued in the exchange offer.

Securities Offered	Up to $400,000,000 aggregate principal amount of 8 5/8% first priority ship mortgage notes due 2017 registered under the Securities Act (the “exchange notes”). The terms of the exchange notes offered in the exchange offer are identical to those of the outstanding notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. The exchange notes are being offered only in exchange for the 8 5/8% first priority ship mortgage notes due 2017 that we issued on October 21, 2010, and not for any other notes.

You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on March 2, 2011, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that:

• the exchange offer does not violate any applicable law or applicable interpretations of the staff of the SEC;

• the outstanding notes are validly tendered in accordance with the exchange offer; and

• there is no action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

See “The Exchange Offer — Procedures for Tendering.”

U.S. Federal Tax Considerations	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See “Certain Material U.S. Federal Tax Considerations” for a summary of United States federal tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer — Exchange Agent.”

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

• you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Summary of The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes.

Issuers	Navios Maritime Acquisition Corporation and Navios Acquisition Finance (US) Inc.

Notes offered	$400,000,000 aggregate principal amount of 8 5/8% first priority ship mortgage notes due 2017.

Maturity	The exchange notes will mature on November 1, 2017.

Interest payment dates	May 1 and November 1, commencing on May 1, 2011. Interest will accrue on the exchange notes from October 21, 2010.

Ranking and Security	The exchange notes will be senior obligations of Navios Acquisition and Navios Acquisition Finance and will be secured by first priority ship mortgages on six VLCC vessels owned by certain subsidiary guarantors (the “Mortgaged Vessels”) and certain other associated property and contract rights (the “Collateral”). Each of our direct and indirect subsidiaries (other than Navios Acquisition Finance) will guarantee the exchange notes offered hereby. Except to the extent of any pre-existing permitted liens on the Collateral, the exchange notes will be:

• effectively senior to all of Navios Acquisition’s, Navios Acquisition Finance’s and the subsidiary guarantors’ existing and future obligations to the extent of the value of the Collateral securing the notes;

• senior in right of payment to all of Navios Acquisition’s, Navios Acquisition Finance’s and the subsidiary guarantors’ existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes;

• effectively junior to any of Navios Acquisition’s, Navios Acquisition Finance’s and the subsidiary guarantors’ existing and future obligations that are secured by assets other than the Collateral to the extent of the value of any such assets securing such other obligations; and

• structurally junior to any existing and future obligations of our non-guarantor subsidiaries.

As of September 30, 2010, on an as adjusted basis, after giving effect to the VLCC Acquisition, additional drawdowns and repayments under our credit facilities after September 30, 2010, the note offering and the use of proceeds thereof, Navios Acquisition, Navios Acquisition Finance and the subsidiary guarantors would have had approximately $722.7 million of indebtedness outstanding, including $310.3 million of secured indebtedness (other than the exchange notes offered hereby), which would have been effectively senior to the notes as to the Collateral securing such exchange notes.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, by all of our direct and indirect subsidiaries other than Navios Acquisition Finance. The guarantees of our subsidiaries that own Mortgaged Vessels will be senior secured guarantees and the guarantees of our subsidiaries that do not own Mortgaged Vessels will be senior unsecured guarantees. Each wholly owned material subsidiary that we create or acquire will also be required to guarantee the exchange notes unless such subsidiary has been designated as an “unrestricted subsidiary” or is a securitization subsidiary. See “Description of Notes — Certain Covenants — Subsidiary Guarantees.”

Proceeds of Asset Sales and Event of Loss	Navios Acquisition is obligated in certain instances to make offers to purchase outstanding notes with the net proceeds of certain sales or other dispositions of assets or upon the occurrence of an Event of Loss with respect to a Mortgaged Vessel. To the extent that any such offer to purchase is not fully subscribed by holders of the notes, Navios Acquisition may, subject to certain conditions, retain the unutilized portion of such net proceeds, provided that if such sale or Event of Loss involved collateral securing the exchange notes, such unutilized proceeds will continue to constitute Collateral securing the exchange notes. See “Description of Notes — Repurchase at the Option of Holders — Asset Sales — Asset Sales Not Involving Collateral,” “Description of Notes — Repurchase at the Option of Holders — Asset Sales — Asset Sales Involving Collateral” and “Description of Notes — Repurchase at the Option of Holders — Events of Loss.”

Optional redemption	Navios Acquisition may redeem the exchange notes in whole or in part, at its option, at any time (1) before November 1, 2013, at a redemption price equal to 100% of the principal amount plus the applicable make-whole premium described under “Description of Notes — Optional Redemption” and (2) on or after November 1, 2013, at the redemption prices listed under “Description of Notes — Optional Redemption.”

Equity offering optional redemption	In addition, at any time before November 1, 2013, Navios Acquisition may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of an equity offering at 108.625% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, so long as at least 65% of the originally issued aggregate principal amount of the exchange notes remains outstanding after such redemption. See “Description of Notes — Optional Redemption.”

Change of control	Upon the occurrence of certain change of control events, you will have the right, as a holder of the exchange notes, to require Navios Acquisition to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of Notes — Repurchase at the Option of the Holders — Change of Control.”

Certain covenants	The indenture governing the exchange notes contain covenants that, among other things, limit the ability of Navios Acquisition and its restricted subsidiaries to:

• incur additional indebtedness or issue certain preferred stock;

• pay dividends on, redeem or repurchase their capital stock or make other restricted payments and investments;

• create certain liens;

• transfer or sell assets;

• enter into certain transactions with their affiliates;

• merge, consolidate or sell all or substantially all of their properties and assets; and

• create or designate unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of Notes — Certain Covenants.”

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors” before participating in the exchange offer.

Selected Consolidated Historical Financial Data

The following table sets forth selected consolidated historical financial data for our business. This information is qualified by reference to, and should be read in conjunction with our consolidated financial statements and notes thereto, as well as the sections entitled, “Operating and Financial Review and Prospects” which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and our Report on Form 6-K reporting results for the quarter ended September 30, 2010. The selected consolidated historical financial data for the nine-month periods ended September 30, 2010 and 2009 have been derived from our unaudited financial statements incorporated by reference herein from our Report on Form 6-K reporting results for the quarter ended September 30, 2010. The selected consolidated historical financial data for the year ended December 31, 2009 and for the periods from March 14, 2008 to December 31, 2008 and March 14, 2008 to December 31, 2009, have been derived from our audited financial statements which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended December 31, 2009. The information is only a summary and should be read in conjunction with the historical financial statements and related notes incorporated by reference herein. In the opinion of management, unaudited financial statements presented include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented.

			Year	Period from
	Nine Months Ended		Ended	March 14, 2008
	September 30,		December 31,	to December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)
	(Thousands of U.S. dollars, except other data)

Statement of Operations Data
Revenue	$8,128	$—	$—	$—
Time charter expenses	(67)	—	—	—
Depreciation and amortization expenses	(2,380)	—	—	—
Management fees	(2,548)	—	—	—
General and administrative expenses	(955)	(764)	(994)	(393)
Transaction expenses	(8,019)	—	—	—
Share-based compensation	(2,140)	—	—	—

Loss from operations	$(7,981)	$(764)	$(994)	$(393)

Interest income	593	281	332	1,436
Interest expense and finance cost	(1,761)	—	—	—
Other, net	31	15	15	4

Net (loss)/income	$(9,118)	$(468)	$(647)	$1,047

(Loss)/income per share (basic and diluted)	$(0.34)	$(0.02)	$(0.02)	$0.05
Balance Sheet Data (at period end)
Current assets, including cash	$53,719	—	$142	$57
Non-current assets	865,736	—	251,493	252,201
Current liabilities	73,019	—	501	475
Long-term liabilities	619,105	—	8,855	8,855
Common stock subject to redemption, 10,119,999 shares at redemption value, $9.91 per share	—	—	100,289	100,289
Total liabilities and stockholders’ equity	919,455	—	251,636	252,258
Total stockholders’ equity	227,331	—	141,991	142,638
Other Financial Data
Book value per share	$5.42	—	$4.49	$6.22
Cash dividends declared per share	$0.05	—	—	—
Net cash provided by/(used in) operating activities	$14,670	$(526)	$(623)	$1,468
Net cash (used in) /provided by investing activities	(41,570)	758	708	(252,201)
Net cash provided by financing activities	67,019	—	—	250,736
Ratio of earnings to fixed charges(1)	—	—	—	—
Other Data
Time charter equivalent	$26,129	$26,084	$—	$—

(1)	The ratio of earnings to fixed charges is calculated as follows:

	Nine		Nine		Period from
	Months		Months		March 14,
	Ended		Ended	Year Ended	2008 to
	September 30,		September 30,	December 31,	December 31,
	2010		2009	2009	2008

Earnings:
(a) Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	$(9,118)		(468)	(647)	1,047
(b) Fixed charges	3,602		—	—	—
(c) amortization of capitalized interest	—		—	—	—
(d) distributed income of equity investees	—		—	—	—
(e) share of pre-tax losses of equity investees for which charges arising from quarantees are included in fixed charges	—		—	—	—
Less:
(a) Interest capitalized	(1,776)		—	—	—
(b) preference security dividend requirements of consolidated subsidiaries	—		—	—	—
(c) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	—		—	—	—

Total	$(7,292)		(468)	(647)	1,047

Fixed charges:
(a) Interest expensed and capitalized	3,401		—	—	—
(b) amortized premiums, discounts and capitalized expenses related to indebtedness	201		—	—	—
(c) an estimate of the interest within rental expense	—		—	—	—
(d) preference security dividend requirements of consolidated subsidiaries	—		—	—	—

Total	$3,602		—	—	—

Earnings to fixed charges	—	(A)	Not Applicable	Not Applicable	Not Applicable

(A)	See Exhibit 12.1

RISK FACTORS

You should carefully consider the risk factors set forth below and the other information included in this prospectus before deciding to participate in the exchange offer. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the exchange notes.

Risks Relating to Our Business

We have a limited combined operating history, and you will have a limited basis on which to evaluate our ability to achieve our business objectives. We may not operate profitably in the future.

We are a company with limited combined operating results to date Accordingly, you will have a limited basis upon which to evaluate our ability to achieve our business objectives. We completed our initial public offering on July 1, 2008. Pursuant to the Acquisition Agreement dated April 8, 2010 and approved by our stockholders on May 25, 2010, we completed the Product and Chemical Tanker Acquisition. Three of the 13 vessels were delivered in the second, third and fourth quarter of 2010, with the remaining vessels under the Acquisition Agreement scheduled to be delivered in the future. The vessels acquired with the Product and Chemical Tanker Acquisition have no operating history, and the two vessels delivered in the second and third quarters of 2010 have only recently been chartered since their respective delivery. On September 10, 2010, we completed the VLCC Acquisition, with the six vessels already operating and with one of the seven vessels scheduled to be delivered in the future. On October 26, 2010, we entered into agreement to acquire two vessels scheduled for delivery in the fourth quarter of 2011. Our historical financial statements do not fully reflect the combined operating results of the acquisitions we have completed. Furthermore, the combined historical financial statements of the subsidiaries owning the seven VLCC vessels do not necessarily reflect the actual results of operations, financial position and cash flow that we would have had if we had operated those subsidiaries as part of our business during such periods or of our future results. Further, we can give no assurance that the results reflected in our pro forma financial information included in this prospectus will be achieved or reflect how our business would have performed in the periods covered or in the future. Accordingly, our historical financial statements and pro forma financial information may not provide a meaningful basis for you to evaluate our operations and ability to be profitable in the future. We cannot assure you that we will be able to implement our business strategy and thus we may not be profitable in the future.

Delays in deliveries of our newbuild vessels, or our decision to cancel, or our inability to otherwise complete the acquisitions of any newbuildings we may decide to acquire in the future, could harm our operating results and lead to the termination of any related charters.

Our newbuilding vessels, as well as any newbuildings we may contract to acquire or order in the future, could be delayed, not completed or canceled, which would delay or eliminate our expected receipt of revenues under any charters for such vessels. The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels we acquire or order, or we could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

Our receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

•	quality or engineering problems or failure to deliver the vessel in accordance with the vessel specifications;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	shortages of or delays in the receipt of necessary construction materials, such as steel; and

•	our inability to finance the purchase of the vessel.

If delivery of any newbuild vessel acquired, or any vessel we contract to acquire in the future is materially delayed, it could materially adversely affect our results of operations and financial condition.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

While we have no specific plans to further expand our fleet, we do intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

In addition, our business plan and strategy is predicated on buying vessels in a distressed market at what we believe is near the low end of the cycle in what has typically been a cyclical industry. However, there is no assurance that shipping rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

We may not have adequate insurance to compensate us for damage to or loss of our vessels, which may have a material adverse effect on our financial condition and results of operation.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We cannot assure you that we will maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions that may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

We may face unexpected maintenance costs, which could materially adversely affect our business, financial condition and results of operations.

If our vessels suffer damage or require upgrade work, they may need to be repaired at a drydocking facility. Our vessels may occasionally require upgrade work in order to maintain their classification society rating or as a result of changes in regulatory requirements. In addition, our vessels will be off-hire periodically for intermediate surveys and special surveys in connection with each vessel’s certification by its classification society. The costs of drydock repairs are unpredictable and can be substantial and the loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings. Our insurance generally only covers a portion of drydocking expenses resulting from damage to a vessel and expenses related to maintenance of a vessel will not be reimbursed. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility on a timely basis or may be forced to move a damaged vessel to a drydocking facility that is not conveniently located to the vessel’s position. The loss of earnings while any of our vessels are forced to wait for space or to relocate to drydocking facilities that are far away from the routes on which our vessels trade would further decrease our earnings.

For example, in January 2009, one of the vessels we acquired, Shinyo Splendor, was scheduled for a special survey during which steel renewal work was to be undertaken at a Chinese state-owned shipyard. Due to a shortage of workers to service the vessel during the Chinese New Year period and inclement weather during repairs, the steel renewal work took longer than expected and the Shinyo Splendor was drydocked for more than the scheduled 30 days.

We are dependent on a subsidiary of Navios Holdings for the technical and commercial management of our fleet, which may create conflicts of interest.

As we subcontract the technical and commercial management of our fleet, including crewing, maintenance and repair, to our Manager, a subsidiary of Navios Holdings, and on an interim basis to other third party managers, the loss of these services or the failure of the Manager to perform these services could materially and adversely affect the results of our operations. Although we may have rights against the Manager if it defaults on its obligations to us, you will have no recourse directly against it. Further, we expect that we will need to seek approval from our respective lenders to change our commercial and technical managers.

Navios Holdings has responsibilities and relationships to owners other than Navios Acquisition that could create conflicts of interest between us and Navios Holdings or our Manager. These conflicts may arise in connection with the provision of chartering services to us for our fleet versus carriers managed by Navios Holdings’ subsidiaries or other companies affiliated with Navios Holdings.

We rely on our technical managers to provide essential services to our vessels and run the day-to-day operations of our vessels.

Pursuant to technical management agreements, which involve overseeing the construction of a vessel, as well as subsequent shipping operations throughout the life of a vessel, our current technical managers provide services essential to the business of our vessels, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and assistance with vessel regulatory compliance. The current technical managers of the VLCC vessels, affiliates of the Seller of such vessels, are technical ship management companies that have provided technical management to the acquired VLCC vessels prior to the consummation of the VLCC Acquisition. These technical managers will continue to provide such services for an interim period subsequent to the closing of the VLCC Acquisition, after which the technical management of our fleet is expected to be provided directly by the Manager. However, in the event Navios Holdings does not obtain the required vetting approvals, it will not be able to take over technical management. Our operational success and ability to execute our strategy will depend significantly upon the satisfactory performance of these services by the current technical managers, and, subsequently, by the Manager. The failure of either of these technical managers to perform these services satisfactorily and/or the failure of the Manager to garner the approvals necessary to become our technical manager for the VLCC vessels could have a material adverse effect on our business, financial condition and results of operations.

Our vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.

Under the terms of the charter agreements under which our vessels operate, or are expected to operate in the case of the newbuilding, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	equipment breakdowns;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew.

Risks Relating to Our Industry

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could materially adversely affect our future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, during the second half of 2008 and throughout 2009, the world’s economies experienced a major economic slowdown with effects that are ongoing, the duration of which is very difficult to forecast and which has, and is expected to continue to have, a significant impact on world trade, including the oil trade. If the tanker market, which has historically been cyclical, is depressed in the future, our earnings and available cash flow may be materially adversely affected. Our ability to employ our vessels profitably will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for liquid cargoes, including petroleum and petroleum products.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The current global financial crisis has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	developments in international trade;

•	waiting days in ports;

•	changes in oil production and refining capacity and regional availability of petroleum refining capacity;

•	environmental and other regulatory developments;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in distances over which cargo is transported due to geographic changes in where oil is produced, refined and used;

•	competition from alternative sources of energy;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	port or canal congestion;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of tankers to other uses, including conversion of vessels from transporting oil and oil products to carrying drybulk cargo and the reverse conversion;

•	availability of financing for new tankers;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	environmental concerns and regulations.

Furthermore, the extension of refinery capacity in India and the Middle East up to 2011 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, we may only be able to charter our vessels at unprofitable rates or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

Charter rates in the crude oil, product and chemical tanker sectors of the seaborne transportation industry in which we operate have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which may adversely affect our earnings.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 655 in mid-November 2009, which represents a decline of approximately 72%. As of November 12, 2010, it stands at 803. The Baltic Clean Tanker Index has fallen from 1,509 in the early summer of 2008 to 457 in mid-November 2009, or approximately 70%. It has since rallied to 619 as of November 12, 2010. Of note is that Chinese imports of crude oil have steadily increased from 3 million barrels per day in 2008 to about 5 million barrels per day in August 2010. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or to meet our obligations, including payment of debt service to our lenders. Our ability to renew the charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Spot market rates for tanker vessels are highly volatile and are currently at relatively low levels historically and may further decrease in the future, which may adversely affect our earnings in the event that our vessels are chartered in the spot market.

We intend to deploy at least some of our vessels in the spot market. Although spot chartering is common in the product and chemical tanker sectors, product and chemical tanker charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil and oil products and chemicals, as well as tanker supply. The world oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

The spot market is highly volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. Currently, charter hire rates are at relatively low rates historically and there is no assurance that the crude oil, product and chemical tanker charter market will recover over the next several months or will not continue to decline further.

Our six on-the-water VLCC vessels are contractually committed to time charters, with the remaining terms of these charters expiring during the period from and including 2014 through 2025. The acquired newbuilding is expected to operate on a charter that expires during 2026. Although time charters generally provide reliable revenue, they will also limit the portion of our fleet available for spot market voyages. We are not permitted to unilaterally terminate the charter agreements of the VLCC vessels due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. We may also decide to sell a vessel in the future. In such a case, should we sell a vessel that is committed to a long-term charter, we may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. We may re-charter the VLCC vessels on long-term charters or charter them in the spot market upon expiration or termination of the vessels’ current charters. If we are not able to employ the VLCC vessels profitably under time charters or in the spot market, our results of operations and operating cash flow may suffer.

Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.

Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West African regions;

•	a decision by the Organization of the Petroleum Exporting Countries (“OPEC”) to increase its crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

Eight of the vessels we acquired are secondhand vessels, and we may acquire more secondhand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could materially adversely affect our earnings.

Two of the LR1 product tanker vessels and six of the VLCC vessels that we acquired are secondhand vessels, and we may acquire more secondhand vessels in the future. Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we will not receive the benefit of warranties on secondhand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage or the geographic regions in which we may operate. We cannot predict what alterations or modifications our vessels may be required to undergo in the future. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Although we have considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, we may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels we acquire in the future. The age of some of the VLCC vessels may result in higher operating costs and increased vessel off-hire periods relative to our competitors that operate newer fleets, which could have a material adverse effect on our results of operations.

Our growth depends on continued growth in demand for crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Our growth strategy focuses on expansion in the crude oil, product and chemical tanker sectors. Accordingly, our growth depends on continued growth in world and regional demand for crude oil, refined petroleum (clean and dirty) products and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum (clean and dirty) products or bulk liquid chemicals;

•	refining capacity and its geographical location;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to the economic downturn and demand weakness by reducing operating rates and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for refined petroleum (clean and dirty) products and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport refined petroleum (clean and dirty) products, would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive VLCC shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We will employ the VLCC vessels in the highly competitive product and chemical tanker sectors of the shipping industry that is capital intensive and fragmented. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources and experience than us. Competition for the chartering of VLCCs can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Such competition has been enhanced as a result of the downturn in the shipping industry, which has resulted in an excess supply of vessels and reduced charter rates.

Medium- to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator. Competition for the transportation of refined petroleum products (clean and dirty) and bulk liquid chemicals can be intense and depends on price, location, size, age, condition and acceptability of the vessel and our managers to the charterers.

In addition to having to meet the stringent requirements set out by charterers, it is likely that we will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputations or experience than we do when we try to recharter our vessels. It is also likely that we will face increased numbers of competitors entering into the crude oil product and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for medium- to long-term charters. Due in part to the highly fragmented markets, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than ours.

As a result of these factors, we may be unable to obtain customers for medium- to long-term time charters or bareboat charters on a profitable basis, if at all. Even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the product and chemical tanker market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our credit facilities and result in the foreclosure of our Mortgaged Vessels. Depressed vessel values could also cause us to incur impairment charges.

Due to the sharp decline in world trade and tanker charter rates, the market values of our contracted newbuildings and of tankers generally, are currently significantly lower than prior to the downturn in the second half of 2008. Vessel values may remain at current low, or lower, levels for a prolonged period of time and can fluctuate substantially over time due to a number of different factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations; and

•	technological advances.

If the market values of our owned vessels decrease, we may breach covenants contained in our secured credit facilities. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on the collateral, including our vessels. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and, therefore, service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss.

In addition, as vessels grow older, including the Collateral, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

Future increases in vessel operating expenses, including rising fuel prices, could materially adversely affect our business, financial condition and results of operations.

Under our time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs and we are generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. In particular, the cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

We receive a daily rate for the use of our vessels, which is fixed through the term of the applicable charter agreement. Our charter agreements do not provide for any increase in the daily hire rate in the event that vessel-operating expenses increase during the term of the charter agreement. The charter agreements for the six on-the-water VLCC vessels expire during the period from and including 2014 through 2025 and the VLCC newbuilding is expected to operate under a charter agreement that expires in 2026. Because of the long-term nature of these charter agreements, incremental increases in our vessel operating expenses over the term of a charter agreement will effectively reduce our operating income and, if such increases in operating expenses are significant, adversely affect our business, financial condition and results of operations.

The crude oil, product and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results.

The crude oil, product and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Our operating results, therefore, may be subject to seasonal fluctuations.

The current global economic downturn may negatively impact our business.

In recent years, there has been a significant adverse shift in the global economy, with operating businesses facing tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. Lower demand for tanker cargoes as well as diminished trade credit available for the delivery of such cargoes may create downward pressure on charter rates. If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

•	We may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate such vessels profitably.

•	The market value of our vessels could decrease significantly, which may cause us to recognize losses if any of our vessels are sold or if their values are impaired. In addition, such a decline in the market value of our vessels could prevent us from borrowing under our credit facilities or trigger a default under one of their covenants.

•	Charterers could have difficulty meeting their payment obligations to us.

If the contraction of the global credit markets and the resulting volatility in the financial markets continues or worsens that could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to decline.

The employment of our vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process, and we could be in breach of our charter agreements with respect to the VLCC vessels.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so-called “oil majors” companies, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	compliance with the standards of the International Maritime Organization (the “IMO”), a United Nations agency that issues international trade standards for shipping;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Under the terms of our charter agreements, our charterers require that these vessels and the technical managers are vetted and approved to transport oil products by multiple oil majors. Our failure to maintain any of our vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of our vessels.

Should we not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of our vessels, as well as our ability to obtain charters, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use our vessels in the future, which would adversely affect our results of operations and cash flows.

Charterers may terminate or default on their obligations to us, which could materially adversely affect our results of operations and cash flow, and breaches of the charters may be difficult to enforce.

The loss of any of our customers, a customer’s failure to perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss of any of our vessels or a decline in payments under the charters could have a material adverse effect on our business, results of operations and financial condition. In addition, the charterers of the VLCC vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for the VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.

Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. We intend to purchase credit default insurance against our charterers; however, there can be no assurance that such insurance will be available at commercially reasonable rates or at all. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

In addition, the charterers of our VLCC vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for our VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.

If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our results of operations and financial condition could be materially adversely affected.

If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.

The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We maintain insurance, consistent with industry standards, against these risks on our vessels and other business assets. However, we cannot assure you that we will be able to insure against all risks adequately, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims could lower our profitability and be detrimental to our operations.

Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expenses to us, which could reduce our cash flows and place strains on our liquidity and capital resources.

We are subject to various laws, regulations and conventions, including environmental laws, that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write-downs.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. Pursuant to such legislation, we would be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The operation of vessels is also affected by the requirements set forth in the International Safety Management (ISM) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

For all vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention. In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended, or the 1976 Convention). The Bunker Convention became effective in contracting states on November 21, 2008 and at August 31, 2010 was in effect in 54 states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

We operate a fleet of product and chemical tankers, which in certain circumstances may be subject to national and international laws governing pollution from such vessels. When a tanker is carrying a cargo of “persistent oil” as defined by the Civil Liability Convention 1992 (“CLC”) her owner bears strict liability for any pollution damage caused in a contracting state by an escape or discharge from her cargo or from her bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under CLC for a bunker oil spill from the vessel even when she is not carrying such a cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” for the purposes of CLC, liability for any pollution damage will generally fall outside the CLC and will depend on national or other domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 states around the world, but it does not apply in the United States, where the corresponding liability laws are noted for being particularly stringent.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Such regulation may become even stricter if laws are changed as a result of the May 2010 oil spill at an offshore oil drilling rig in the Gulf of Mexico.

In the United States, the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels subject to specified limits and conditions. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain states jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the Protocol of 1996. The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, the EU adopted in 2005 a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offence under the International Convention for the Prevention of Pollution from Ships, or MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage may be subject to certain exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

We are subject to vessel security regulations and we incur costs to comply with adopted regulations. We may be subject to costs to comply with similar regulations that may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security (ISPS) Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (ISSC) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for our vessels or vessels that we charter to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future that could have significant financial impact on us.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

In recent months, the scope of sanctions imposed against the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the European Union and Canada. In particular, the United States has enacted new legislation which imposed new sanctions that specifically restrict shipping refined petroleum into Iran (our tankers have called on ports in Iran but do not engage in the activities specifically identified by these sanctions). There has also been an increased focus on economic and trade sanctions enforcement that has led recently to a significant number of penalties being imposed against shipping companies.

We are monitoring developments in the United States, the European Union and other jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent our tankers from calling on ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our future customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

A failure to pass inspection by classification societies could result in our vessels becoming unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels fail any annual survey, intermediate survey, or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of a vessel due to accident, the loss of a vessel due to piracy, terrorism or political conflict, damage or destruction of cargo and similar events that are inherent operational risks of the tanker industry and may cause a loss of revenue from affected vessels and damage to our business reputation and condition, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may adversely affect our business and reputation. Our vessels and their cargoes are at risk of being damaged or lost due to events such as:

•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing;

•	business interruptions and delivery delays caused by mechanical failure, human error, acts of piracy, war, terrorism, political action in various countries, stowaways, labor strikes, potential government expropriation of our vessels or adverse weather conditions; and

•	other events and circumstances.

In addition, increased operational risks arise as a consequence of the complex nature of the crude oil tanker industry, the nature of services required to support the industry, including maintenance and repair services, and the mechanical complexity of the tankers themselves. Damage and loss could arise as a consequence of a failure in the services required to support the industry, for example, due to inadequate dredging. Inherent risks also arise due to the nature of the product transported by our vessels. Any damage to, or accident involving, our vessels while carrying crude oil could give rise to environmental damage or lead to other adverse consequences. Each of these inherent risks may also result in death or injury to persons, loss of revenues or property, higher insurance rates, damage to our customer relationships, delay or rerouting.

Any of these circumstances or events could substantially increase our costs. For instance, if our vessels or vessels that we charter suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and can be substantial. We may have to pay dry-docking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our revenues and earnings substantially, particularly if a number of vessels are damaged or dry-docked at the same time. The involvement of our vessels or vessels that we charter in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business. Our vessels could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.

Some of these inherent risks could result in significant damage, such as marine disaster or environmental incidents, and any resulting legal proceedings may be complex, lengthy, costly and, if decided against us, any of these proceedings or other proceedings involving similar claims or claims for substantial damages may harm our reputation and have a material adverse effect on our business, results of operations, cash flow and financial position. In addition, the legal systems and law enforcement mechanisms in certain countries in which we operate may expose us to risk and uncertainty. Further, we may be required to devote substantial time and cost defending these proceedings, which could divert attention from management of our business. Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested,” this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

Any of these factors may have a material adverse effect on our business, financial conditions and results of operations.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition.

Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. Beginning in 2008 and continuing through 2009, acts of piracy saw a steep rise, particularly off the coast of Somalia in the Gulf of Aden. One of the most significant examples of the increase in piracy came in November 2008 when the M/V Sirius Star, a crude oil tanker that was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. Additionally, in December 2009, the M/V Navios Apollon, a vessel owned by our affiliate, Navios Partners, was seized by pirates off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India. The Navios Apollon was released on February 27, 2010. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (“JWC”) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer would remain liable for charter payments when a vessel is seized by pirates, the charterer could dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We or the charterer may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against any of our vessels or vessels we charter, or an increase in cost, or unavailability of insurance for any of our vessels or vessels we charter, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

Terrorist attacks, such as the attacks in the United States on September 11, 2001 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflicts in Iraq and Afghanistan and other current and future conflicts, may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability.

In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil in the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.

Governments could requisition vessels of a target business during a period of war or emergency, resulting in a loss of earnings.

A government could requisition a business’ vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although a target business would be entitled to compensation in the event of a requisition of any of its vessels, the amount and timing of payment would be uncertain.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows.

The United States and other parts of the world are exhibiting volatile economic trends. For example, the credit markets worldwide and in the U.S. have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission (the “SEC”), other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the U.S. and the rest of the world has resulted in reduced access to credit worldwide. Due to the fact that we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty could hamper our ability to finance such acquisitions.

In addition, the economic slowdown in the Asia-Pacific region has markedly reduced demand for shipping services and has decreased shipping rates, which may adversely affect our results of operations and financial condition. Currently, the economies of China, Japan, other Pacific Asian countries and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has driven decreased rates and vessel values.

We could face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the U.S. and worldwide could adversely affect a target business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows.

Because international tanker companies often generate most or all of their revenues in U.S. dollars but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions may be predominantly U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our income. For example, for the nine month period ended September 30, 2010, the value of the U.S. dollar increased by approximately 5.3% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we will attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of un-hedged losses incurred as a result of exchange rate fluctuations.

Labor interruptions and problems could disrupt our business.

Certain of our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flow and financial condition.

The market value of our vessels that we have acquired or may acquire in the future may fluctuate, which could limit the amount of funds that we can borrow, cause us to fail to meet certain financial covenants in our credit facilities and adversely affect our ability to purchase new vessels and our operating results.

The market value of tankers has been volatile. Vessel values may fluctuate due to a number of different factors, including: general economic and market conditions affecting the shipping industry; competition from other shipping companies; the types and sizes of available vessels; the availability of other modes of transportation; increases in the supply of vessel capacity; the cost of newbuildings; governmental or other regulations; prevailing charter rates; the age of the vessel; and the need to upgrade secondhand vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise. In addition, as vessels grow older, they generally decline in value. To the extent that we incur debt that is secured by any of our vessels, if the market value of such vessels declines, we may be required to prepay a portion of these secured borrowings.

If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time. The credit facilities contain covenants including maximum total net liabilities over total net assets (effective in general after delivery of the vessels), minimum net worth (effective after delivery of the vessels, but in no case later than 2013) and loan to value ratio covenants applicable after delivery of the vessels initially of 125% or lower. If we breach any such covenants in the future and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, we would incur a loss that could have a material adverse effect on our business, financial condition and results of operations.

If for any reason we sell any of our vessels at a time when prices are depressed, we could incur a loss and our business, financial condition and results of operations could be adversely affected. Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could materially adversely affect our business, financial condition and results of operations.

Risks Relating to the VLCC Acquisition

The indemnity may be inadequate to cover any damages.

The Securities Purchase Agreement for the VLCC vessels has a cap on indemnity obligations, subject to certain exceptions, of $58.7 million. Although we have done substantial due diligence with respect to the acquisition, there can be no assurance that there will not be undisclosed liabilities or other matters not discovered in the course of such due diligence and the $58.7 million indemnity may be inadequate to cover these or other damages related to breaches of such agreement. In addition, as there are approximately 1,378,122 shares available in escrow, it may be difficult to enforce an arbitration award for any damages in excess of such amount.

A large proportion of the revenue from the VLCC vessels is derived from a Chinese state-owned company, and changes in the economic and political environment in China or in Chinese relations with other countries could adversely affect our ability to continue this customer relationship.

DOSCO, a wholly-owned subsidiary of the Chinese state-owned COSCO, charters four of the seven VLCC vessels (including the newbuilding). Changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, could restrict DOSCO’s ability to continue its relationship with us. If DOSCO becomes unable to perform under its charter agreements with us, we could suffer a loss of revenue that could materially adversely affect our business, financial condition, and results of operations. In addition, we may have limited ability in Chinese courts to enforce any awards for damages that we may suffer if DOSCO were to fail to perform its obligations under our charter agreements.

One of the vessels is subject to a mutual sale provision between the subsidiary that owns the vessel and the charterer of the vessel, which, if exercised, could reduce the size of our fleet and reduce our future revenue.

Shinyo Ocean is subject to a mutual sale provision whereby we or the charterer can request the sale of the vessel provided that a price can be obtained that is at least $3,000,000 greater than the agreed depreciated value of the vessel as set forth in the charter agreement. If this provision is exercised, we may not be able to obtain a replacement vessel for the price at which the vessel is sold. In such a case, the size of our fleet would be reduced and we may experience a reduction in our future revenue.

The historical financial statements of the subsidiaries owning the seven VLCC vessels incorporated by reference herein may not be indicative of the future operations or the post-closing financial position of such companies.

We have incorporated by reference in this prospectus audited combined financial statements of the subsidiaries owning the seven VLCC vessels for the years ended December 31, 2007, 2008 and 2009 and the unaudited condensed combined financial statements of the subsidiaries owning the seven VLCC vessels for the six month periods ending June 30, 2010 and June 30, 2009. However, such financial statements may not be indicative of the future operations or post-closing financial position of such companies. Over the past three fiscal years, such companies have experienced substantial changes from year to year in revenue and operating income, having generated $65.4 million, $90.4 million and $65.7 million of revenue in 2007, 2008 and 2009, respectively, and operating income of $12.5 million, $51.2 million and $24.1 million, respectively, for the same periods. We believe the principal reasons for the substantial year to year changes were a reduction in the spot market rate for VLCC single voyage charters, which resulted in profit share for two vessels decreasing from $16.1 million in 2008 to zero in 2009 and the longer than expected drydocking of the Shinyo Splendor in 2009.

In addition, the Securities Purchase Agreement for the acquisition of the subsidiaries owning the seven VLCC vessels required the Seller to take a number of actions that will impact the post-closing financial statements. For example, net income for the six months ended June 30, 2010 decreased by $11.6 million from $14.3 million in the six month period ended June 30, 2009 to $2.7 million in the same period of 2010 and we believe that the main reason for the decrease in such net income was a substantial loss on the mark-to-market value of certain interest rate swap agreements. Such interest rate swap agreements were extinguished in connection with the closing of the acquisition. Accordingly, such interest rate swap agreements and other items, such as administrative expenses, will have either no impact or a different impact on operations for periods post-closing.

The Securities Purchase Agreement, among other things, (i) required that certain obligations, including obligations to affiliates, be extinguished at the expense of the Seller, (ii) required that, as noted above, interest rate swap instruments be terminated, and (iii) permitted distributions of cash to the Seller. In addition, as described elsewhere herein, certain of the loan agreements were paid off or restructured. Accordingly, the post-closing financial statements of the subsidiaries owning the seven VLCC vessels differs significantly from their historical financial positions reflected in the combined balance sheets of the subsidiaries owning the seven VLCC vessels incorporated by reference in this prospectus.

Given the marked fluctuations in results of operations from year to year and the operational and balance sheet impact of the transactions contemplated by the Securities Purchase Agreement, there can be no assurance that the financial statements incorporated by reference in this prospectus are indicative of the financial condition or operations of the subsidiaries owning the seven VLCC vessels subsequent to the date of such financial statements and, in particular, for periods after the consummation of the acquisition.

Risks Relating to Our Relationship with Navios Holdings and Its Affiliates

Navios Holdings has limited recent experience in the crude oil, product and chemical tanker sectors.

Our Manager, a wholly-owned subsidiary of Navios Holdings, oversees the commercial, technical and administrative management of our fleet. Navios Holdings is a vertically-integrated seaborne shipping and logistics company with over 55 years of operating history in the shipping industry, which held approximately 53.7% of our shares of common stock as of December 14, 2010. Other than with respect to South American operations, Navios Holdings has limited recent experience in the crude oil, chemical and product tanker sectors.

Such limited experience could cause Navios Holdings or the Manager to make decisions that a more experienced operator in the sector might not make. If Navios Holdings or the Manager is not able to properly assess or ascertain a particular aspect of the crude oil, product or chemical tanker sectors, it could have a material adverse affect on our operations. Further, there can be no assurance that Navios Holdings will continue to own over 50% of our shares of common stock, which could also have a material adverse affect on our business.

Navios Holdings may compete directly with us, causing certain officers to have a conflict of interest.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition. We operate in the crude oil, product and chemical tanker sectors of the shipping industry, and although Navios Holdings does not currently operate in those sectors, there is no assurance it will not enter them. If it does, we may compete directly with Navios Holdings for business opportunities.

Navios Holdings, Navios Partners and Navios Acquisition share certain officers and directors who may not be able to devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition, and Ms. Frangou is an officer and director of Navios Partners. As a result, demands for our officers’ time and attention as required from Navios Acquisition, Navios Partners and Navios Holdings may conflict from time to time and their limited devotion of time and attention to our business may hurt the operation of our business.

Navios Holdings, our affiliate, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors collectively control a substantial interest in us, and, as a result, may influence certain actions requiring stockholder vote.

Navios Holdings, our affiliate, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors beneficially own, in the aggregate, 66.9% of our issued and outstanding shares of common stock (such percentage does not include warrant ownership), which permits them to influence the outcome of effectively all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions. The interests of Ms. Frangou and our officers and directors may be different from your interests. Furthermore, if Navios Holdings and Ms. Frangou or an affiliate ceases to hold a minimum of 30% of our common stock then we will be in default under our credit facilities.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

Risks Relating to Our Indebtedness and the Exchange Notes

We may not be able to access our debt financing, which may affect our ability to make payments with respect to our vessels.

Our ability to borrow amounts under our current and future credit facilities will be subject to the satisfaction of customary conditions precedent and compliance with terms and conditions included in the loan documents, including a minimum liquidity financial covenant, and to circumstances that may be beyond our control such as world events, economic conditions, the financial standing of the bank or its willingness to lend to shipping companies such as us. Prior to each drawdown, we will be required, among other things, to provide our lenders with satisfactory evidence that certain conditions precedent have been met. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under certain of our credit facilities without obtaining a waiver or consent from the respective lenders.

Servicing debt will limit funds available for other purposes, including capital expenditures.

As of December 14, 2010, we had fully financed the $1,131.7 million total acquisition price of our 15 product and chemical tankers and seven VLCC tankers with:

•	$883.6 million of debt;

•	$11.0 million (nominal value) by the issuance of Navios Acquisition common shares to the Seller in connection with the acquisition of VLCC tankers;

•	$5.4 million (nominal value) by the issuance of Navios Acquisition Series B Convertible Preferred Stock in connection with the acquisition of two new build LR1 product tankers scheduled to be delivered in the fourth quarter of 2011; and

•	$231.7 million in cash.

We are required to dedicate a portion of our cash flow from operations to pay the interest and principal on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes, including payment of dividends. If we are unable to service our debt, it could have a material adverse effect our financial condition and results of operations.

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make debt service payments including making payments on the exchange notes.

We have substantial indebtedness, and we may also increase the amount of our indebtedness in the future. The terms of our credit facilities and other instruments and agreement governing our indebtedness do not prohibit us from doing so. Our substantial indebtedness could have important consequences to holders of our exchange notes.

Because of our substantial indebtedness:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes may be impaired in the future;

•	if new debt is added to our existing debt levels, the related risks that we now face would increase and we may not be able to meet all of our debt obligations;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, and there can be no assurance that our operations will generate sufficient cash flow to service this indebtedness;

•	we will be exposed to the risk of increased interest rates because our borrowings under the credit facilities will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and, as a result, we may not be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Highly leveraged companies are significantly more vulnerable to unanticipated downturns and set backs, whether directly related to their business or flowing from a general economic or industry condition, and therefore are more vulnerable to a business failure or bankruptcy.

Despite our indebtedness levels after this offering, we and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The agreements governing our credit facilities and the indenture governing the exchange notes do not prohibit us or our subsidiaries from doing so. As of September 30, 2010, on an as adjusted basis, after giving effect to the VLCC Acquisition, additional drawdowns and repayments under our credit facilities after September 30, 2010, the note offering and the use of proceeds thereof, Navios Acquisition and its consolidated subsidiaries would have had $722.7 million in aggregate principal amount of indebtedness outstanding, which includes additional drawdowns under certain of our credit facilities to fund vessel construction payments and vessel acquisitions, of which $710.3 million would be secured and of which $310.3 million of such secured amount would be secured in favor of indebtedness other than the exchange notes, which makes such secured indebtedness effectively senior to the exchange notes to the extent of the value of the assets securing such indebtedness. We also would have had $160.0 million of undrawn debt commitments with respect to our new building vessels. We also may incur new indebtedness in connection with our exercise of purchase options on vessels or to acquire additional vessels. If new indebtedness is added to our current indebtedness levels, the related risks that we now face would increase and we may not be able to meet all our indebtedness obligations, including the repayment of our exchange notes. In addition, the indenture governing the exchange notes will not prevent us from incurring obligations that do not constitute indebtedness as defined therein.

The agreements and instruments governing our indebtedness do or will contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the exchange notes.

Our credit facilities and the indenture governing the exchange notes offered hereby do or will impose certain operating and financial restrictions on us.

The agreements and instruments governing our indebtedness impose certain operating and financial restrictions on us. Among other restrictions, these restrictions may limit our ability to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	create liens on our assets;

•	make investments;

•	engage in mergers and acquisitions in sell all or substantially all of our properties or assets;

•	redeem or repurchase capital stock, pay dividends or make other restricted payments and investments;

•	make capital expenditures;

•	change the management of our vessels or terminate the management agreements we have relating to our vessels;

•	transfer or sell any of our vessels; and

•	enter into certain transactions with our affiliates.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests or the interests of the holders of our exchange notes, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest. Any future credit agreement may include similar or more restrictive restrictions.

Our credit facilities contain requirements that the value of the collateral provided pursuant to the credit facilities must equal or exceed by a certain percentage the amount of outstanding borrowings under the credit facilities and that we maintain a minimum liquidity level. In addition, our credit facilities contain additional restrictive covenants, including a minimum net worth requirement and maximum total net liabilities over net assets. It is an event of default under our credit facilities if such covenants are not complied with or if Navios Holdings, Ms. Angeliki Frangou, our Chairman and Chief Executive Officer, and their affiliates cease to hold a minimum percentage of our issued stock. In addition, the indenture governing the exchange notes also contains certain provisions obligating us in certain instances to make offers to purchase outstanding notes with the net proceeds of certain sales or other dispositions of assets or upon the occurrence of an event of loss with respect to a mortgaged vessel, as defined in the indenture. Our ability to comply with the covenants and restrictions contained in our agreements and instruments governing our indebtedness may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under the agreements governing our indebtedness, including a default under our credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the exchange notes and substantially decrease the market value of our exchange notes. If we are unable to comply with these covenants and restricting, our indebtedness could be accelerated. If we are unable to repay indebtedness, our lenders could proceed against the collateral securing that indebtedness. In any such case, we may be unable to borrow under our credit facilities and may not be able to repay the amounts due under our agreements and instruments governing our indebtedness including the exchange notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

We and our subsidiaries may be able to incur substantially more indebtedness, including secured indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The agreements governing our credit facilities and the indenture governing our exchange notes do not prohibit us or our subsidiaries from doing so. If new indebtedness is added to our current indebtedness levels, the related risks that we now face would increase and we may not be able to meet all our indebtedness obligations.

Our ability to generate the significant amount of cash needed to pay interest and principal on the exchange notes and service our other indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness, including the exchange notes will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control.

We will use cash to pay the principal and interest on our indebtedness including the exchange notes. These payments limit funds otherwise available for working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, our current liabilities may exceed our current assets. We may need to take on additional indebtedness as we expand our fleet, which could increase our ratio of indebtedness to equity. The need to service our indebtedness may limit funds available for other purposes and our inability to service indebtedness in the future could lead to acceleration of our indebtedness and foreclosure on our owned vessels.

Our credit facilities mature on various dates through 2020 and our exchange notes mature on November 1, 2017. In addition, borrowings under certain of the credit facilities have amortization requirements prior to final maturity. As a result, we may be required to refinance any outstanding amounts under these facilities prior to the scheduled maturity of the exchange notes. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements governing our indebtedness, as well as prevailing market conditions.

We could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our indebtedness service and other obligations. Our credit facilities, the indenture governing the exchange notes, and any future indebtedness may, restrict our ability to dispose of assets and use the proceeds from any such dispositions. If we do not reinvest the proceeds of asset sales in our business (in the case of asset sales of non-collateral with respect to such indebtedness) or in new vessels or other related assets that are mortgaged in favor of the lenders under our credit facilities (in the case of assets sales of collateral securing), we may be required to use the proceeds to repurchase senior indebtedness other than the exchange notes. We cannot assure you we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet indebtedness service obligations when due.

Most of our credit facilities require that we maintain loan to collateral value ratios in order to remain in compliance with the covenants set forth therein. If the value of such collateral falls below such required level, we would be required to either prepay the loans or post additional collateral to the extent necessary to bring the value of the collateral as compared to the aggregate principal amount of the loan back to the required level. We cannot assure you that we will have the cash on hand or the financing available to prepay the loans or have any unencumbered assets available to post as additional collateral. In such case, we would be in default under such credit facility and the collateral securing such facility would be subject to foreclosure by the applicable lenders.

Moreover, certain of our credit facilities are secured by vessels currently under construction pursuant to shipbuilding contracts. Because we rely on these facilities to finance the scheduled payments as they come due under the shipbuilding contracts, it is possible that any default under such a facility would result, in the absence of other available funds, in default by us under the associated shipbuilding contract. In such a case, our rights in the related newbuild would be subject to foreclosure by the applicable creditor. In addition, a payment default under a shipbuilding contract would give the shipyard the right to terminate the contract without any further obligation to finish construction and may give it rights against us for having failed to make the required payments.

The exchange notes offered hereby will be secured only by the Collateral and will be effectively subordinated to the rights of our and the guarantors’ existing and future secured creditors.

The indenture governing the exchange notes offered hereby will permit us to incur a significant amount of additional secured indebtedness, including indebtedness under our credit facilities and future indebtedness to be used for acquisitions of vessels and businesses. The substantial majority of our debt has been and will continue to be secured debt used to purchase vessels. Indebtedness under our credit facilities is secured by mortgages on all vessels owned by our wholly-owned vessel subsidiaries, other than the Collateral that secures our obligations under the exchange notes offered hereby. See “The Mortgaged Vessels.” The fair market value of the Collateral (including the Mortgaged Vessels) is subject to fluctuations, and there is no guarantee that the value of the Collateral (including the Mortgaged Vessels) will be sufficient to satisfy in full amounts owed to holders of the exchange notes offered hereby, and to the extent such amounts are insufficient, the obligation of each guarantor to repay amounts owed on the exchange notes offered hereby will be effectively subordinated to any secured indebtedness of such guarantor mortgaged in favor of the credit facilities or future secured indebtedness. If an event of default occurs under our credit facilities or under future secured indebtedness, the senior secured lenders will have a prior right to the assets mortgaged in their favor, to the exclusion of the holders of the exchange notes, even if we are in default under the exchange notes offered hereby. In that event, our assets and the assets of the subsidiary guarantors (other than the Collateral) would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our credit facilities), resulting in a portion of our assets being unavailable to satisfy the claims of the holders of the exchange notes and other unsecured indebtedness. Therefore, in the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of the exchange notes offered hereby, after receiving any distribution or payment in respect of the Collateral, will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as such exchange notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on our exchange notes. As a result, holders of the exchange notes offered hereby may receive less, ratably, than holders of other secured indebtedness.

Notwithstanding any appraised value of the Mortgaged Vessels, if an event of default with respect to the exchange notes were to occur, our ability to realize such value upon the sale of the Mortgaged Vessels and to satisfy our obligations with respect to the exchange notes will depend upon market and economic conditions, the physical condition of the Mortgaged Vessels, the availability of buyers with the ability and financial and regulatory capability to own and operate the vessel and similar and other factors that may exist at the time of sale. Accordingly, there can be no assurance that the proceeds of any sale of the Mortgaged Vessels pursuant to the indenture and the security documents following an event of default under the exchange notes would be sufficient to satisfy payments due on the exchange notes. Furthermore, in certain circumstances the extent to which the mortgages may be enforced and the extent to which the mortgages will have priority over the claims of other creditors is limited as certain creditors may be granted priority by operation of law over the rights of the trustee and the noteholders arising under the mortgages and the other Collateral securing the exchange notes. See “— The Mortgaged Vessels are registered under the flag of Hong Kong. Noteholders rights in any proceeding against a Mortgaged Vessel may depend on the laws of the country where any proceeding is brought, and noteholders may have difficulty enforcing their rights in certain jurisdictions.” If the proceeds from a sale of the Mortgaged Vessels are not sufficient to satisfy payments due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the Mortgaged Vessels and other Collateral) will have only unsecured claims against the remaining assets of Navios Acquisition and the subsidiary guarantors.

In addition, the Collateral securing the exchange notes may be subject to liens permitted under the terms of the indenture governing the exchange notes, whether arising before, on or after the date the exchange notes are issued. By operation of law, certain of those liens will have priority over the claims of the trustee and the noteholders in the Collateral securing the exchange notes. The existence of any permitted liens could adversely affect the value of the Collateral as well as the ability of the collateral agent to realize or foreclose on such Collateral.

Additionally, although the Collateral securing the exchange notes will include assignments of the charters and earnings related to the mortgaged vessels, if an event of default with respect to the exchange notes were to occur, the ability of the trustee and the noteholders to realize on the value of these charters may be limited in that at such time, one or more defaults may also exist under such charters which may entitle the charter counterparty to terminate the agreement. In addition, charters may provide that if someone other than the approved managers were to manage or operate a vessel (which may be the case if the trustee were to exercise its rights upon an event of default) the charter counterparty would at such time be entitled to terminate the charter. Charter counterparties may also fail to abide by the instructions of the trustee in terms of directing payments to it following an event of default which may further impair the ability of the noteholders to obtain the benefits of the assigned charters.

There also can be no assurance that the Collateral will be saleable or that there will be buyers with the financial and regulatory capability to acquire and operate the Collateral, and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens or other rights granted to third parties encumber the Collateral, such third parties have or may exercise rights and remedies with respect to the Collateral subject to such liens that could adversely affect the value of the Collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the Collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the Collateral is less than the amount of principal and accrued and unpaid interest on the exchange notes and all other senior secured obligations, interest may cease to accrue on the exchange notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the obligations due under the exchange notes.

The indenture will also permit us to designate one or more of our restricted subsidiaries as an unrestricted subsidiary. If we designate a subsidiary as an unrestricted subsidiary for purposes of the indenture governing the exchange notes, all of the liens on any Collateral owned by such subsidiary will be released under the indenture. Designation of a subsidiary as an unrestricted subsidiary will reduce the aggregate value of the Collateral securing the exchange notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes.”

The exchange notes will be structurally subordinated to the obligations of any non-guarantor subsidiaries.

The exchange notes offered hereby will not be guaranteed by certain of our subsidiaries in the future that we may designate as unrestricted subsidiaries and therefore will not be subject to any of the covenants under the indenture governing the exchange notes offered hereby. Unrestricted subsidiaries may, among other things, incur without limitation, additional indebtedness and liens, make investments and acquisitions, and sell assets or stock. In addition, we will be able to sell unrestricted subsidiaries, or distribute unrestricted subsidiaries or the proceeds from a sale of any of their assets or stock to stockholders, or enter into merger, joint venture or other transactions involving them, or any combination of the foregoing, without restrictions. Payments on the exchange notes offered hereby are only required to be made by us and the subsidiary guarantors. Accordingly, claims of holders of the exchange notes will be structurally subordinated to the claims of creditors of our non-guarantor subsidiaries (which will include any subsidiary that is designated as an “unrestricted subsidiary” or is a securitization subsidiary, in each case in accordance with the indenture, and any future subsidiaries that are not wholly-owned by us), including trade creditors. We may also be able to create future non-guarantor subsidiaries or unrestricted subsidiaries under the indenture. All obligations of our non-guarantor subsidiaries, including trade payables, will have to be satisfied before any of the assets of such subsidiary would be available for distribution, upon liquidation or otherwise, to us or a subsidiary guarantor.

The Mortgaged Vessels are registered under the flag of Hong Kong. Noteholders’ rights in any proceeding against a Mortgaged Vessel may depend on the laws of the country where any proceeding is brought, and noteholders may have difficulty enforcing their rights in certain jurisdictions.

Each of the Mortgaged Vessels is, and during the term of the exchange notes offered hereby will be, registered under the Hong Kong flag. Hong Kong law provides that mortgages may be enforced by the mortgagee by a suit in admiralty in a proceeding against the Mortgaged Vessel. Historically, Hong Kong ship mortgages have been enforced in major commercial ports throughout the world, including ports in the United States. However, the Company has been advised by Holman Fenwick Willan LLP, counsel to the Company with respect to Hong Kong law, that the priority that any of the mortgages would have against the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the laws of the country where the enforcement proceeding is brought. The Hong Kong ship mortgages may be enforced against a vessel physically present in the United States, but the claim under any such mortgage would rank behind preferred maritime liens, including those for supplies and other necessaries provided in the United States. Since the Mortgaged Vessels trade primarily outside the territorial waters of Hong Kong and the United States, there is no assurance that, if enforcement proceedings are commenced against a Mortgaged Vessel, the Mortgaged Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as Hong Kong or the United States, although, upon the occurrence of an event of default under the exchange notes, the Trustee may be able to effect control over the Mortgaged Vessels to direct them to a desirable jurisdiction to arrest such vessels pursuant to judicial foreclosure proceedings. See “The Mortgaged Vessels.”

Although each of our Mortgaged Vessels is separately owned by one of our subsidiaries, under certain circumstances a parent company and all of the ship owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under OPA 90 or other environmental laws. Therefore, it is possible that we could be subject to execution upon a judgment against us or any one of our subsidiaries.

The rights of holders of exchange notes to the Collateral may be adversely affected by the failure to perfect security interests in the Collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the Collateral securing the exchange notes may not be perfected with respect to the claims of notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the exchange notes. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The collateral agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Collateral or the priority of the security interest in favor of notes against third parties.

In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties (such as the parties to charters and insurers) and make additional filings. If the collateral agent is unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Additionally, the ability of the trustee to realize upon the Collateral under the assignments of charters, freights and hires and the assignments of insurance relating to charters and insurance policies, both of which are governed by the laws of the State of New York, will most likely require the trustee to bring enforcement actions in the foreign jurisdictions under which such charters, freights, hires, and insurance contracts are governed in order to pursue remedies. Depending on the relevant foreign jurisdiction, the trustee’s ability to exercise remedies and realize any recovery on such items of Collateral may be severely limited or may not be possible depending on the facts and circumstances relating to such claim and the foreign jurisdiction in which such claim is being pursued. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the Collateral may significantly decrease.

In the event of a bankruptcy, holders of the exchange notes may be deemed to have an unsecured claim to the extent that their obligations in respect of the exchange notes exceed the fair market value of the collateral securing the exchange notes.

In any bankruptcy proceeding with respect to us or any of the subsidiary guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the exchange notes on the date of the bankruptcy filing was less than the then-current principal amount of the exchange notes. Upon a finding by the bankruptcy court that the exchange notes are under-secured, the claims in the bankruptcy proceeding with respect to the exchange notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the Collateral. In such event, the secured claims of the holders of exchange notes would be limited to the value of the Collateral.

Other consequences of a finding that the exchange notes are under-secured would be, among other things, a lack of entitlement on the part of the exchange notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the exchange notes to receive other “adequate protection” under the U.S. Bankruptcy Code. In addition, if any payments of post-petition interest had been made at the time of such finding that the exchange notes are under-secured, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the exchange notes.

We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing the exchange notes.

If we experience specified changes of control, we would be required to make an offer to repurchase all of the outstanding notes, (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the repurchase date. The occurrence of specified events that could constitute a change of control will constitute a default under our credit facilities. There are also change of control events that would constitute a default under the credit facilities that would not be a change of control under the indenture. In addition, our credit facilities prohibit the purchase of notes by us in the event of a change of control, unless and until such time as the indebtedness under our credit facilities is repaid in full. As a result, following a change of control event, we would not be able to repurchase notes unless we first repay all indebtedness outstanding under our credit facilities and any of our other indebtedness that contains similar provisions; or obtain a waiver from the holders of such indebtedness to permit us to repurchase the exchange notes. We may be unable to repay all of that indebtedness or obtain a waiver of that type. Any requirement to offer to repurchase outstanding notes may therefore require us to refinance our other outstanding debt, which we may not be able to do on commercially reasonable terms, if at all. In addition, our failure to purchase the exchange notes after a change of control in accordance with the terms of the indentures would constitute an event of default under the indenture, which in turn would result in a default under our credit facilities. See “Description of Notes.”

Our inability to repay the indebtedness under our credit facilities will constitute an event of default under the indenture governing the exchange notes, which could have materially adverse consequences to us and to the holders of the exchange notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our credit facilities and the exchange notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

We may require additional financing to acquire vessels or businesses or to exercise vessel purchase options, and such financing may not be available.

In the future, we may be required to make substantial cash outlays to exercise options or to acquire vessels or business and will need additional financing to cover all or a portion of the purchase prices. We may seek to cover the cost of such items with new debt collateralized by the vessels to be acquired, if applicable, but there can be no assurance that we will generate sufficient cash or that debt financing will be available.

Moreover, the covenants in our credit facilities, the indenture or other debt, may make it more difficult to obtain such financing by imposing restrictions on what we can offer as collateral.

An increase or continuing volatility in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability, earnings and cash flow.

Amounts borrowed under our term loan facilities fluctuate with changes in LIBOR. LIBOR has been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability, earnings and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness. Because the interest rates borne by our outstanding indebtedness may fluctuate with changes in LIBOR, if this volatility were to continue, it could affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Republic of the Marshall Islands, the Cayman Islands, Hong Kong, the British Virgin Islands and certain other countries other than the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the exchange notes.

Fraudulent transfer and insolvency laws may void, subordinate or limit the exchange notes, the guarantees and the Mortgages and the other security documents.

Marshall Islands

Navios Acquisition and some of the guarantors are organized under the laws of the Republic of the Marshall Islands. While the Republic of the Marshall Islands does not have a bankruptcy statute or general statutory mechanism for insolvency proceedings, a Marshall Islands court may apply general U.S. principles of fraudulent conveyance, discussed below, in light of the provisions of the Marshall Islands BCA, restricting the grant of guarantees without a corporate purpose. In such case, a Marshall Islands court may void or subordinate the exchange notes, the guarantees, the Mortgages or the liens granted under the other security documents, including for the reasons a United States court could void or subordinate a guarantee or a lien as described below.

United States

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the exchange notes offered hereby, the incurrence of the guarantees and the granting of the Mortgages and the liens granted under the other security documents, including any future guarantees of any U.S. subsidiaries we might create. Under U.S. federal bankruptcy law and comparable provisions of U.S. state fraudulent transfer or conveyance laws, if any such law would be deemed to apply, which may vary from state to state, the exchange notes, the guarantees, the Mortgages or the liens granted under the other security documents could be voided as fraudulent transfers or obligations if (1) we or any of the guarantors, as applicable, issued the exchange notes, incurred the guarantees or granted the Mortgages or the liens granted under the other security documents with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing the exchange notes offered hereby, incurring the guarantees or granting the Mortgages and the liens granted under the other security documents, and, in the case of (2) only, one of the following is also true at the time of the transaction:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the exchange notes, the incurrence of the guarantees or the granting of a Mortgage and the liens granted under the other security documents;

•	the issuance of the exchange notes, the incurrence of the guarantees or the granting of a Mortgage and the liens granted under the other security documents left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the exchange notes offered hereby, the incurrence of any of the guarantees, or the granting of any of the Mortgages or the liens granted under the other security documents was a fraudulent transfer or obligation, the court could void any such transfer or obligation, including such Mortgages or the liens granted under the other security documents and the payment of obligations under such exchange notes or guarantees, or subordinate such exchange notes, guarantees, Mortgages or the liens granted under the other security documents to presently existing and future indebtedness of ours or of the related guarantor, and, in such event, the court may require the holders of the exchange notes to repay any amounts received with respect to such exchange notes, guarantees, Mortgages or the liens granted under the other security documents. Thus, in the event of a finding that a fraudulent transfer or obligation occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the exchange notes could result in an event of default with respect to our and our subsidiaries’ other indebtedness that could result in acceleration of such indebtedness.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent indebtedness is secured or satisfied. A debtor will generally not be considered to have received value in connection with an indebtedness offering if the debtor did not substantially benefit directly or indirectly from the transaction. In that regard, a debtor will generally not be considered to have received value if the proceeds of an indebtedness offering were used to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees or the granting of the mortgage would not be further subordinated to our or any of our guarantors’ other indebtedness. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Greece

If Navios Acquisition or any of the guarantors files a petition for bankruptcy in Greece, Greek bankruptcy law will apply. Under Greek law, upon a court declaration of bankruptcy, all the assets of the bankrupt party are placed under the control of a receiver to be held for the benefit of all creditors. After a court declaration of bankruptcy, the bankrupt party may, following an application to, and approval by, the bankruptcy court, continue to manage its assets with the cooperation of a receiver. In addition, certain transactions occurring prior to the declaration of bankruptcy may be found by the court to be null and void by operation of law, or may be declared null and void by the court after an examination of the merits of particular transactions if they are executed by the bankrupt party during the so-called “suspect period.” The suspect period is the time between the day of discontinuance of payments, which is determined by the Greek court and may predate the declaration of bankruptcy by up to two years, and the date of the declaration of bankruptcy.

Transactions that will be declared null and void by operation of law are:

•	Any unilateral act by the bankrupt party having the effect of reducing its assets (including, without limitation, making donations, waiving debts, and granting interest-free loans) and making any payments other than in cash or commercial paper during the suspect period; and

•	Any mortgage or pledge of any asset of the bankrupt party granted during the suspect period as security for a previous indebtedness.

The court will declare transactions in the above two categories null and void without taking into consideration any arguments from the parties to such transactions.

Certain other transactions entered into up to five (5) years prior to the entry into bankruptcy may be declared null and void by the bankruptcy court if it is concluded by the court that they were entered into with a malicious intent (dolus) to prevent creditors from satisfying their bona fide claims.

Moreover, the Greek court may declare any payments or transactions (including the issuance of notes or guarantees or the granting of mortgages or the other security documents) during the suspect period null and void if the person who transacted with the bankrupt party knew that the latter was in a state of discontinuance of payments and if such payments or transactions were harmful to the creditors of the bankrupt party.

Hong Kong

Some of the guarantors are organised under the laws of Hong Kong and are subject to the insolvency and winding-up provisions contained in various legislation. In Hong Kong, there is no unified legislation governing corporate insolvency. Instead, legislation governing corporate insolvency is contained principally in Parts IV and V of the Companies Ordinance (CO) and some of its subsidiary legislation; namely the Companies (Winding-up) Rules (CWUR) and Companies (Reports on Conduct of Directors) Proceedings Rules. As provided in the CO, certain provisions of the Bankruptcy Ordinance (BO) and its subsidiary legislation namely the Meeting of Creditors Rules and the Proof of Debts Rules, are also applicable in the liquidation of insolvent companies. Other legislation like the Employment Ordinance, the Protection of Wages on Insolvency Ordinance and the Limitation Ordinance should also be referred to. Also, the principles and precedence of company/insolvency law derived from the English and the Commonwealth common law and equity systems also “apply” in Hong Kong.

Liquidators of companies are empowered to undertake investigations and, where offences involving fraud or deception are proved, may seek redress personally against the directors and officers concerned, who may be required to repay or restore the property to the company or make such other pecuniary compensation or contribution to the assets of the company as the court considers appropriate. In more severe cases, criminal prosecution may follow and, where convicted, the relevant director or officer may be imprisoned. Malpractice includes:

•	fraudulent trading — where the business is carried on with intent to defraud creditors or for any other fraudulent purpose (section 275 of the CO);

•	misfeasance — where directors have breached their fiduciary duties to the company or have misapplied or retained property of the company for their personal benefit (section 276 of the CO);

•	unfair preference — the liquidator may challenge creditors who have been preferred against any other creditors by the company within six months of commencement of the liquidation, with such six month being increased to two years in the case of associates, which is widely defined to include transfers between directors and members of their families (section 226B of the CO);

•	disposition of property with the intent to defraud creditors — this is voidable at the instance of the person prejudiced by the disposition except if it is disposed of for valuable consideration and in good faith or upon good consideration and in good faith to any person not having, at the time of the disposition, notice of the intent to defraud creditors (section 60 of the Conveyancing and Property Ordinance);

•	disposition after commencement of compulsory liquidation — these dispositions or payments are void against the liquidator and the recipients of these funds or assets to the liquidator (section 182 of the CO); and

•	destruction or falsification of books and records — directors and officers may be charged for the intentional destruction or falsification of books and records of a company within 12 months of the commencement of liquidation (no time limit for falsification) or thereafter (section 272 of the CO).

The enforcement of the Mortgages or other security documents may also be limited by applicable bankruptcy, insolvency, reorganisation, moratorium, limitation of actions or other similar laws relating to the enforcement of creditors’ rights generally.

Cayman Islands

Some of the guarantors are organized under the laws of the Cayman Islands pursuant to the Companies Law (2010) Revision (the “CI Companies Law”) and are subject to the insolvency and winding-up provisions contained in the CI Companies Law and the Companies Winding Up Rules 2008 as amended by the Companies Winding Up (Amendment) Rules, 2010. The law relating to insolvency contained in the CI Companies Law is derived in part from English insolvency law but is not identical.

Pari Passu Application/Secured Creditors.  Under Section 140 of the CI Companies Law, the property of a company shall be applied in satisfaction of its liabilities pari passu and subject thereto shall be distributed amongst the members according to their rights and interests in the company. The application of the property of the company is without prejudice to and after taking into account and giving effect to the rights of preferred and secured creditors and to any agreement between the company and any creditors that the claim of such creditors shall be subordinated or otherwise deferred to the claims of any other creditors and to any contractual rights of setoff or netting of claims between the company and any person or persons.

Preferred Debts.  Section 141 of the CI Companies Law provides that in case of an insolvent company the debts described in the second schedule (such as 4 months accrued employee salaries and benefits, certain debts due to bank depositors and taxes due to the government) shall be paid in priority to all other debts. However, notwithstanding a winding-up order has been made, a creditor who has security over the whole or part of the assets of a company is entitled to enforce his security without a leave of the court and without reference to the liquidator.

Voidable Preference.  Under Section 145 of the CI Companies Law, every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by any company in favour of any creditor at a time when the company is unable to pay its debts within the meaning of Section 93 with a view to giving such creditor a preference over the other creditors shall be invalid if made, incurred, taken or suffered within six months immediately preceding the commencement of a liquidation. Payment to a related party (i.e. a party which has the ability to control the company or exercise significant influence over the company in making financial and operating decisions) shall be deemed to have been made with a view to giving such creditor a preference.

Voidable Dispositions.  Under Section 146 of the CI Companies Law, every disposition of property made at an undervalue by or on behalf of the company with intent to defraud its creditors shall be voidable at the instance of its official liquidator, who has the burden of establishing the intent. However, no action or proceedings may be commenced more than six years after the date of the relevant disposition.

Fraudulent Trading.  If in the course of the winding-up of the company it appears that the business of the company has been carried on with an intent to defraud creditors of the company, the liquidator may apply to the court for a declaration under Section 147 of the CI Companies Law, which may declare that any persons who are knowingly parties to the carrying on of the business are liable to make such contributions to the company’s assets as the court thinks proper.

British Virgin Islands

Some of the guarantors are organized under the laws of the British Virgin Islands and are subject to the insolvency laws of the British Virgin Islands, including the British Virgin Islands Insolvency Act, 2003 (the “IA”). British Virgin Islands insolvency law, although based to a significant degree upon English insolvency law, differs from comparable law in the United States or Western Europe. The commencement of the liquidation of a British Virgin Islands company does not affect the right of a secured creditor to take possession of and realize or otherwise deal with assets of the company over which that creditor has a security interest. The right of unsecured creditors to pari passu distribution of assets of a company in liquidation is subject to the prior ranking of a number of preferential creditors, including (subject to a cap) the British Virgin Islands government and (subject to a cap) certain unpaid employment obligations. In addition to the protection given to secured creditors, it should be noted that the IA establishes a statutory right of insolvency setoff, and such protections may operate to the detriment of unsecured creditors. Although the IA anticipates establishing an administration regime, the relevant provisions are not currently in force and administration is therefore not currently available under British Virgin Islands law. The administration provisions of the legislation will not be brought into effect unless and until a proclamation as to the commencement date for such parts of the IA shall be published in the BVI Gazette. There are no debtor-in-possession bankruptcy proceedings equivalent to the Chapter 11 proceedings in the United States.

In the event of the insolvency of a British Virgin Islands company, the rights of the holders of the exchange notes may be affected by the following insolvency provisions of British Virgin Islands law:

Unfair Preferences.  Under Section 245 of the IA a transaction entered into by a British Virgin Islands company, if it is entered into at a time when the company is insolvent, or it causes the company to become insolvent (an “insolvency transaction”), and which has the effect of putting the creditor in a better position than it would have been, will be deemed an unfair preference and void if within six months (or two years in the case of a connected person) a petition is presented to the courts for the winding-up of that company. A transaction is not an unfair preference if the transaction took place in the ordinary course of business. It should be noted that this provision applies regardless of whether the payment or transfer is made for value or at an undervalue, and that the suspect period is fixed.

Undervalue Transactions.  Under Section 246 of the IA the making of a gift or the entering into of a transaction for no consideration or where the value of the consideration for the transaction, in money or money’s worth, is significantly less than the value in money or money’s worth, of the consideration provided by the company will (if it is an insolvency transaction) be deemed an undervalue transaction and void if within six months (or 2 years in the case of a connected person) a petition is presented to the courts for the winding-up of the company. A company does not enter into a transaction at undervalue if the transaction is entered into in good faith and for the purposes of business and at the time the transaction was entered into, there were reasonable grounds for believing the transaction would benefit the company.

Voidable Floating Charges.  Under Section 247 of the IA the creation by a British Virgin Islands company of a floating charge is voidable if it is an insolvency transaction and takes place within six months (or 2 years in the case of a connected person) of a petition being presented to the courts for the winding-up of the company. A floating charge is not voidable to the extent that it secures, among other things, (i) money advanced or paid to the company, or at its discretion, at the same time as, or after, the creation of the charge or (ii) the value of assets sold or supplied, or services supplied, to the company at the same time as, or after, the creation of the charge.

Extortionate Credit Transactions.  Under Section 248 of the IA, an insolvency transaction entered into by a British Virgin Islands company for, or involving the provision of, credit to the company, may be regarded as an extortionate credit transaction if, having regard to the risk accepted by the person providing the credit, the terms of the transaction are or were such to require grossly exorbitant payments to be made in respect of the provision of the credit, or the transaction otherwise grossly contravenes ordinary principles of fair trading and such transaction takes place within six months (or 2 years in the case of a connected person) of a petition being presented to the courts for the winding-up of the company.

Other Jurisdictions

The laws of the other jurisdictions in which guarantors may be organized may also limit the ability of such guarantors to guarantee indebtedness of a parent company. These limitations arise under various provisions or principles of corporate law which include provisions requiring a subsidiary guarantor to receive adequate corporate benefit from the financing, rules governing preservation of share capital, thin capitalization and fraudulent transfer principles. In certain of these jurisdictions, the guarantees will contain language limiting the amount of indebtedness guaranteed so that the applicable local law restrictions will not be violated. Accordingly, if you were to enforce the guarantees in such jurisdictions, your claims may be limited. Furthermore, although we believe that the guarantees of such guarantors are enforceable (subject to local law restrictions), a third party creditor may challenge these guarantees and prevail in court. We can provide no assurance that the guarantees will be enforceable.

You should not expect Navios Acquisition Finance to participate in servicing the interest and principal obligations under the exchange notes.

Navios Acquisition Finance is our wholly-owned subsidiary that was formed solely for the purpose of serving as a co-issuer of the outstanding notes and the exchange notes in order to facilitate the offering of the outstanding notes. Navios Acquisition Finance was capitalized only with a minimal amount of common equity and did not receive any proceeds from the issuance of the outstanding notes. Other than as a co-issuer of the outstanding notes and the exchange notes, Navios Acquisition Finance will not have (or be permitted to have) any assets (other than its equity capital), operations, revenues or debt (other than the outstanding notes and the exchange notes and other indebtedness permitted to be incurred by the terms of the indenture). As a result, prospective purchasers of the exchange notes should not expect Navios Acquisition Finance to participate in servicing the interest and principal obligations under the exchange notes.

There is currently no market for the exchange notes offered hereby. We cannot assure you that an active trading market will develop for the exchange notes.

The exchange notes offered hereby are new securities for which there presently is no established market. Although the initial purchasers (Banc of America Securities LLC, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., S. Goldman Advisors LLC, Commerz Markets LLC, DVB Capital Markets LLC and DnB NOR Markets Inc., collectively referred to herein as the “Initial Purchasers”) have informed us that they intend to make a market in the exchange notes, the initial purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of any exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the exchange notes offered hereby. We do not intend to apply for listing of the exchange notes offered hereby on any other securities exchange.

Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. Historically, the market for non- investment grade indebtedness has been subject to disruptions that have caused substantial fluctuations in the price of securities. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors, including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue, our performance, prospects, operating results and financial condition, as well as of other companies in our industry.

The liquidity of, and trading market for, the exchange notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

Your failure to tender outstanding notes in the exchange offer may affect their marketability.

If outstanding notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted outstanding notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your outstanding notes in the future. We issued the outstanding notes in a private placement exempt from the registration requirements of the Securities Act.

Accordingly, you may not offer, sell or otherwise transfer your outstanding notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your outstanding notes for exchange notes in the exchange offer, or if you do not properly tender your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the outstanding notes under the Securities Act.

We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, and the guarantors are also formed in non-U.S. jurisdictions, which may negatively affect your ability to protect your interests.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA are intended to resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. The BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions. Similarly, the guarantors were also formed in non-U.S. jurisdictions, including the Marshall Islands. Accordingly, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders of Navios Acquisition and its subsidiaries than your would in the case of a corporation incorporated in the State of Delaware or other United States jurisdictions. See “Enforceability of Civil Liabilities and Indemnification for Securities Act Liabilities.”

We and our subsidiaries, including the subsidiary guarantors, are incorporated in the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and certain of our and their officers and directors are non-U.S. residents. Although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management in the event you believe your rights have been infringed, it may be difficult to enforce judgments against us, our directors or our management.

We and our subsidiaries, including the subsidiary guarantors, are organized under the laws of the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Piraeus, Greece. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may impracticable for you to do so. See “Enforceability of Civil Liabilities and Indemnification for Securities Act Liabilities.”

We may have to pay tax on United States source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the treasury regulations promulgated thereunder (“Treasury Regulations”). In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax described below on its U.S.-source international transportation income.

We expect that we and each of our vessel-owning subsidiaries will qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S.-source income.

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on our or its U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

Since we are a foreign private issuer, we are not subject to certain SEC regulations that companies incorporated in the United States would be subject to.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC, of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Accordingly, investors in the exchange notes will not be able to obtain information of the type described above except as otherwise required by “Description of Notes — Certain Covenants — Reports.”

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement entered into in connection with the issuance of the outstanding notes. We will not receive any cash proceeds from the issuance of the exchange notes and have agreed to pay the expenses of the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange outstanding notes in like principal amount. The form and terms of the exchange notes are identical to the form and terms of the outstanding notes, except as otherwise described herein under “The Exchange Offer — Terms of the Exchange Offer.”

The net proceeds from the offering of the outstanding notes was approximately $386.5 million. We applied (1) approximately $357.3 million of such net proceeds to fully repay amounts borrowed under the six credit facilities entered into in connection with the VLCC Acquisition (“VLCC Acquisition Credit Facilities”) that we assumed and supplemented in connection with the acquisition of the six VLCC vessels owned by certain subsidiary guarantors (the “Mortgaged Vessels”) and (2) the remaining proceeds to pay prepayment premiums related to the repayment of the VLCC Acquisition Credit Facilities, to partially prepay other existing indebtedness incurred in connection with the acquisition of the Morgaged Vessels and for working capital purposes.

The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

(i) on a historical basis;

(ii) on an as adjusted basis to reflect material changes through December 14, 2010 as follows(1)(2):

(a) repayments of long-term indebtedness of $371.5 million that were made from the net proceeds of the October 2010 issuance of $400,000,000 aggregate principal amount of 8 5/8% first priority ship mortgage notes due 2017;

(b) drawdowns of $7.0 million under our $150.0 million term loan, $22.8 million under our $52.2 million term loan, and $13.0 million under our $52.0 million term loan, subsequent to September 30, 2010, to fund vessel construction payments and vessel acquisitions; and

(c) repayments of long term indebtedness of $1.6 million that were made subsequent to September 30, 2010 through December 14, 2010; and

(iii) on an as further adjusted basis, after giving effect to the net proceeds of the offering of 6,500,000 shares of common stock, that was completed on November 19, 2010, totaling $33.5 million.

The information in this table should be read in conjunction with “Unaudited Pro Forma Combined Statements of Income” and our consolidated financial statements and related notes thereto and the other information included or incorporated by reference in this prospectus. You should also read this table in conjunction with our consolidated financial statements and related notes thereto, as well as the sections entitled “Operating and Financial Review and Prospects” which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and our Report on Form 6-K reporting results for the quarter ended September 30, 2010.

	As of
	September 30,
	2010		As Further
	Historical(i)	As Adjusted(ii)	Adjusted(iii)
	(Unaudited)
	(Expressed in thousands of U.S. dollars)

Long-term debt (including current portion)
Term Loan — $150.0 million	$100,286	$107,236	$107,236
Term Loan — $75.0 million	36,175	36,175	36,175
Term Loan — $52.0 million	51,103	51,103	51,103
Term Loan — $82.9 million	46,000	—	—
Syndicated loan — $65.0 million	54,700	—	—
Syndicated loan — $86.8 million	58,907	—	—
Syndicated loan — $86.8 million	58,785	—	—
Syndicated loan — $62.0 million	38,775	—	—
Term loan — $90.0 million	88,250	—	—
Marfin revolver — $80.0 million	80,000	80,000	80,000
Navios Holdings Credit Facility — $40.0 million (unsecured)	40,000	12,391	12,391
Eurobank loan — $52.2 million	—	22,800	22,800
Eurobank loan — $52.0 million(3)	—	13,000	13,000
Ship Mortgage Notes	—	400,000	400,000
Total long-term debt	$652,981	$722,705	$722,705

	As of
	September 30,
	2010		As Further
	Historical(i)	As Adjusted(ii)	Adjusted(iii)
	(Unaudited)
	(Expressed in thousands of U.S. dollars)

Stockholders’ equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 3,000 shares issued and outstanding	—	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 41,910,572 shares issued and outstanding (as further adjusted 48,410,572)	4	4	5
Additional paid-in-capital	236,046	236,046	269,508
Accumulated deficit	(8,719)	(8,719)	(8,719)

Total stockholders’ equity	$227,331	$227,331	$260,794

Total capitalization	$880,312	$950,036	$983,499

(1)	Excludes 540 shares of Series B Convertible Preferred Stock (the “Preferred Stock”) issued to the seller on October 29, 2010 in connection with the two newbuild LR1 product tankers the Company recently acquired. The Preferred Stock contains a 2% per annum dividend payable quarterly, and mandatorily converts into shares of common stock at various dates in the future subject to the terms and conditions of such Preferred Stock. The holders of the Preferred Stock also have the right to convert their shares to common stock subject to certain terms and conditions. The Preferred Stock does not have any voting rights.

(2)	On November 8, 2010, the Board of Directors of Navios Acquisition declared a quarterly cash dividend for the third quarter of 2010 of $0.05 per share of common stock. The dividend is payable to shareholders of record as of December 8, 2010 and is payable on January 12, 2011. The declaration and payment of any further dividends remains subject to the discretion of the Board and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreement. This table excludes this declared dividend.

(3)	On December 6, 2010, we entered into a loan agreement with Eurobank Ergasias S.A. of up to $52.0 million (divided into two tranches of $26.0 million each) to partially finance the acquisition costs of two LR1 product tanker vessels. Each tranche of the facility is repayable in 32 equal quarterly instalments of $0.35 million each with a final balloon payment of $15.0 million to be repaid on the last repayment date. The repayment of each tranche starts three months after the delivery date of the respective vessel. It bears interest at a rate of LIBOR plus 300 bps. The loan also requires compliance with certain financial covenants. As of December 14, 2010, $13.0 million were drawn ($6.5 million from each of the two tranches).

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

Unaudited Pro Forma Combined Statement of Income of Navios Acquisition for the Nine Months Ended September 30, 2010

The following unaudited pro forma financial information of Navios Maritime Acquisition Corporation (the “Company” or “Navios Acquisition”) has been prepared to show the acquisition on September 10, 2010, of the seven Vessel-Owning Subsidiaries (the “Vessel-Owning Subsidiaries”) from Vanship Holdings Limited (the “Seller”).

The VLCC acquisition was treated as a business combination. The following table summarizes the consideration paid and the fair value of assets and liabilities assumed on September 10, 2010:

VLCC Acquisition

(Expressed in
thousands of
US dollars)

Purchase price:
Cash consideration	$134,270
Equity issuance	10,745
Total purchase price	145,015

Fair Value of assets and liabilities acquired:
Vessels	419,500
Deposits for vessel acquisition	62,575
Favorable lease terms	57,070
Current Assets including cash of $32,232	35,716
Current liabilities	(15,570)
Long term debt assumed (including current portion)	(410,451)
Unfavorable lease terms	(5,819)

Fair Value of net assets acquired	143,021

Goodwill	$1,994

The unaudited pro forma condensed combined statement of income for the nine month period ended September 30, 2010 assumes the acquisition was consummated as of January 1, 2009 and includes pro forma adjustments that are directly attributable to the acquisition and are expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed combined statement of income for the nine month period ended September 30, 2010, has been derived from (i) the unaudited condensed consolidated financial statements of the Company for the nine month period ended September 30, 2010; (ii) the unaudited condensed combined financial statements of the Vessel-Owning Subsidiaries for the six month period ended June 30, 2010; (iii) the unaudited condensed combined statement of income of the Vessel-Owning Subsidiaries for the period from July 1, 2010 to September 10, 2010; and (iv) the impact of the pro forma adjustments for the VLCC acquisition.

The unaudited pro forma consolidated financial information included herein is based on the above-referenced historical financial statements of the Company and the subsidiaries owning the seven VLCC vessels acquired and on certain assumptions that the Company believes to be reasonable, which are described in the notes to the statements below. The purchase price allocation for the VLCC acquisition remains preliminary pending final valuations of intangible assets and liabilities and working capital adjustments.

This unaudited pro forma financial information supersedes all prior pro forma financial information contained in our Report on Form 6-K filed on September 15, 2010.

Navios Maritime Acquisition Corporation

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2010

	Navios	Vessel Owning	Vessel Owning
	Acquisition	Subsidiaries	Subsidiaries
	Nine Month	Six Month	For the Period from			Navios
	Period Ended	Period Ended	July 1 to	Pro Forma		Acquisition
	September 30, 2010	June 30, 2010	September 10, 2010	Adjustments		Pro Forma
	(In thousands of US dollars — except per share data)

Revenue	$8,128	$35,174	$14,823	$—		$58,125
Time charter expenses	(67)	(728)	(321)	—		(1,116)
Direct vessel expenses	—	(8,514)	(5,726)	14,240	(1)	—
Management Fees	(2,548)	(330)	(137)	(12,973	)(1)	(15,988)
General and administrative expenses	(955)	(179)	—	(226	)(1)	(1,360)
Units given as Director Compensation in 2008	(2,140)	—	—	—		(2,140)
Transaction cost	(8,019)	—	—	—		(8,019)
Depreciation and amortization	(2,380)	(11,466)	(5,545)	1,233	(2)	(18,158)
Interest income	593	154	70	—		817
Interest expenses and finance cost, net	(1,761)	(5,101)	(2,807)	(1,622	)(3)	(11,291)
Write off of deferred loan costs	—	(1,207)	—	1,207	(4)	—
Changes in fair value of derivative financial instruments	—	(4,899)	—	4,899	(5)	—
Other income/(expense), net	31	(180)	(318)	—		(467)

Net (loss)/income	$(9,118)	$2,724	$39	$6,758		$403

Loss per Share Net (loss)/income	$(9,118)					$403
Incremental fair value of securities offered to induce warrants exercised	(647)					(647)

Net loss attributable to common shareholders	(9,765)					(244)

Net loss per share, basic	(0.34)					(0.01)
Weighted average number of shares, basic(6)	29,131,128					30,887,224
Net loss per share, diluted	(0.34)					(0.01)
Weighted average number of shares, diluted(6)	29,131,128					30,887,224

Pro Forma Adjustments

(1)	(a) To adjust direct vessel operating expenses assuming a daily fixed fee of $10 per vessel pursuant to the new management agreement; and (b) to eliminate existing management fee and commissions following the termination of the existing agreements.

(2)	To adjust depreciation related to the vessels and amortization expense related to the intangible assets and liabilities based on the estimated fair value adjustments. Vessels are amortized over 25 years from their original construction. Favorable/ unfavorable leases on charter-out contracts are amortized over the remaining life of the related contract, which ranges from 3.7 to 14.8 years.

(3)	To record additional interest expense assuming a weighted average rate on the assumed bank loans of 3.72% per annum. To adjust also for the amortization of the new deferred financing fees.

(4)	To eliminate the historical deferred finance amortization of existing loan facilities.

(5)	To eliminate the income statement impact of the change in fair value of derivative financial instruments, since these instruments were not acquired.

(6)	The proforma weighted average number of shares (basic and diluted) has been adjusted to reflect the 1,894,918 shares issued as part of the VLCC acquisition as if they were outstanding throughout the period.

1.	Accounting Treatment

Basis of Accounting — The unaudited pro forma combined statement of income has been prepared in accordance with U.S. GAAP.

The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation, amortization and other related income and expenses.

The unaudited pro forma statement of income is for illustrative purposes only and does not purport to be indicative of the results of operations that would have been achieved had the transactions been consummated as of January 1, 2009. In addition, they do not purport to represent what results of operations will be for any future period.

Unaudited Pro Forma Combined Statement of Income of Navios Acquisition for the Year Ended December 31, 2009

The following unaudited pro forma financial information of Navios Maritime Acquisition Corporation (the “Company” or “Navios Acquisition”) has been prepared to show the acquisition on September 10, 2010, of the seven Vessel-Owning Subsidiaries (the “Vessel-Owning Subsidiaries”) from Vanship Holdings Limited (the “Seller”).

The VLCC acquisition was treated as a business combination. The following table summarizes the consideration paid and the fair value of assets and liabilities assumed on September 10, 2010:

VLCC Acquisition

(Expressed in
thousands of
US dollars)

Purchase price:
Cash consideration	$134,270
Equity issuance	10,745

Total purchase price	145,015
Fair value of assets and liabilities acquired:
Vessels	419,500
Deposits for vessel acquisition	62,575
Favorable lease terms	57,070
Current Assets including cash of $32,232	35,716
Current liabilities	(15,570)
Long term debt assumed (including current portion)	(410,451)
Unfavorable lease terms	(5,819)

Fair Value of net assets required	143,021

Goodwill	$1,994

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 assumes the acquisition was consummated as of January 1, 2009 and includes pro forma adjustments that are directly attributable to the acquisition and are expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009, has been derived from (i) the audited condensed consolidated financial statements of the Company for the year ended December 31, 2009; (ii) the audited condensed combined financial statements of the Vessel-Owning Subsidiaries for the year ended December 31, 2009; and (iii) the impact of the pro forma adjustments for the VLCC acquisition.

The unaudited pro forma consolidated financial information included herein is based on the above-referenced historical financial statements of the Company and the subsidiaries owning the seven VLCC vessels acquired and on certain assumptions that the Company believes to be reasonable, which are described in the notes to the statements below. The purchase price allocation for the VLCC acquisition remains preliminary pending final valuations of intangible assets and liabilities and working capital adjustments.

This unaudited pro forma financial information supersedes all prior pro forma financial information contained in our report on Form 6-K filed on September 15, 2010.

Navios Maritime Acquisition Corporation

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009

	Navios	Vessel Owning
	Acquisition	Subsidiaries
	For the	For the
	Year Ended	Year Ended			Navios
	December 31,	December 31,	Pro Forma		Acquisition
	2009	2009	Adjustments		Pro Forma
	(In thousands of US dollars — except per share data)

Revenue	$—	$65,650	$—		$65,650
Time charter expenses	—	(1,322)	—		(1,322)
Direct vessel expenses	—	(16,891)	16,891	(1)	—
Management Fees	—	(600)	(17,650	)(1)	(18,250)
General and administrative expenses	(994)	(453)	(94	)(1)	(1,541)
Depreciation and amortization	—	(22,281)	1,423	(2)	(20,858)
Interest income	331	388	—		720
Interest expenses and finance cost, net	—	(13,548)	1,135	(3)	(12,413)
Changes in fair value of derivative financial instruments	—	11,758	(11,758	)(4)	—
Other income/(expense), net	15	(26)	—		(11)

Net (loss)/income	$(648)	$22,675	$(10,053)		$11,974

(Loss)/Earnings per Share
Net (loss)/income	$(648)				$11,974

Net (loss)/income per share, basic	(0.02)				0.36
Weighted average number of shares, basic(5)	31,625,000				33,519,918
Net (loss)/income per share, diluted	(0.02)				0.28
Weighted average number of shares, diluted(5)	31,625,000				42,919,918

Pro Forma Adjustments

(1)	(a) To adjust direct vessel operating expenses assuming a daily fixed fee of $10 per vessel pursuant to the new management agreement; and (b) to eliminate existing management fee and commissions following the termination of the existing agreements.

(2)	To adjust depreciation related to the vessels and amortization expense related to the intangible assets based on the estimated fair value adjustments. Vessels are amortized over 25 years from their original construction. Favorable/ unfavorable leases on charter-out contracts are amortized over the remaining life of the related contract, which ranges from 3.7 to 14.8 years.

(3)	To record additional interest expense assuming a weighted average rate on the assumed bank loans of 3.72% per annum. To adjust also for the amortization of the new deferred financing fees.

(4)	To eliminate the income statement impact of the change in fair value of derivative financial instruments, since these instruments were not acquired.

(5)	The pro forma weighted average number of shares (basic and diluted) has been adjusted to reflect the 1,894,918 shares issued as part of the VLCC acquisition as if they were outstanding throughout the period. In addition, the pro forma weighted average number of shares, diluted has been adjusted for the warrants outstanding as of December 31, 2009.

1.	Accounting Treatment

Basis of Accounting — The unaudited pro forma combined statement of income has been prepared in accordance with U.S. GAAP.

The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation, amortization, and other related income and expenses.

The unaudited pro forma summary statement of income is for illustrative purposes only and does not purport to be indicative of the results of operations that would have been achieved had the transactions been consummated as of January 1, 2009. In addition, they do not purport to represent what results of operations will be for any future period.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued the original notes on October 21, 2010 in transactions exempt from registration under the Securities Act. In connection with the issuance and sale, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. In the registration rights agreement we agreed to, among other things

•	file the Exchange Offer Registration Statement with the SEC not later than 210 days after the date of original issuance of the outstanding notes;

•	use our commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC not later than 330 days after the date of original issuance of the outstanding notes;

•	use our commercially reasonable efforts to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer;

•	keep the Exchange Offer open for acceptance for a period of not less than 20 business days; and

•	use our commercially reasonable efforts to cause the Exchange Offer to be consummated not later than 395 days after the date of original issuance of the outstanding notes.

If:

•	we are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC;

•	for any other reason the Exchange Offer Registration Statement is not declared effective on or prior to the 330th day after the date of original issuance of the outstanding notes, or the Exchange Offer is not consummated on or prior to the 395th day after the date of original issuance of the outstanding notes (unless the Exchange Offer is subsequently consummated);

•	any initial purchaser that holds notes so requests; or

•	any holder of notes is not permitted to participate in the Exchange Offer or does not receive fully tradeable Exchange Notes pursuant to the Exchange Offer;

we agree to file with the SEC a shelf registration statement (the “Shelf Registration Statement”) to cover resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the holders thereof. We will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective within the time periods specified in the Registration Rights Agreement. We will use our commercially reasonable efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the first anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the registrable securities covered by the Shelf Registration Statement have been sold pursuant thereto or cease to be outstanding.

If (i) the Exchange Offer Registration Statement is not filed with the SEC on or prior to the 210th day after the date of original issuance of the outstanding notes, (ii) the Exchange Offer Registration Statement has not been declared effective on or prior to the 330th day after the date of original issuance of the outstanding notes, or (iii) the Exchange Offer is not consummated on or prior to the 395th day after the date of original issuance of the outstanding notes or the (iv) Shelf Registration Statement is not declared effective within the time periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a “Registration Default”), the rate of interest on the notes shall be increased by 0.25% per annum of the principal amount of the notes, and will further increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing up to a maximum of 1.0% per annum. Following the cure of all Registration Defaults, the accrual of Additional Interest with respect to Registration Defaults will cease.

If the Shelf Registration Statement is not usable for any reason for more than 45 days in any consecutive 12-month period then, beginning on the 45th day that the Shelf Registration Statement ceases to be usable, subject to certain limited exceptions, the rate of interest on the notes shall be increased by 0.25% per annum of the principal amount of the notes, and will further increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof), up to a maximum amount of 1.0% per annum. Upon the Shelf Registration Statement once again becoming usable, the accrual of such Additional Interest will cease.

Once the exchange offer is complete, we will have no further obligation to register any of the outstanding notes not tendered to us in the exchange offer. See “Risk Factors — Risks Relating to Our Indebtedness and the Exchange Notes — Your failure to tender outstanding notes in the exchange offer may affect their marketability.”

Effect of the Exchange Offer

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	the holder does not have any arrangement or understanding with any person to participate in the exchange offer for the purpose of distributing the exchange notes; and

•	the holder is not an “affiliate” of ours or any of the guarantors of the exchange notes, within the meaning of Rule 405 under the Securities Act..

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is not an affiliate of us or, if an affiliate, that it will comply with registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

•	it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-

making or other trading activities, must acknowledge that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue U.S.$1,000 principal amount of exchange notes in exchange for each U.S.$1,000 principal amount of outstanding notes accepted in the exchange offer. You may tender some or all of your outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a minimum principal amount of U.S.$2,000 and in integral multiples of U.S.$1,000 in excess thereof.

The exchange notes will be substantially identical to the outstanding notes, except that:

•	the offering of the exchange notes has been registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	the exchange notes will be issued free of any covenants regarding registration rights and free of any provision for additional interest.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and be entitled to the benefits of the same indenture under which the outstanding notes were issued. The outstanding notes and the exchange notes will be treated as a single series of debt securities under the indenture. For a description of the terms of the indenture and the exchange notes, see “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange. As of the date of this prospectus, we have an aggregate of U.S.$400,000,000 principal amount of outstanding notes.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of outstanding notes do not have any appraisal or dissenters’ rights under law or under the indenture in connection with the exchange offer. Outstanding notes that are not tendered will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in the case of the Initial Purchasers and Participating Broker-Dealers as provided herein);.

We will be deemed to have accepted for exchange validly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes from us and delivering the exchange notes to the tendering holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions.” All outstanding notes accepted for exchange will be exchanged for exchange notes promptly following the expiration date. If we decide for any reason to delay for any period our acceptance of any outstanding notes for exchange, we will extend the expiration date for the same period.

If we do not accept for exchange any tendered outstanding notes because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted outstanding notes will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

We are not making, nor is our Board of Directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your outstanding notes in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on March 2, 2011 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice. We will notify the registered holders of outstanding notes of the extension no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “— Conditions” have not been satisfied by the expiration date; or

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

During any extension of the exchange offer, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Interest on the Exchange Notes and the Outstanding Notes

Any outstanding notes not tendered or accepted for exchange will continue to accrue interest at the rate of 8 5/8% per annum in accordance with their terms. The exchange notes will accrue interest at the rate of 8 5/8% per annum from the date of the last periodic payment of interest on the outstanding notes or, if no interest has been paid, from the date of original issuance of the outstanding notes. Interest on the exchange notes and any outstanding notes not tendered or accepted for exchange will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on October 21, 2010.

Procedures for Tendering

Only a registered holder of outstanding notes may tender those notes in the exchange offer. To tender in the exchange offer, a holder must properly complete, sign and date the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at The Depository Trust Company (“DTC”), or the depositary, according to the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

A tender of outstanding notes by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of letters of transmittal and all other required documents to the exchange agent, including delivery through DTC, is at the holder’s election and risk. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. If delivery is by mail, we recommend that holders use certified or registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender those notes should contact the registered holder promptly and instruct it to tender on the beneficial owner’s behalf.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of outstanding notes for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until all defects or irregularities have been cured or waived. Any outstanding notes delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any outstanding notes that remain outstanding after the expiration date, (b) as set forth below under “— Conditions,” to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of outstanding notes (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange notes in the exchange offer in the ordinary course of its business;

•	it is not engaging in and does not intend to engage in a distribution of the exchange notes;

•	it is not participating, does not intend to participate, and has no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange notes; and

•	it is not an “affiliate” of ours or any of the guarantors of the exchange notes, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale or transfer of these exchange notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

The exchange agent will establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, the exchange for the outstanding notes so tendered will only be made after timely confirmation of this book-entry transfer of outstanding notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from a participant in DTC tendering outstanding notes that are the subject of the book-entry confirmation stating (1) the aggregate principal amount of outstanding notes that have been tendered by such participant, (2) that such participant has received and agrees to be bound by the terms of the letter of transmittal and (3) that we may enforce such agreement against the participant.

Although delivery of outstanding notes must be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, properly completely and validly executed, with any required signature guarantees, or an agent’s message in lieu of the letter of transmittal, and any other required documents, must be delivered to and received by the exchange agent at one of its addresses listed below under “— Exchange Agent,” before 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure described below must be complied with.

Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

All references in this prospectus to deposit or delivery of outstanding notes shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) who cannot deliver a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (2) who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal and a confirmation of book-entry transfer of all tendered outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Any outstanding notes that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the SEC staff;

•	the outstanding notes are not tendered in accordance with the exchange offer;

•	you do not represent that you are acquiring the exchange notes in the ordinary course, that you are not engaging in and do not intend to engage in a distribution of the exchange notes, of your business and that you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and you do not make any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to render available the use of an appropriate form for registration of the exchange notes under the Securities Act; or

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any outstanding notes or credit any tendered outstanding notes to the account maintained within DTC by the participant in DTC which delivered the outstanding notes; or

•	extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of holders to withdraw the tenders of outstanding notes (see “— Withdrawal of Tenders” above); or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments.” If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer as required in our judgment by law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such extended period.

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any of the outstanding notes, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your outstanding notes should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:

WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9303-121	MAC N9303-121
PO Box 1517	Sixth & Marquette Avenue
Minneapolis, MN 55480	Minneapolis, MN 55479

In Person by Hand Only:	By Facsimile:

WELLS FARGO BANK, N.A.	(For Eligible Institutions only):
12th Floor — Northstar East Building	fax. (612) 667-6282
Corporate Trust Operations	Attn. Bondholder Communications
608 Second Avenue South
Minneapolis, MN 55479

For Information or Confirmation by Telephone: (800) 344-5128, Option 0 Attn. Bondholder Communications

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by facsimile, telephone or in person by our officers and employees.

We will pay the expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, accounting and legal fees, printing costs, and related fees and expenses.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes for exchange notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying values as the outstanding notes on the date of the exchange. Accordingly, we will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the outstanding notes as set forth in the legend printed thereon as a consequence of the issuance of the outstanding notes pursuant to an exemption from the Securities Act and applicable state securities laws. Outstanding notes not exchanged pursuant to the exchange offer will continue to accrue interest at 8 5/8% per annum, and the outstanding notes will otherwise remain outstanding in accordance with their terms.

In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any rights to have the resale of outstanding notes registered under the Securities Act, and we currently do not intend to register under the Securities Act the resale of any outstanding notes that remain outstanding after completion of the exchange offer.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company” refers only to Navios Maritime Acquisition Corporation and not to any of its subsidiaries or affiliates and the term “Navios Acquisition Finance” refers only to Navios Acquisition Finance (US) Inc. and not to any of its subsidiaries or affiliates. References here to the “Co-Issuers” are to the Company and Navios Acquisition Finance, as joint and several co-issuers of the notes.

The 8 5/8% First Priority Ship Mortgage Notes due 2017 were issued (the “Outstanding Notes”) and the exchange notes will be issued under an indenture dated October 21, 2010 and as supplemented by a supplemental indenture dated November 9, 2010, among the Co-Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee and, as applicable, collateral agent (collectively, the “trustee”). The terms of the notes include those stated in the indenture and, following the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) when the notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), those made part of the indenture by reference to the Trust Indenture Act. As used in this “Description of Notes,” except as otherwise specified or the context otherwise requires, the term “notes” means the exchange notes offered hereby and the Outstanding Notes.

Navios Acquisition Finance is a Delaware corporation and a Wholly Owned Restricted Subsidiary of the Company. Navios Acquisition Finance was formed solely for the purpose of serving as a Co-Issuer of the notes in order to facilitate the October 21, 2010 offering. Navios Acquisition Finance agreed to co-issue the notes as an accommodation to the Company, and received no remuneration for so acting. Navios Acquisition Finance is capitalized only with a minimal amount of common equity. Other than as a Co-Issuer of the notes, Navios Acquisition Finance does not have (or is permitted to have) any assets (other than its equity capital), operations, revenues or debt (other than the notes and other indebtedness permitted to be incurred by the terms of the indenture). As a result, prospective purchasers of the notes should not expect Navios Acquisition Finance to participate in servicing the interest and principal obligations on the notes.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these notes. A copy of the indenture and the registration rights agreement are available as set forth below under “— Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The notes are:

•	general joint and several senior obligations of the Co-Issuers;

•	effectively senior to all existing and future obligations of the Co-Issuers to the extent of the value of Collateral owned by the Co-Issuers and securing the notes;

•	senior in right of payment to all existing and future obligations of the Co-Issuers that are, by their terms, expressly subordinated in right of payment to the notes; and

•	effectively junior to any existing and future obligations of the Co-Issuers that are secured by assets other than Collateral owned by the Co-Issuers to the extent of the value of any such assets securing such other obligations.

The notes are guaranteed by all existing Restricted Subsidiaries of the Company (other than Navios Acquisition Finance) and by future Wholly Owned Restricted Subsidiaries of the Co-Issuers (other than by any Securitization Subsidiary) as described below under “— Certain Covenants — Subsidiary Guarantees” other than fourteen Restricted Subsidiaries that are required to obtain the consent of lenders under certain Credit Facilities before they may provide a Guarantee of the notes offered hereby (the “Excluded Restricted Subsidiaries”). The Guarantees of our Restricted Subsidiaries that own Mortgaged Vessels (each a “Mortgaged

Vessel Guarantor”) are secured and the Guarantees of our Restricted Subsidiaries that do not own Mortgaged Vessels are unsecured.

Each Guarantee is:

•	a general senior obligation of the applicable Guarantor;

•	effectively senior to all existing and future obligations of a Mortgaged Vessel Guarantor to the extent of the value of any Collateral securing the Guarantee of such Guarantor;

•	senior in right of payment to all existing and future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee; and

•	effectively junior to (1) any and all existing and future secured obligations of all Guarantors that do not own Mortgaged Vessels and (2) any and all existing and future secured obligations of Mortgaged Vessel Guarantors that are secured by assets other than the Collateral to the extent of the value of any such assets securing such other obligations.

The Co-Issuers and the Guarantors are permitted to incur additional Indebtedness, including secured Indebtedness, subject to the limitations described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” As of September 30, 2010, on an as adjusted basis, after giving effect to the VLCC Acquisition, additional drawdowns and repayments under our credit facilities after September 30, 2010, the note offering and the use of proceeds thereof the Co-Issuers and the Guarantors (including for this purpose the Excluded Restricted Subsidiaries) would have had approximately $722.7 million of indebtedness outstanding, including $310.3 million of secured indebtedness (other than the notes), which would have been effectively senior to the notes.

As of the date of the indenture, all of the Company’s Subsidiaries (including Navios Acquisition Finance) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate Subsidiaries (other than Navios Acquisition Finance) as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not Guarantors and are not subject to the restrictive covenants in the indenture, but transactions between the Company and/or any of its Restricted Subsidiaries, on the one hand, and any of the Unrestricted Subsidiaries, on the other hand, are subject to certain restrictive covenants.

The Company’s Unrestricted Subsidiaries, if any, and any Securitization Subsidiary will not guarantee the notes. The notes are structurally subordinated to the Indebtedness and other obligations (including trade payables) of the Company’s Unrestricted Subsidiaries and non-Guarantor Restricted Subsidiaries. The guarantees of the notes may be released under certain circumstances. See “— Certain Covenants — Subsidiary Guarantees.”

Principal, Maturity and Interest

The indenture provides that the Co-Issuers may issue additional notes from time to time after the initial offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens”; provided that, on each date of issuance of additional notes, if any, and as a condition precedent to such issuance, the Company shall cause to be secured by the Lien of the indenture and the Security Documents (subject only to Permitted Liens) (i) one or more Qualified Vessels (together with any Related Assets) that will become Mortgaged Vessels on the date of incurrence of such additional notes, (ii) cash and/or (iii) any combination of clauses (i) and (ii), such that on each such date of issuance of additional notes the requirements of clause (15) of the definition of “Permitted Liens” shall be satisfied. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Co-Issuers will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on November 1, 2017.

Interest on the notes will accrue at the rate of 8 5/8% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing on May 1, 2011. Interest on overdue principal and interest and Additional Interest, if any, will accrue at the then applicable interest rate on the notes. The Co-Issuers will make each interest payment to the holders of record on the immediately preceding April 15 and October 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments made by the Co-Issuers under or with respect to the notes or by a Guarantor under or with respect to its Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which a Co-Issuer or any Guarantor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless such Co-Issuer or Guarantor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof. If a Co-Issuer or any Guarantor is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes or the Guarantee of such Guarantor, the Co-Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder of notes (including Additional Amounts) after such withholding or deduction will equal the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax:

(1) that would not have been imposed, payable or due but for the existence of any present or former connection between the holder (or the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights under such note or under a Guarantee or the receipt of payments in respect of such note or a Guarantee;

(2) that would not have been imposed, payable or due but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice; provided, however, that the Co-Issuers have delivered a request to the holder to comply with such requirements at least 30 days prior to the date by which such compliance is required;

(3) that would not have been imposed, payable or due if the presentation of notes (where presentation is required) for payment has occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later;

(4) subject to the last paragraph of this section, that is an estate, inheritance, gift, sales, excise, transfer or personal property tax, assessment or charge; or

(5) as a result of a combination of the foregoing.

In addition, Additional Amounts will not be payable if the beneficial owner of, or person ultimately entitled to obtain an interest in, such notes had been the holder of the notes and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2), (3), (4) or (5) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from any payment under or in respect of the notes or any Guarantee.

Whenever in the indenture or in this “Description of Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect to thereof.

Upon request, the Co-Issuers will provide the trustee with documentation satisfactory to the trustee evidencing the payment of Additional Amounts.

The Co-Issuers and the Guarantors will pay any present or future stamp, court or documentary taxes, or any similar taxes, charges or levies which arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to or enforcement of, the notes or any Guarantee.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Co-Issuers, the Co-Issuers will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions so long as such holder holds at least $100,000 aggregate principal amount of notes. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the United States unless the Co-Issuers elect to make interest payments by check mailed to the holders of notes at their respective addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Co-Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar other than in connection with the discharge or defeasance provisions of the indenture.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Co-Issuers are not required to transfer or exchange any note selected for redemption. Also, the Co-Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

The Guarantors will jointly and severally, fully and unconditionally, guarantee the Co-Issuers’ Obligations under the notes. The Obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Security

General

Pursuant to the Security Documents, (i) the Co-Issuers and the Mortgaged Vessel Guarantors will assign and pledge to the trustee on a first-priority basis, subject only to Permitted Liens, for its benefit and the benefit of the holders of the notes, each of the following assets owned by a Co-Issuer or any Mortgaged Vessel Guarantor on the Issue Date or acquired by a Co-Issuer or any Mortgaged Vessel Guarantor thereafter: (a) all cash, securities and other property held by the trustee as Trust Monies from time to time and (b) all proceeds of any of the foregoing and (ii) the Co-Issuers and each Mortgaged Vessel Guarantor will assign, pledge and/or mortgage to the trustee on a first-priority basis, subject only to Permitted Liens, for its benefit and the benefit of the holders of the notes, each of the following assets owned by a Co-Issuer or such Mortgaged Vessel Guarantor on the Issue Date or acquired by a Co-Issuer or such Mortgaged Vessel Guarantor thereafter: (a) the Mortgaged Vessel owned by such Co-Issuer or Mortgaged Vessel Guarantor; (b) such Co-Issuer and Mortgaged Vessel Guarantor’s right, title and interest in any Charters related to such Mortgaged Vessel in effect on the Issue Date or entered into after the Issue Date, including the right to receive following the occurrence of an Event of Default all monies that become due thereunder or in respect of each such Mortgaged Vessel and all claims for damages arising under any such Charter or relating to each such Mortgaged Vessel; (c) the earnings arising from freights, hires and other earnings from the operation and use of or relating to each such Mortgaged Vessel, including the right to receive following the occurrence of an Event of Default such freights, hires and earnings; (d) all policies and contracts of insurance in effect from time to time in respect of each such Mortgaged Vessel; and (e) all proceeds of any of the foregoing.

Each Mortgaged Vessel will be mortgaged pursuant to a Ship Mortgage issued by a Co-Issuer or the applicable Mortgaged Vessel Guarantor in favor of the trustee. The freights, hires and other earnings relating to each Mortgaged Vessel, as well as all rights with respect to any Charters of Mortgaged Vessels in effect on the Issue Date or entered into after the Issue Date, will be assigned pursuant to an Assignment of Freights and Hires between the Company or the applicable Mortgaged Vessel Guarantor and the trustee. The insurance policies and insurance contracts relating to each Mortgaged Vessel will be assigned pursuant to an Assignment of Insurance between the Company or the applicable Mortgaged Vessel Guarantor and the trustee. All cash, securities and other property held by the trustee as Trust Monies will be pledged pursuant to the indenture.

If an Event of Default occurs under the indenture, the trustee, on behalf of the holders of the notes, in addition to any rights or remedies available to it under the indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the trustee under the indenture, and thereafter to pay the principal of, premium, if any, and interest on the notes.

Following the qualification of the indenture under the TIA, Section 314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes shall apply to the indenture. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Co-Issuers except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Until such time as we qualify the indenture under the TIA pursuant to the provisions described under “Exchange Offer; Registration Rights,” Section 314(d) of the TIA and certain other specified sections of the TIA will not apply to the indenture.

Possession, Use and Release of Collateral

Unless an Event of Default shall have occurred and be continuing, the Co-Issuers or the applicable Mortgaged Vessel Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the notes or the Guarantee of such Guarantor (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the trustee and other than as set forth in the Security Documents), to freely operate the Collateral, to alter or repair the Collateral in the ordinary course, and to collect, invest and dispose of any income thereon.

Release of Collateral.  The Co-Issuers and each Mortgaged Vessel Guarantor will have the right to sell, exchange or otherwise dispose of any of the Collateral owned by it (other than Trust Monies, which are subject to release from the Lien of the indenture and the Security Documents as provided under “— Use of Trust Monies” below) (a “Release Transaction”), upon compliance with the requirements and conditions of the provisions described below, and the trustee shall release the same from the Lien of the indenture or the Security Documents, as the case may be, upon receipt by the trustee of a notice requesting such release and describing the property to be so released, together with delivery of the following, among other matters:

(a) If the property to be released has a Fair Market Value equal to or greater than $10.0 million, a resolution of the Board of Directors of the Co-Issuers or the relevant Mortgaged Vessel Guarantor, as the case may be, requesting such release and authorizing an application to the trustee therefor;

(b) An Officers’ Certificate of the Co-Issuers or the relevant Mortgaged Vessel Guarantor, as the case may be, dated not more than five days prior to the date of the application for such release, in each case stating in substance as to certain matters, including the following:

(i) that either (1) the Collateral to be released is not Net Proceeds from an Asset Sale and is not being replaced by comparable property, has a book value of less than $1.0 million and is not necessary for the efficient operation of the Co-Issuers’ and the Restricted Subsidiaries’ remaining property or in the conduct of the business of the Co-Issuers and the Restricted Subsidiaries as conducted immediately prior thereto or (2) the Collateral to be released is being released in connection with an Asset Sale or an Event of Loss involving such Collateral and the Net Proceeds from such Asset Sale or the Loss Redemption Amount with respect to such Event of Loss, as the case may be, are being or will be delivered to the trustee to be held as Trust Monies and to be applied in accordance with the terms of the indenture or (3) the Collateral to be released is Trust Monies representing (w) the Net Proceeds from an Asset Sale involving Collateral which are to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Subsidiary Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as provided under “— Certain Covenants — Asset Sales Involving Collateral” or (x) a portion of the Loss Redemption Amount with respect to an Event of Loss which is to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Subsidiary Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as provided under “— Repurchase at the Option of Holders — Events of Loss” or (y) the net proceeds from the issuance of additional notes which are to be applied to the purchase of one or more Qualified Vessels (which may include a Qualified Vessel owned by a Subsidiary (including a Subsidiary Guarantor) that is not a Mortgaged Vessel Guarantor) and Permitted Repairs thereon as permitted by the indenture or (4) the Collateral to be released constitutes Trust Monies that are being applied to the purchase of one or more Qualified Vessels and to make Permitted Repairs thereon in accordance with the provisions described under “— Substitution of a Qualified Vessel or Qualified Collateral; Designation as a Mortgaged Vessel” or (5) the Collateral to be released is being released either (x) in connection with an Asset Sale for Qualified Collateral or (y) otherwise upon the receipt of Qualified Collateral (including without limitation in connection with any refinancing transaction) having a Fair Market Value at least equal to the Collateral to be released, which Qualified Collateral, in either case, is to be pledged to secure the notes in accordance with the provisions described under “— Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel”;

(ii) that no Default or Event of Default has occurred and is continuing;

(iii) the Fair Market Value, in the opinion of the signers, of the property (other than Trust Monies) to be released at the date of such application for release; provided that it shall not be necessary under this clause (iii) to state the Fair Market Value of any property whose Fair Market Value is certified in a certificate of an Independent Appraiser under paragraph (c) below; and

(iv) that all conditions precedent in the indenture and the Security Documents relating to the release of the Collateral in question have been complied with;

(c) If the property to be released is one or more Vessels, the certificate of an Independent Appraiser which reflects the Appraised Value of such Vessel or Vessels; and

(d) One or more opinions of counsel which, when considered collectively, shall be substantially to the effect that all conditions precedent provided in the indenture and the Security Documents relating to the release of the Collateral have been complied with.

Notwithstanding the foregoing, the Co-Issuers may obtain a release of (i) Net Proceeds from an Asset Sale involving Collateral that are required to purchase notes pursuant to a Collateral Sale Offer on the date of such purchase by directing the trustee in writing to cause to be applied such Net Proceeds to such purchase in accordance with the covenant described under “— Certain Covenants — Asset Sales Involving Collateral,” or

(ii) all or any portion of a Loss Redemption Amount deposited with the trustee in connection with an Event of Loss with respect to a Mortgaged Vessel that is required to purchase notes pursuant to an Event of Loss Offer on the date of such purchase in accordance with the covenant described under “— Repurchase at the Option of Holders — Events of Loss” in the case of either (i) or (ii) above, by directing the trustee in writing to cause to be applied such amount thereto in accordance with such covenants.

In case a Default or an Event of Default shall have occurred and be continuing, the Co-Issuers, while in possession of the Collateral (other than cash and other personal property held by, or required to be deposited or pledged with, the trustee under the indenture or under any Security Document) may do any of the things enumerated in these “— Possession, Use and Release of Collateral — Release of Collateral” provisions only if the trustee, in its discretion, or the holders of a majority in aggregate principal amount of the outstanding notes shall consent to such action, in which event any certificate filed under these “— Possession, Use and Release of Collateral — Release of Collateral” provisions, shall omit the statement to the effect that no Default or Event of Default has occurred and is continuing.

All cash or Cash Equivalents received by the trustee pursuant to the provisions described under these “— Possession, Use and Release of Collateral — Release of Collateral” provisions will be held by the trustee as Trust Monies under the indenture subject to application as provided in these “— Possession, Use and Release of Collateral — Release of Collateral” provisions or in “— Use of Trust Monies” below.

Any releases of Collateral made in strict compliance with these “— Possession, Use and Release of Collateral — Release of Collateral” provisions shall be deemed not to impair the security interests created by the indenture or the Security Documents, as the case may be, in favor of the trustee for the benefit of the holders of the notes, in contravention of the provisions of the indenture.

Disposition of Collateral Without Release.  Notwithstanding the provisions of “Possession, Use and Release of Collateral — Release of Collateral” above, so long as no Event of Default shall have occurred and be continuing, a Co-Issuer or any Mortgaged Vessel Guarantor may, without any release or consent by the trustee, do any number of ordinary course activities in respect of the Collateral, upon satisfaction of certain conditions. For example, among other things, the Company or any Mortgaged Vessel Guarantor would be permitted to apply insurance proceeds received under circumstances other than an Event of Loss to repair the Mortgaged Vessel to which such insurance proceeds related, sell or otherwise dispose of any machinery, equipment, furniture, tools, materials or supplies or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete; grant rights-of-way and easements over or in respect of real property; abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of any of the Security Documents; surrender or modify any franchise, license or permit subject to the Lien of any of the Security Documents which it may own or under which it may be operating; alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances; demolish, dismantle, tear down or scrap any Collateral or abandon any thereof other than any of the Mortgaged Vessels.

Use of Trust Monies

All Trust Monies shall be held by the trustee as a part of the Collateral securing the notes and, so long as no Event of Default shall have occurred and be continuing, may either (i) be released in accordance with “— Possession, Use and Release of Collateral” above or (ii) at the direction of the Co-Issuers be applied by the trustee from time to time to the payment of the principal of (together with any related interest payment) on any notes at the final stated maturity of the notes, upon redemption of any notes or in connection with any defeasance or discharge of the notes. Trust Monies deposited with the trustee shall be invested in certain specified Cash Equivalents pursuant to the direction of the Co-Issuers as long as the trustee can maintain a perfected security interest therein.

In connection with any release of Trust Monies by the trustee to the Company in connection with any substitution of Collateral, such Trust Monies may be released to the Company not more than five business days before the expected delivery date of the applicable substitute Qualified Vessel and will be deposited in a Company bank account and will then be remitted by the Company to the seller in the form of a conditional payment to the seller’s bank in accordance with the terms of the acquisition contract and in a manner consistent with customary vessel acquisition practice. During such five business day period before the expected delivery date, the funds will be held in a bank account in the name of the Company or a Mortgaged Vessel Guarantor on an unsecured basis and the trustee and holders of notes will have no security interest or lien on such funds. In the event that the applicable Mortgaged Vessel Guarantor shall not have delivered and/or filed the Security Documents (including without limitation the Ship Mortgage) required by the indenture and the Security Documents to perfect the security interest of the trustee and the holders of notes in such Vessel and Related Assets as required by the indenture on or prior to the fifteenth (15th) calendar day following the day on which the relevant Trust Monies were released to the Company as described above, then, on or before such 15th calendar day, the Company shall return to the trustee an amount equal to the full amount of such Trust Monies that were released in connection with such proposed Qualified Vessel delivery and if the Company shall fail to deliver either such Security Documents and perfect such security interests or fail to deliver such funds then a Default shall have occurred for all purposes under the indenture.

Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel

On the date on which a Vessel which is required to be designated as a “Mortgaged Vessel” is acquired by a Co-Issuer or a Restricted Subsidiary (such date, a “Vessel Tender Date”), if a Restricted Subsidiary of the Co-Issuers is the owner of such Vessel (the “Tendered Vessel Owner”), it shall execute a Guarantee of the notes and become a Mortgaged Vessel Guarantor under the indenture and it (or a Co-Issuer if such Co-Issuer is the owner of such Vessel) shall deliver to the trustee the documents and certificates required by the indenture and the Security Documents, including, among other things: (i) a Ship Mortgage with respect to such Vessel dated the Vessel Tender Date and substantially in the form required by the indenture or otherwise in a customary form for the relevant jurisdiction (such Ship Mortgage having been duly received for recording in the appropriate registry office); (ii) an Assignment of Freights and Hires and Assignment of Insurance (if such exist) with respect to such Vessel dated the Vessel Tender Date and substantially in the forms required by the indenture; (iii) the certificate of an Independent Appraiser dated not more than 30 days prior to the Vessel Tender Date setting forth its determination of the Appraised Value of such Vessel; (iv) a report of an insurance broker with respect to insurance policies maintained by the Tendered Vessel Owner with respect to such Vessel; (v) a current certificate from the American Bureau of Shipping, Det Norske Veritas or Lloyds Register of Shipping or other classification society of recognized international standing agreeable to the trustee for such Vessel, which shall be free from any material recommendations; (vi) a certificate of ownership and encumbrances from the official registry of such Vessel; (vii) evidence satisfactory to the trustee to the effect that all Indebtedness outstanding with respect to such Vessel has been repaid and that all security granted by, or covering assets or property of, such Co-Issuer or any of the Restricted Subsidiaries with respect to such Indebtedness shall have been released; (viii) a certificate of an officer of the Company with respect to certain matters set forth in the indenture; and (ix) an Opinion of Counsel with respect to certain matters set forth in the indenture.

The indenture will further provide that the Co-Issuers or any Mortgaged Vessel Guarantor may at its option, at any time and from time to time, substitute Qualified Collateral for a Mortgaged Vessel or Mortgaged Vessels (including without limitation in connection with any refinancing transaction); provided that (i) at the time of such substitution no Default shall have occurred and be continuing and (ii) such substitution shall comply with the provisions described under the immediately preceding paragraph.

Change of Flag

The Co-Issuers or a Mortgaged Vessel Guarantor may transfer or change the flag of any of its Mortgaged Vessels to the flag of a Permitted Flag Jurisdiction and in connection therewith the trustee shall release the existing Ship Mortgage and related Security Documents to which any Mortgaged Vessel is subject in connection with the transfer or change of the flag of such Mortgaged Vessel to another Permitted Flag Jurisdiction if (i) the owner of the Mortgaged Vessel has executed (A) a new Ship Mortgage (granting the trustee a security interest in such Mortgaged Vessel subject only to Permitted Liens) and (B) the related Security Documents with respect to such Mortgaged Vessel, dated the date such Mortgaged Vessel shall be released from the existing Ship Mortgage and related Security Documents to which it is subject, which Ship Mortgage and related Security Documents shall be in appropriate form for recording or registration in the appropriate governmental offices of the Permitted Flag Jurisdiction under which it is being reflagged and the appropriate governmental offices in the jurisdiction of incorporation and/or domicile of the applicable Co-Issuer or Mortgaged Vessel Guarantor if required by applicable law in order to perfect the security interests therein created, as to which the trustee will be entitled to rely on an Opinion of Counsel to the Company with respect thereto; and (ii) the Mortgaged Vessel Guarantor has made arrangements reasonably satisfactory to the trustee for recording the Ship Mortgage referred to in clause (i) above in the appropriate registry office of the Permitted Flag Jurisdiction under which the Mortgaged Vessel is being reflagged as soon as reasonably practicable and to make any other filing necessary to perfect the security therein.

Optional Redemption

On or after November 1, 2013, the Co-Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2013	104.313%
2014	102.156%
2015 and thereafter	100.000%

Prior to November 1, 2013, the Co-Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the sum of

(a) 100% of the principal amount of the notes to be redeemed, plus

(b) the Applicable Premium,

plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payment date (a “Make-Whole Redemption”).

The Co-Issuers may acquire notes by means other than a redemption, whether pursuant to a tender offer, open market purchase, negotiated transaction or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture.

Redemption with Proceeds of Equity Offerings

At any time prior to November 1, 2013, the Co-Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108.625% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Co-Issuers and the Restricted Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) such redemption occurs not more than 180 days after the date of the closing of the relevant Equity Offering.

Redemption for Changes in Withholding Taxes

In addition, the Co-Issuers may, at their option, redeem all (but not less than all) of the notes then outstanding at 100% of the principal amount of the notes, plus accrued and unpaid interest and Additional

Amounts, if any, to the date of redemption, if the Co-Issuers have become or would become obligated to pay, on the next date on which any amount would be payable with respect to such notes, any Additional Amounts as a result of any change in law (including any regulations promulgated thereunder) or in the official interpretation or administration of law, if such change is announced and becomes effective on or after the Issue Date. Notice of any such redemption must be given within 60 days of the earlier of the announcement and the effectiveness of any such change.

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate;

provided that if a partial redemption is made pursuant to the provisions described under “— Redemption with Proceeds of Equity Offerings,” selection of the notes or portions thereof for redemption shall be made by the trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of The Depository Trust Company), unless that method is otherwise prohibited.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of optional redemption may not be conditional on our part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest, if any, cease to accrue on notes or portions of them called for redemption, unless the Co-Issuers default in the payment of the redemption price.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Co-Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, the Co-Issuers will offer a payment in cash (“Change of Control Payment”) equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control or, at the Co-Issuers’ option, prior to such Change of Control but after it is publicly announced, the Co-Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the change of control payment date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law, pursuant to the procedures required by the indenture and described in such notice. If the notice is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a

Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Co-Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Co-Issuers.

The paying agent will promptly mail or pay by wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Co-Issuers will inform the holders of the notes of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require the Co-Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not the covenant described below under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” is applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Co-Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Co-Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given in respect of all of the notes then outstanding pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of “all or substantially all” of the properties or assets of the Co-Issuers and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Co-Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition (but not the pledge or other encumbrance) of less than all of the assets of the Co-Issuers and the Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Asset Sales Not Involving Collateral

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale involving assets or Equity Interests other than Collateral unless:

(1) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any Indebtedness or other liabilities, as shown on the Company’s most recent consolidated balance sheet or the notes thereto, of the Company or any of its Restricted Subsidiaries (other than liabilities that are expressly subordinated to the notes or any Guarantee) that are assumed, repaid or retired by the transferee (or a third party on behalf of the transferee) of any such assets;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are, within 180 days of the Asset Sale, converted, sold or exchanged by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion, sale or exchange;

(c) the Fair Market Value of (i) any assets (other than securities and other than assets that are classified as current assets under GAAP) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business (including, without limitation, Vessels and Related Assets), (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Company or (iii) a combination of (i) and (ii); and

(d) any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this paragraph (2) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 3.0% of Total Tangible Assets of the Company at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days (subject to extensions as provided in the immediately succeeding paragraph) after the receipt of any Net Proceeds from an Asset Sale involving assets other than Collateral, the Company or any of its Restricted Subsidiaries shall apply such Net Proceeds to:

(1) repay or prepay any and all obligations under the Credit Facilities or any other Secured Indebtedness and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) acquire all or substantially all of the assets of, or any Capital Stock of, a Person engaged in a Permitted Business; provided that in the case of acquisition of Capital Stock of any Person, such Person is or becomes a Restricted Subsidiary of the Company;

(3) make a capital expenditure;

(4) acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets);

(5) make an Asset Sale Offer (and purchase or redeem other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets) in accordance with the provisions described below and in the indenture; and/or

(6) any combination of the transactions permitted by the foregoing clauses (1) through (5).

A (A) binding contract to apply Net Proceeds in accordance with clauses (2) through (4) above will toll the 365-day period in respect of such Net Proceeds or (B) determination by the Company to potentially apply all or a portion of such Net Proceeds towards the exercise an outstanding Vessel Purchase Option Contract will toll the 365-day period in respect of such Net Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract or any Exercised Vessel Purchase Option Contract (including any outstanding Vessel Purchase Option Contract exercised during the 365-day period referenced in clause (B) above), the date of expiration or termination of such Vessel Construction Contract or Exercised Vessel Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Reinvestment Termination Date and the Company (or the applicable Restricted Subsidiary, as the case may be) shall not have applied such Net Proceeds pursuant to clauses (1) through (6) above on or before the Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce outstanding Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales involving assets other than Collateral that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Co-Issuers will make an offer (an “Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be required to be purchased out of the Excess Proceeds. The offer price for the notes in any Asset Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash, and the offer or redemption price for such pari passu Indebtedness shall be as set forth in the related documentation governing such Indebtedness. If any Excess Proceeds remain after consummation of an Asset Sale Offer, those Excess Proceeds may be used for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the Company or the agent for such other pari passu Indebtedness will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Asset Sales Involving Collateral

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale involving Collateral unless:

(1) the Company or any of its Restricted Subsidiaries receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests sold or otherwise disposed of;

(2) such Asset Sale is either of (i) the Company’s or the relevant Restricted Subsidiary’s entire interest in the applicable Mortgaged Vessel (the “Sold Mortgaged Vessel”) together with the applicable Charters, freights and hires, insurance and related agreements (collectively, the “Related Agreements”); provided that the Company may elect to sell only the Sold Mortgaged Vessel and retain all or any portion of the Related Agreements, provided that if any such Related Agreements are transferred to a Subsidiary that is not a Mortgaged Vessel Guarantor, then the Company or such Mortgaged Vessel Guarantor shall receive either (x) Qualified Collateral having a Fair Market Value that is not less than the Fair Market Value of such Related Agreements or (y) cash in an amount equal to the Fair Market Value of such Related Agreement which it shall immediately deliver to the Trustee, which amounts shall constitute Trust Monies hereunder or (ii) all the Capital Stock of the Restricted Subsidiary that owns such Mortgaged Vessel and related assets;

(3) the consideration received in the Asset Sale by the Company or such Restricted Subsidiary consists entirely of either (x) cash or Cash Equivalents or (y) Qualified Collateral having a Fair Market Value that is not less than the Fair Market Value of the Collateral that is the subject of such Asset Sale;

(4) no Default or Event of Default shall have occurred and be continuing; and

(5) such Asset Sale is made in compliance with the provisions described under “— Security — Possession, Use and Release of Collateral” above.

Within 365 days (subject to extension as provided in the immediately succeeding paragraph) after the receipt of any Net Proceeds from an Asset Sale involving Collateral, the Company or the applicable Restricted Subsidiary shall apply such Net Proceeds to

(1) provided that no Default or Event of Default shall have occurred and be continuing, substitute one or more Qualified Vessels (and to make any Permitted Repairs with respect thereto) for such Sold Mortgaged Vessel and make such Qualified Vessel(s) subject to the Lien of the indenture and the applicable Security Documents in accordance with the provisions thereof described under “— Security — Possession, Use and Release of Collateral” and the first paragraph of “— Security — Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel”;

(2) make a Collateral Sale Offer in accordance with the provisions described below and in the indenture; and/or

(3) any combination of the transactions permitted by the foregoing clauses (1) and (2).

A (A) binding contract to apply Net Proceeds in accordance with clause (1) above will toll the 365-day period in respect of such Net Proceeds or (B) determination by the Company to potentially apply all or a portion of such Net Proceeds towards the exercise an outstanding Vessel Purchase Option Contract will toll the 365-day period in respect of such Net Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Net Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract or any Exercised Vessel Purchase Option Contract (including any outstanding Vessel Purchase Option Contract exercised during the 365-day period referenced in clause (B) above), the date of expiration or termination of such Vessel Construction Contract or Exercised Vessel Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Collateral Proceeds Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Collateral Proceeds Reinvestment Termination Date and the Company (or the applicable Mortgaged Vessel Guarantor, as the case may be) shall not have applied such Net Proceeds pursuant to clause (1) above on or before the Collateral Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Net Proceeds.

Any Net Proceeds from Asset Sales involving Collateral that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Collateral Proceeds.” When the aggregate amount of Excess Collateral Proceeds exceeds $25.0 million, the Co-Issuers will make an offer (a “Collateral Sale Offer”) to all holders of notes to purchase the maximum principal amount of notes that may be required to be purchased out of the Excess Collateral Proceeds. The offer price for the notes in any Collateral Sale Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Collateral Proceeds remain after consummation of a Collateral Sale Offer, those Excess Collateral Proceeds shall be retained as

Trust Monies. If the aggregate principal amount of notes tendered into such Collateral Sale Offer exceeds the amount of Excess Collateral Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Collateral Sale Offer, the amount of Excess Collateral Proceeds will be reset at zero.

Whenever Net Proceeds from any Asset Sale involving Collateral are received by the Co-Issuers, such Net Proceeds shall be retained by the trustee as Trust Monies constituting Collateral subject to disposition as provided in this covenant or as provided under the “— Release of Collateral” and “— Use of Trust Monies” provisions described above. At the written direction of the Co-Issuers, such Net Proceeds may be invested by the trustee in Cash Equivalents in which the trustee can maintain a perfected security interest.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Collateral Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Events of Loss

If an Event of Loss occurs at any time with respect to a Mortgaged Vessel (the Mortgaged Vessel suffering such Event of Loss being the “Lost Mortgaged Vessel”), the Company or the relevant Restricted Subsidiary shall deposit all Event of Loss Proceeds with respect to such Event of Loss with the trustee as Trust Monies constituting Collateral subject to disposition as provided in this covenant or as provided under the “— Release of Collateral” and “— Use of Trust Monies” provisions described above. Such amount is hereinafter called the “Loss Redemption Amount.” At the direction of the Company, such Event of Loss Proceeds may be invested by the trustee in Cash Equivalents in which the trustee can maintain a perfected security interest.

Within 365 days (subject to extension as provided in the immediately succeeding paragraph) after the receipt of any Event of Loss Proceeds, the Company or the applicable Restricted Subsidiary shall apply such Event of Loss Proceeds to:

(1) substitute one or more Qualified Vessels (and to make any Permitted Repairs with respect thereto) for such Lost Mortgaged Vessel and make such Qualified Vessel(s) subject to the Lien of the indenture and the applicable Security Documents in accordance with the provisions thereof described under “— Security — Possession, Use and Release of Collateral” and the first paragraph of “— Security — Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel;”

(2) make an Event of Loss Offer in accordance with the provisions described below and in the indenture; and/or

(3) any combination of the transactions permitted by the foregoing clauses (1) and (2).

A (A) binding contract to apply Event of Loss Proceeds in accordance with clause (1) above will toll the 365-day period in respect of such Event of Loss Proceeds or (B) determination by the Company to potentially apply all or a portion of such Event of Loss Proceeds towards the exercise an outstanding Vessel Purchase Option Contract will toll the 365-day period in respect of such Event of Loss Proceeds, in each case, for a period not to exceed 365 days from the expiration of the aforementioned 365-day period, provided that such binding contract and such determination, in each case, shall be treated as a permitted application of Event of Loss Proceeds from the date of such binding contract until and only until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) (i) in the case of any Vessel Construction Contract or any Exercised Vessel Purchase Option Contract (including any outstanding Vessel Purchase Option Contract exercised during the 365-day period referenced in clause (B) above), the date of expiration or termination of such Vessel Construction Contract or Exercised Vessel Purchase Option Contract and (ii) otherwise, the 365th day following the expiration of the aforementioned 365-day period (clause (i) or clause (ii) as applicable, the “Loss Proceeds Reinvestment Termination Date”). If such acquisition or expenditure is not consummated on or before the Loss Proceeds Reinvestment Termination Date and the Company (or the

applicable Mortgaged Vessel Guarantor, as the case may be) shall not have applied such Event of Loss Proceeds pursuant to clause (1) above on or before the Loss Proceeds Reinvestment Termination Date, such binding contract shall be deemed not to have been a permitted application of the Event of Loss Proceeds.

Any Event of Loss Proceeds that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $15.0 million, the Co-Issuers will make an offer (an “Event of Loss Offer”) to all holders of notes to purchase the maximum principal amount of notes that may be required to be purchased out of the Excess Loss Proceeds. The offer price for the notes in any Event of Loss Offer will be equal to 100% of principal amount of the notes plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash. If any Event of Loss Proceeds remain after consummation of an Event of Loss Offer, those Excess Loss Proceeds shall be retained as Trust Monies. If the aggregate principal amount of notes tendered into such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

The Co-Issuers will comply with the requirements of any securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Event of Loss provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of the indenture by virtue of such compliance.

General

Certain of the Company’s Credit Facilities may contain prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales and may provide that any Change of Control under the indenture governing the notes constitutes an event of default under the Credit Facilities. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its other lenders to the purchase of notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition and enter into new credit facilities without such prohibition. If the Company does not obtain a consent or refinance, repay or replace those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which, in turn, may constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — Risks Relating to Our Indebtedness and the Exchange Notes — We may be unable to raise funds necessary to finance the change of control repurchase offer required by the indenture governing the exchange notes.”

Certain Covenants

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any shares of Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or preferred stock; provided, however, that the

Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Guarantor may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock or issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Co-Issuers or any Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate amount at any time outstanding under this clause (1) not to exceed $150.0 million, less the amount of Non-Recourse Debt outstanding under clause (16) below;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence of the notes on the Issue Date, the Guarantees and the exchange notes to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and Permitted Refinancing Indebtedness in respect thereof, in an aggregate amount not to exceed at any time outstanding the greater of (A) $30.0 million and (B) 3.0% of Total Tangible Assets;

(5) Indebtedness of the Company or any of its Restricted Subsidiaries incurred to finance the replacement (through construction, acquisition, lease or otherwise) of one or more Vessels and any assets that shall become Related Assets, upon a total loss, destruction, condemnation, confiscation, requisition, seizure, forfeiture or other taking of title to or use of such Vessel (collectively, a “Total Loss”) in an aggregate amount no greater than the ready for sea cost (as determined in good faith by the Company) for such replacement Vessel, in each case, less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) actually received by the Company or any of its Restricted Subsidiaries from any Person in connection with the Total Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to the Total Loss;

(6) Indebtedness of the Company or any Restricted Subsidiary incurred in relation to: (i) maintenance, repairs, refurbishments and replacements required to maintain the classification of any of the Vessels owned, leased, time chartered or bareboat chartered to or by the Company or any Restricted Subsidiary; (ii) drydocking of any of the Vessels owned or leased by the Company or any Restricted Subsidiary for maintenance, repair, refurbishment or replacement purposes in the ordinary course of business; and (iii) any expenditures which will or may reasonably expected to be recoverable from insurance on such Vessels;

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (5), (6), (7) or (14) of this paragraph;

(8) the incurrence of Indebtedness by the Company owed to a Restricted Subsidiary and Indebtedness by any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary; provided, however, that upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, the Company or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (8);

(9) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Disqualified Stock or preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is neither the Company nor a Restricted Subsidiary of the Company;

will be deemed, in each case, to constitute an issuance of such Disqualified Stock or preferred stock by such Restricted Subsidiary that is not permitted by this clause (9);

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Hedging Obligations;

(11) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is contractually subordinated to the notes or a Guarantee, then the guarantee shall be contractually subordinated to the same extent as the Indebtedness guaranteed;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, unemployment insurance, health, disability and other employee benefits or property, casualty or liability insurance, self-insurance obligations, bankers’ acceptances, or performance, completion, bid, appeal and surety bonds, in each case, in the ordinary course of business;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(14) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) a Person acquired by the Company or a Restricted Subsidiary or merged, consolidated, amalgamated or liquidated with or into a Restricted Subsidiary or the Company; provided, however, that after giving effect to such incurrence or issuance (and the related acquisition, merger, consolidation, amalgamation or liquidation), the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 1.75 to 1.0;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness consisting of guarantees, earn-outs, indemnities or obligations in respect of purchase price adjustments in connection with the disposition or acquisition of assets, including, without limitation, shares of Capital Stock;

(16) Non-Recourse Debt incurred by a Securitization Subsidiary in a Qualified Securitization Transaction;

(17) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit so long each such obligation is satisfied within 30 days of the incurrence thereof; and

(18) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate amount at any time outstanding, including all

Permitted Refinancing Indebtedness incurred pursuant to this clause (18), not to exceed the greater of (A) $35.0 million and (B) 3.5% of Total Tangible Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify such item of Indebtedness, Disqualified Stock and preferred stock (or any portion thereof) on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness, Disqualified Stock and preferred stock, in any manner that complies with this covenant. Indebtedness under all Credit Facilities (including, without limitation, the Credit Agreement) outstanding or committed to on the Issue Date (including without limitation, the commitment letter described in this prospectus under “Description of Other Indebtedness”) (or any replacements of any such committed amounts) will be deemed to have been incurred on such date in reliance on the exception provided by clause (2) above (whether or not outstanding on such date) but thereafter may be reclassified in any manner that complies with this covenant.

The accrual of interest, the accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock, as the case may be, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of such Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness;

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person that is secured by such assets; and

(4) in respect of the Indebtedness incurred by a Securitization Subsidiary, the amount of obligations outstanding under the legal documents entered into as part of a Qualified Securitization Transaction on any date of determination characterized as principal or that would be characterized as principal if such securitization were structured as a secured lending transaction rather than as a purchase.

For purposes of determining compliance with this covenant, (i) Acquired Debt shall be deemed to have been incurred by the Company or its Restricted Subsidiaries, as the case may be, at the time an acquired Person becomes such a Restricted Subsidiary of the Company (or is merged into the Company or such a Restricted Subsidiary) or at the time of the acquisition of assets, as the case may be, (ii) the maximum amount of Indebtedness, Disqualified Stock or preferred stock that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, Disqualified Stock or preferred stock due solely to the result of fluctuations in the exchange rates of currencies and (iii) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness permitted to be incurred under this covenant shall not be double counted.

For purposes of determining compliance of any non-U.S. dollar-denominated Indebtedness with this covenant, the amount outstanding under any U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Qualified Equity Interests or (B) dividends or other payments or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii) make any voluntary or optional principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of a Co-Issuer or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any Indebtedness owed to and held by the Company or any of its Restricted Subsidiaries), other than (x) payments of principal at the Stated Maturity thereof and (y) payments, purchases, redemptions, defeasances or other acquisitions or retirements for value in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case, due within one year of the Stated Maturity thereof; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (10) and (14) of the next succeeding paragraph), is not greater than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from October 1, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) (i) 100% of the aggregate net cash proceeds and (ii) 100% of the Fair Market Value of the property and assets other than cash, in each case, received by the Company after the Issue Date as a contribution to its equity capital or from the issue or sale (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests, including upon the exercise of options or warrants, or from the issue or sale (other than to a Restricted Subsidiary of the Company) of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Qualified Equity Interests, together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange; plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated or repaid for cash or Cash Equivalents, the return of capital in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date or is merged into the Company or a Restricted Subsidiary or transfers all or substantially all its assets to the Company or a Restricted Subsidiary, the Fair Market Value of the Investment of the Company and its Restricted Subsidiaries in such Subsidiary (or the assets so transferred, if applicable) as of the date of such redesignation (other than to the extent of such Investment in such Unrestricted Subsidiary that was made as a Permitted Investment); plus

(e) any amount which previously treated as a Restricted Payment on account of any guarantee entered into by the Company or a Restricted Subsidiary upon the unconditional release of such guarantee.

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Company), including upon exercise of an option or warrant, of, Qualified Equity Interests or from the substantially concurrent contribution of equity capital with respect to Qualified Equity Interests to the Company; provided that the amount of any such net proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the payment, defeasance, redemption, repurchase or other acquisition or retirement for value of Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee with the net proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness or in exchange for Qualified Equity Interests;

(4) the payment of any dividend or other distribution (or, in the case of any partnership, limited liability company or similar entity, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis taking into account the relative preferences, if any, of the various classes of Equity Interests in such Restricted Subsidiary;

(5) the repurchase, redemption or other acquisition or retirement for value of any Qualified Equity Interests of the Company or any of its Restricted Subsidiaries held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year; provided further, that such amount may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Qualified Equity Interests of the Company to directors, officers, employees or consultants of the Company or any of its Restricted Subsidiaries that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, redemption, acquisition or other retirement will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph), plus

(B) the cash proceeds of key-man life insurance policies received by the Company or any Restricted Subsidiary after the date of the indenture;

provided that to the extent that any portion of the $3.0 million annual limit on such redemptions or repurchases is not utilized in any year, such unused portion may be carried forward and be utilized in one or more subsequent years;

(6) cancellation of Indebtedness owing to the Company from members of management of the Company in connection with a repurchase of Qualified Equity Interests of the Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement approved by the Board of Directors to the extent such Indebtedness was issued to such member of management as consideration for the purchase of the Qualified Equity Interests so repurchased;

(7) so long as no Default or Event of Default has occurred and is continuing or would result thereby, any dividend or distribution consisting of Equity Interests of an Unrestricted Subsidiary or the proceeds of the sale of Equity Interests of an Unrestricted Subsidiary;

(8) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants or other convertible securities;

(9) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends on Designated Preferred Stock in accordance with the certificate of designations therefor; provided that at the time of issuance of such Designated Preferred Stock, the Company would, after giving pro forma effect thereto as if such issuance had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) so long as no Default or Event of Default has occurred and is continuing or would result thereby, the declaration and payment of cash dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) payments made to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated to the notes or to any Guarantee (i) following the occurrence of a Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after the Company and its Restricted Subsidiaries have satisfied their obligations with respect to a Change of Control Offer set forth under the covenant entitled “— Repurchases at the Option of Holders — Change of Control” or (ii) with the Excess Proceeds of one or more Asset Sales not involving Collateral, at a purchase price not greater than 100% of the principal amount (or accreted value, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any, after the Company and its Restricted Subsidiaries have satisfied their obligations with respect to such Excess Proceeds set forth under the covenant entitled “— Repurchases at the Option of Holders — Asset Sales” to the extent that such subordinated Indebtedness is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control or Asset Sale;

(12) payments pursuant to clause (6) of the covenant described under “— Transactions with Affiliates”;

(13) so long as no payment Default or Event of Default has occurred and is continuing or would result thereby, the payment of cash dividends on the Company’s shares of common stock in the aggregate amount per fiscal quarter not to exceed $0.0666 per share for each share of common stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions); and

(14) other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (14) above or one or more clauses of the definition of “Permitted Investments,” the Company shall be permitted to classify such Restricted Payment or Permitted Investment (or any portion thereof) on the date it is made, or later reclassify, all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of “Permitted Investment.”

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness or any related guarantee, on any asset of the Company or any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, except Permitted Liens, unless contemporaneously therewith:

(1) in the case of any Lien securing an obligation that ranks pari passu with the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2) in the case of any Lien securing an obligation that is subordinated in right of payment to the notes or a Guarantee, effective provision is made to secure the notes or such Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien (such Lien, the “Primary Lien”).

Notwithstanding the foregoing, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien under any of clauses (1), (3), (7), (16), (24) or (25) of the definition of “Permitted Liens” on any asset of the Company or any Restricted Subsidiary that secures obligations under any Indebtedness or any related guarantee, if such Lien is junior or subordinated in priority to any other Lien on such asset that secures obligations under any other Indebtedness or any related guarantee of the Company or any Restricted Subsidiary pursuant to an agreement which the Company or a Restricted Subsidiary is a party or the terms of which have been accepted, acknowledged or consented to by the Company or any Restricted Subsidiary in writing.

Notwithstanding the foregoing, the Co-Issuers will not and will not permit any Guarantor to, create, incur, assume or suffer to exist any Lien (other than in favor of the trustee for the benefit of the holders of notes) upon any of the Collateral other than Permitted Liens and those Liens permitted by the Security Documents and, further, the Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Capital Stock, Intercompany Debt or other securities issued by any Mortgaged Vessel Guarantor other than in favor of the trustee for the benefit of the holders of the notes.

Any Lien created for the benefit of the holders of the notes pursuant to the first paragraph above shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements, including, without limitation, those governing Existing Indebtedness and Credit Facilities (including the commitment letter described in this prospectus under “Description of Other Indebtedness”), as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Guarantees;

(3) applicable law, rule, regulation or order or governmental license, permit or concession;

(4) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with such acquisition to provide funds to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary provisions restricting assignments, subletting or other similar transfers in contracts, licenses and other agreements (including, without limitation, leases and agreements relating to intellectual property) entered into in the ordinary course of business;

(6) purchase money obligations and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens and agreements related thereto that were permitted to be incurred under the provisions of the indenture described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property (including Capital Stock of any Person in which the Company has an Investment) in joint venture agreements, stockholder agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable in all material respects only to the assets or property that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business;

(12) customary provisions restricting the disposition of real property interests set forth in any easements or other similar agreements or arrangements of the Company or any Restricted Subsidiary;

(13) provisions restricting the transfer of any Capital Stock of an Unrestricted Subsidiary;

(14) Indebtedness of a Restricted Subsidiary incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (i) in respect of the subordination provisions, if any, of such Indebtedness, (ii) if the encumbrances and restrictions contained in any such Indebtedness taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in the indenture or that may be contained in any Credit Facility in accordance with this covenant or (iii) if such encumbrance or restriction is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the notes as and when due or (y) such encumbrance or restriction applies only in the event of and during the continuance of a default under such Indebtedness; and

(15) Non-Recourse Debt or other encumbrances, restrictions or contractual requirements of a Securitization Subsidiary in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Subsidiary or the Securitization Assets that are subject to the Qualified Securitization Transaction.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions (i) involving aggregate consideration in excess of $50.0 million or (ii) as to which there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an independent accounting, appraisal or investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith).

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) director, officer, employee and consultant compensation, benefit, reimbursement and indemnification agreements, plans and arrangements (and payment awards in connection therewith) entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) any issuance of Qualified Equity Interests of the Company (other than Designated Preferred Stock) to an Affiliate and the granting or performance of registration rights in respect of any Qualified Equity Interests of the Company (other than Designated Preferred Stock), which rights have been approved by the Board of Directors of the Company;

(5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments” and Investments consisting of Permitted Investments;

(6) the performance of obligations of the Company or any Restricted Subsidiary under the terms of any agreement that is in effect as of or on the Issue Date (other than the Management Agreement or the Administrative Services Agreement) and disclosed in this prospectus or any amendment, modification, supplement, extension or renewal, from time to time, thereto or any transaction contemplated thereby (including pursuant to any amendment, modification, supplement, extension or renewal, from time to time, thereto) in any replacement agreement thereto, so long as any such amendment, modification, supplement, extension or renewal, or replacement agreement, is not materially more disadvantageous to the holders of notes taken as a whole than the original agreement as in effect on the Issue Date;

(7) the performance of obligations of the Company or any Restricted Subsidiary under the terms of the Management Agreement and the Administrative Services Agreement as in effect on the Issue Date or any amendment, modification, supplement, replacement, extension or renewal, from time to time, thereto or any transaction contemplated thereby (including pursuant to any amendment, modification, supplement, replacement, extension or renewal, from time to time, thereto) so long as any such amendment, modification, supplement, replacement, extension or renewal, or replacement agreement, is not materially more disadvantageous to the holders of notes taken as a whole than the original agreement as in effect on the Issue Date; provided, however that notwithstanding anything to the contrary herein or in either the Management Agreement or the Administrative Services Agreement, neither the Company nor any Subsidiary shall agree (or acquiesce) to any changes to the fees, costs, charges or other economic terms applicable to it pursuant to either such agreement (or any successor agreement(s)), including, without limitation, upon the expiration of any fixed fee period provided for therein as such agreement is in effect on the Issue Date, unless the Board of Directors of the Company by majority vote of the disinterested members shall have determined that such fees, costs, charges or other economic terms, as so changed, would continue to be on terms that are not materially more disadvantageous taken as a whole to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person (such determination to be evidenced by delivery to the trustee of a copy of each relevant resolution of the Board of Directors of the Company with respect thereto); and

(8) transactions effected as part of a Qualified Securitization Transaction.

Merger, Consolidation or Sale of Assets

(a) The Company may not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving Person; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made (x) is a corporation, limited liability company, trust or limited partnership organized or existing under the laws of an Eligible Jurisdiction, and (y) assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3) either (a) the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (b) the Fixed Charge Coverage Ratio for the Company or such surviving Person determined in accordance with the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” shall be greater than the Fixed Charge Coverage Ratio test for the Company and its Restricted Subsidiaries immediately prior to such transaction.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person; provided that the foregoing shall not prohibit the chartering out of Vessels in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Equity Interests of which constitute all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b) The Company will not permit any Guarantor to, directly or indirectly, consolidate, amalgamate or merge with or into another Person (whether or not the Company or such Guarantor is the surviving Person) unless:

(1) subject to the Guarantee release provisions described below, such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company or a Guarantor) expressly assumes all the obligations of such Guarantor under the Guarantee of such Guarantor, the indenture, the Security Documents and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee; and

(2) immediately after such transaction, no Default or Event of Default exists.

(c) This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of such Person with an Affiliate solely for the purpose, and with the effect, of reorganizing the Company, a Guarantor or a Wholly Owned Restricted Subsidiary, as the case may be, in an Eligible Jurisdiction. In addition, nothing in this “Merger, Consolidation or Sale of Assets” will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Restricted Subsidiary or reconstituting itself in another jurisdiction for the purpose of reflagging a vessel.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Subsidiary (other than Navios Acquisition Finance or any other Subsidiary that is at such time a co-issuer of the notes) to be an Unrestricted Subsidiary if that designation would not cause a Default or cause a Default to be continuing after such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or cause a Default to be continuing after such redesignation.

Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates a Wholly Owned Restricted Subsidiary (or redesignates an Unrestricted Subsidiary as a Restricted Subsidiary and such Restricted Subsidiary is a Wholly Owned Restricted Subsidiary) and such Wholly Owned Restricted Subsidiary shall at any time have total assets with a book value in excess of $1.0 million, then such Wholly Owned Restricted Subsidiary (unless such Subsidiary is a Securitization Subsidiary or is Navios Acquisition Finance (or any other subsidiary that at such time is a co-issuer of the notes)) must become a Guarantor and shall, within 45 business days of the date on which it was so acquired, created or redesignated or so capitalized:

(1) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such Wholly Owned Restricted Subsidiary shall unconditionally guarantee all of the Co-Issuers’ obligations under the notes and the indenture on the terms set forth in the indenture and, if such Wholly Owned Restricted Subsidiary owns a Vessel required to become a Mortgaged Vessel, execute one or more Ship Mortgages and the other Security Documents in favor of the trustee pursuant to which each such Vessel shall become a Mortgaged Vessel for all purposes under the indenture in each case as provided for under the first paragraph of “— Security — Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel”; and

(2) deliver to the trustee one or more opinions of counsel that such supplemental indenture and Security Documents, if any, have been duly authorized, executed and delivered by such Wholly Owned Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Wholly Owned Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Wholly Owned Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

The Guarantee of a Guarantor will automatically and unconditionally (without any further action on the part of any Person) be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” or “Transactions with Affiliates” provisions of the indenture;

(2) in connection with any sale or other disposition of a majority of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if (x) such Guarantor would no longer constitute a “Subsidiary” under the indenture and (y) the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon liquidation or dissolution of such Guarantor;

(5) in the case of a Guarantor that is not a Wholly Owned Restricted Subsidiary that has voluntarily issued a Guarantee of the notes, upon notice to the trustee by the Company of the designation of such Guarantor as non-Guarantor Restricted Subsidiary if (x) the Company would be permitted to make an Investment in such Restricted Subsidiary at the time of such release equal to the Fair Market Value of the Investment of the Company and its other Restricted Subsidiaries in such Guarantor as either a Permitted Investment or pursuant to the covenant described under “— Restricted Payments” and (y) all transactions entered into by such Restricted Subsidiary while a Guarantor would be permitted under the indenture at the time its Guarantee is released; and

(6) upon legal or covenant defeasance or satisfaction and discharge of the notes as provided below under the caption “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales.”

The form of the Guarantee is attached as an exhibit to the indenture.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Limitation on Business Activities of Navios Acquisition Finance

The indenture provides that Navios Acquisition Finance will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of the Equity Interest to the Company or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Company or any Restricted Subsidiary, including the notes, that is permitted to be incurred by the Company or any Restricted Subsidiary under the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and activities incidental thereto. The indenture also provides that for so long as the Company or any successor obligor under the notes is a Person that is not incorporated in the United States of America, any State of the United States or the District of Columbia there will be a co-issuer of the notes that is a Wholly Owned Restricted Subsidiary of the Company and that is a corporation organized and incorporated in the United States of America, any State of the United States or the District of Columbia.

Reports

Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish to the trustee and the holders, so long as the notes are outstanding:

(1) within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on Form 6-K (or any successor form) containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) and a management’s discussion and analysis of financial condition and results of operations (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2) within 150 days after the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein for such fiscal year; and

(3) at or prior to such times as would be required to be filed or furnished to the Commission if the Company was then a “foreign private issuer” subject to Section 13(a) or 15(d) of the Exchange Act, all such other reports and information that the Company would have been required pursuant thereto;

provided, however, that to the extent that the Company ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will furnish to the trustee and the holders, so long as any notes are outstanding, within 30 days of the respective dates on which the Company would be required to file such documents with the Commission if it was required to file such documents under the Exchange Act, all reports and other information that would be required to be filed with (or furnished to) the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

In addition, whether or not required by the rules and regulations of the Commission, the Company will electronically file or furnish, as the case may be, a copy of all such information and reports that it would be required to file as a foreign private issuer with the Commission for public availability within the time periods specified above (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to in the first paragraph of this covenant to the trustee and the holders of notes if the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default by a Co-Issuer or any Guarantor for 30 consecutive days in the payment when due and payable of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default by a Co-Issuer or any Guarantor in payment when due and payable of the principal of or premium, if any, on the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” after receipt by the Company or such Subsidiary, as applicable, of a written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes;

(4) failure by Company or any of its Restricted Subsidiaries to comply with any other covenants in the indenture (other than any default described in clause (3) above) for 60 consecutive days after notice has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding specifying the default and demanding compliance with any of the other covenants in the indenture;

(5) failure by Company or any of its Restricted Subsidiaries to comply with any term, covenant, condition or provision of the Security Documents, for 60 consecutive days after notice has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding specifying the default and demanding compliance with the Security Documents;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a

Significant Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, if that default:

(a) is caused by a failure to pay the principal amount of any such Indebtedness at its stated final maturity after giving effect to any applicable grace periods (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its stated final maturity,

and, in the case of (a) and (b) above, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million in excess of amounts that are covered by insurance or which have been bonded, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(8) except as permitted by the indenture including upon the permitted release of the Guarantee, any Guarantee of a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor shall deny or disaffirm in writing its obligations under its Guarantee;

(9) the occurrence of any event of default under any Security Document, including that any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the trustee, in any material respect, the Liens, rights, powers and privileges purported to be created thereby (other than by operation of the provisions of the Security Documents); and

(10) certain events of bankruptcy or insolvency described in the indenture with respect to a Co-Issuer or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency specified in clause (10) with respect to a Co-Issuer, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee, by written notice to the Co-Issuers, or the holders of at least 25% in principal amount of the then outstanding notes, by written notice to the trustee and the Co-Issuers, may declare all the notes to be due and payable. Any notice from the trustee or noteholders shall specify the applicable Event(s) of Default and state that such notice is a “Notice of Acceleration.” Upon such declaration of acceleration pursuant to a Notice of Acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding notes shall become due and payable without further action or notice.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested in writing the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a written direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

The Co-Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Within 30 days of becoming aware of any Default or Event of Default, the Company will be required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, incorporator, member, manager, agent or shareholder of a Co-Issuer or any Guarantor, as such, will have any liability for any obligations of the Co-Issuers or any Guarantors under the notes, the indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws of the United States.

Legal Defeasance and Covenant Defeasance

The Co-Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”). Such Legal Defeasance means that the Co-Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Co-Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Co-Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Co-Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants (including all the covenants described in this description of notes and the obligation to make Asset Sale Offers, Collateral Sale Offers, Event of Loss Offers and Change of Control Offers) in the indenture and may elect to cause the release of the Guarantees of the notes and all Liens securing the notes or the Guarantees (“Covenant Defeasance”) and thereafter any omission to comply with those covenants and such Guarantee and Lien releases will not, in each case, constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute Events of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Co-Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Co-Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Co-Issuers must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) the Co-Issuers have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Co-Issuers must deliver to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise arising in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which any Co-Issuer or any of its Subsidiaries is a party or by which the Co-Issuers or any of their Subsidiaries are bound;

(6) the Co-Issuers must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by the Co-Issuers with the intent of preferring the holders of notes over the other creditors of the Co-Issuers or any of their Subsidiaries or with the intent of defeating, hindering, delaying or defrauding creditors of the Co-Issuers or any of their Subsidiaries or others; and

(7) the Co-Issuers must deliver to the trustee an Officers’ Certificate and an Opinion of Counsel, each to the effect that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation will become due and payable within one year under arrangements reasonably satisfactory to the trustee for the giving of a notice of redemption by the trustee in the name and at the expense of the Co-Issuers.

If the funds deposited with the trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes when due, then the obligations of the Co-Issuers and the Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Co-Issuers and thereafter repaid to the Co-Issuers or discharged from the trust, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or have been called for redemption pursuant to the provisions described under “— Optional Redemption” and the Co-Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash or Cash Equivalents in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(3) the Co-Issuers or any Guarantor has paid or caused to be paid all sums payable by them under the indenture; and

(4) the Co-Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Co-Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes, the Guarantees or the Security Documents may be amended or supplemented with the consent of the Co-Issuers and the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Guarantees or the Security Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of the Co-Issuers and

(A) each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder to the extent permitted under the indenture):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (it being understood that this clause (2) does not apply to provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders — Change of Control”, “— Asset Sales — Asset Sales Not Involving Collateral” and “— Asset Sales — Asset Sales Involving Collateral” and “— Events of Loss”);

(3) reduce the rate of or change the time for payment of interest or Additional Interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes in accordance with the provisions of the indenture and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes or Additional Amounts, if any;

(7) waive a redemption payment with respect to any note (it being understood that this clause (7) does not apply to a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders — Change of Control”, “— Asset Sales — Asset Sales Not Involving Collateral” and “— Asset Sales — Asset Sales Involving Collateral” and “— Events of Loss”);

(8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

(9) in the event that the obligation to make a Change of Control Offer or an Asset Sale Offer has arisen, amend, change or modify in any material respect the obligation of the Company to make and consummate such Change of Control Offer or such Asset Sale Offer, as the case may be;

(10) expressly subordinate in right of payment the notes or the Guarantees to any other Indebtedness of a Co-Issuer or any Guarantor; or

(11) make any change in the preceding amendment and waiver provisions, or

(B) holder of notes representing 66 2/3% of the outstanding notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder to the extent permitted under the indenture):

(1) amend, change or modify in any material respect the obligation of the Co-Issuers to make and consummate a Collateral Sale Offer or an Event of Loss Offer, as the case may be, or modify the provisions or definitions with respect thereto; or

(2) release the Lien of the trustee for the benefit of the holders of the notes in any Collateral (other than by operation of the terms of the indenture and the Security Documents).

Notwithstanding the preceding, without the consent of any holder of notes, the Co-Issuers, the Guarantors and the trustee may amend, waive, supplement or otherwise modify the indenture, the notes or the Guarantees or the Security Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of a Co-Issuer’s or a Guarantor’s obligations to holders of notes and Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of such Co-Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

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(6) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the notes or to release a Guarantee or a security interest under the notes or a Guarantee in accordance with the terms of the indenture;

(7) to provide for the issuance of additional notes in accordance with the terms of the indenture;

(8) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

(9) to comply with the rules of any applicable securities depository;

(10) to conform the text of the indenture, the Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended by the Co-Issuers (as demonstrated by an Officers’ Certificate) to be a substantially verbatim recitation of a provision of the indenture, the Guarantees or the notes;

(11) to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the noteholders or surrender any rights or powers conferred upon the Company or any Restricted Subsidiary; or

(12) to secure the notes.

Concerning the Trustee

If the trustee becomes a creditor of a Co-Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Navios Maritime Acquisition Corporation, 85 Akti Miaouli Street, Piraeus 185 38, Greece, attention: Secretary.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

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“Additional Interest” means (i) “Additional Interest” as defined in the registration rights agreement with respect to the notes issued on the Issue Date and (ii) “Special Interest,” “Additional Interest,” “Liquidated Damages” or any similar term as such term is defined in any registration rights agreement with respect to additional notes issued after the Issue Date.

“Administrative Services Agreement” means the Administrative Services Agreement dated May 28, 2010 between the Company and Navios Ship Management Inc, as such agreement may be amended, modified, supplemented, replaced, extended or renewed from time to time in compliance with clause (7) of the “Transactions with Affiliates” covenant.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such note at November 1, 2013 plus (ii) all remaining interest payments due on such note through and including November 1, 2013 (excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from November 1, 2013 to the Make-Whole Redemption Date, computed using a discount rate equal to the Applicable Treasury Rate plus 0.50%, over (B) the principal amount of such note on the Make-Whole Redemption Date.

“Applicable Treasury Rate” for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Redemption Date of such note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to November 1, 2013; provided, however, that if the period from the Make-Whole Redemption Date to November 1, 2013 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Appraised Value” means the fair market sale value as of a specified date of a specified Vessel that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined by an Independent Appraiser selected by the Company and, in the event such Independent Appraiser is not a Designated Appraiser, reasonably acceptable to the trustee.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets (other than, in the case of Collateral, an Event of Loss); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Co-Issuers and their Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance by any of the Company’s Restricted Subsidiaries of any Equity Interest of such Restricted Subsidiary or the sale by the Company or any Restricted Subsidiary of Equity Interests in any

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Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) other than in the case of any Collateral, any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2) a sale, lease, conveyance, transfer or other disposition of assets between or among the Company and/or its Restricted Subsidiaries; provided that if such sale, lease, conveyance, transfer or other disposition involves Collateral, such exemption shall only be available if such transaction is between or among the Company and/or one or more Mortgaged Vessel Guarantors;

(3) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or other disposition of damaged, worn-out or obsolete assets; (5) the sale or other disposition of cash or Cash Equivalents;

(6) (i) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment and (ii) any issuance, sale, transfer or other disposition of Capital Stock of an Unrestricted Subsidiary;

(7) sales of accounts receivable and inventory (other than Vessels and Related Assets) in the ordinary course of business for cash or Cash Equivalents;

(8) a Permitted Asset Swap;

(9) sales and/or contributions of Securitization Assets to a Securitization Subsidiary in a Qualified Securitization Transaction for the Fair Market Value thereof including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (9), Purchase Money Notes will be deemed to be cash); and

(10) any transfer of Securitization Assets or a fractional undivided interest therein, by a Securitization Subsidiary in a Qualified Securitization Transaction.

“Assignment of Freights and Hires” means each assignment, between either a Co-Issuer or a Mortgaged Vessel Guarantor, as applicable, and the trustee, dated the Issue Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with the terms of the indenture and substantially in the form required by the indenture, together with the documents contemplated thereby, pursuant to which a Co-Issuer or such Mortgaged Vessel Guarantor, as applicable, assigns its right, title and interest in, to and under all charters, freights, hires and other earnings in respect of its Mortgaged Vessel.

“Assignment of Insurance” means each assignment, between either a Co-Issuer or a Mortgaged Vessel Guarantor, as applicable, and the trustee, dated the Issue Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with the terms of the indenture and substantially in the form required by the indenture, together with the documents contemplated thereby, pursuant to which such Co-Issuer or Mortgaged Vessel Guarantor, as applicable, assigns its right, title and interest in, to and under all policies and contracts of insurance in respect of its Mortgaged Vessel as well as any proceeds of such insurance.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate equal to the rate implicit in such transaction for the relevant lease period, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness required thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

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“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time; provided that, notwithstanding the foregoing, the holders of the Company’s warrants outstanding on the Issue Date shall not be deemed to beneficially own the underlying shares until such warrants have been exercised. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the functional equivalent of a board of directors of a corporation or, other than for purposes of the definition of “Change of Control,” any committee thereof duly authorized to act on behalf thereof.

“Capital Lease Obligation” means, at the time of determination, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars or Euro or other currency of a member of the Organization for Economic Cooperation and Development (including such currencies as are held as overnight bank deposits and demand deposits with banks);

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any Member State of the European Union or any other country whose sovereign debt has a rating of at least A3 from Moody’s and at least A- from S&P or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

(3) demand and time deposits and Eurodollar time deposits and certificates of deposit or bankers’ acceptances with maturities of one year or less from the date of acquisition, in each case, with any financial institution organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development having capital and surplus and undivided profits in excess of US$500.0 million;

(4) repurchase obligations with a term of not more than 60 days for underlying securities of the types described in clause (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

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(5) commercial paper and variable or fixed rate notes rated P-1 or higher by Moody’s Investors Service, Inc. or A-1 or higher by Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

(3) (a) all or substantially all of the assets of the Company and the Restricted Subsidiaries are sold or otherwise transferred to any Person other than a Wholly Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company consolidates or merges with or into another Person or any Person consolidates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons Beneficially Owning, directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company immediately prior to such consummation do not Beneficially Own, directly or indirectly, Voting Stock representing a majority of the total voting power of the Voting Stock of the Company or the surviving or transferee Person; or

(4) the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the stockholders of the Company.

“Charter” means each time charter party entered into with respect to a Mortgaged Vessel.

“Collateral” means, collectively, all of the property and assets (including, without limitation, Trust Monies) that are from time to time subject to the Security Documents.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means Navios Maritime Acquisition Corporation, a Marshall Islands corporation.

“Consolidated Cash Flow” means, for any period, for any Person, an amount determined for such Person and its Restricted Subsidiaries on a consolidated basis equal to:

(1) Consolidated Net Income for such period; plus

(2) the sum, without duplication, of the amounts for such Person and its Restricted Subsidiaries for such period (in each case to the extent reducing such Consolidated Net Income) of:

(a) Fixed Charges;

(b) provision for taxes based on income;

(c) total depreciation expenses;

(d) total amortization expenses (including, without limitation, the amortization of capitalized drydocking expenses);

(e) other non-cash items reducing such Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period); and

(f) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of any payments therefor less the amount of interest implicit in such payments; minus

(3) the amount for such period (to the extent increasing such Consolidated Net Income) of non-cash items increasing such Consolidated Net Income (other than any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period);

provided that the items listed in clauses (2)(a) through (f) of a Restricted Subsidiary will be included in Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (without duplication):

(1) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto);

(2) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or dispositions of securities;

(3) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period;

(4) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually, or is permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that with respect to a Guarantor or a Securitization Subsidiary this clause (4) shall be applicable solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption “— Certain Covenants — Restricted Payments”;

(5) any non-cash expenses or charges resulting from stock, stock option or other equity-based awards;

(6) the cumulative effect of a change in accounting principles;

(7) any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(8) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill, intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(9) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(10) the portion of distributions received from one or more Designated MLPs otherwise includable in “Consolidated Net Income” of the Company to the extent the Company elects to exclude such distributions from “Consolidated Net Income” and credits such amounts towards subclause (y) of clause (17) of the definition of “Permitted Investments”; and

(11) any non-cash expenses or charges resulting from the preferred stock (other than Disqualified Stock) outstanding (or committed to be issued) as of the Issue Date;

provided, however, that Consolidated Net Income shall be reduced by the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Equity Interests) paid, accrued or scheduled to be paid or accrued during such period.

“Credit Agreement” means that certain Loan Agreement dated as of September 7, 2010 by and among Rhodes Shipping Corporation, Crete Shipping Corporation, Shinyo Kieran Limited and Aegean Sea Maritime Holdings Inc, as joint and several borrowers, Marfin Egnatia Bank, SA, as arranger, agent and security trustee and the financial institutions listed therein, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon termination or otherwise), increased or refinanced (including by means of sales of debt securities to institutional investors) including by means of a Qualified Securitization Transaction in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of the Company as borrowers or guarantors thereunder).

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks, other institutional lenders, commercial finance companies or other lenders providing for revolving credit loans, term loans, bonds, debentures, securitization financing (including through the transfer of Securitization Assets to special purpose entities formed to borrow from such lenders against, or sell undivided interests in, such assets in a Qualified Securitization Transaction) or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying the Company and/or Subsidiaries of the Company as borrowers or guarantors thereunder).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Appraiser” means any of Fearnleys A.S., Oslo Shipbrokers A.S., Clarkson Valuations Limited, Simpson Spence & Young Shipbrokers Ltd., E.A. Gibson Shipbrokers Ltd., Jacq. Pierot Jr. & Sons, Allied Shipbroking, Greece, RS Platou ASA, ICAP Shipping Limited, ACM Ltd., London, Island Shipbrokers PTE LTD, Singapore, and Deloitte LLP, Ernst & Young LLP and KPMG LLP; provided that, at the time any such firm is to be utilized, such firm would qualify as an Independent Appraiser.

“Designated MLP” means one or more master limited partnerships, publicly traded partnerships or limited liability companies, in each case, the interests in which are publicly traded on an established securities exchange or secondary market and designated as such by an Officer of the Company.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation executed by an authorized officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of the Company (other than Disqualified Stock) issued and sold for cash in a bona-fide financing transaction that is designated as Designated Preferred Stock pursuant to an Officers’ Certificate on the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Restricted Payments” covenant and are not used for purposes of clause (b) of such clause (3).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale prior to the stated maturity of the notes will not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Eligible Jurisdiction” means any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any issuance and sale by the Company of its Qualified Equity Interests.

“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel, (b) the destruction of a Vessel, (c) damage to a Vessel to an extent, determined in good faith by the Company within 90 days after the occurrence of such damage (and evidenced by an Officers’ Certificate to such effect delivered to the trustee, within such 90-day period), as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence) or (d) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within six months. An Event of Loss shall be deemed to have occurred: (i) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss, or if such date is unknown, on the date such Vessel was last reported; (ii) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of determination of such total loss; (iii) in the case of any event referred to in clause (c) above, upon the delivery of the Company’s Officers’ Certificate to the trustee; or (iv) in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

“Event of Loss Proceeds” means all compensation, damages and other payments (including insurance proceeds) received by the Company, any Mortgaged Vessel Guarantor or the trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercised Vessel Purchase Option Contract” means any Vessel Purchase Option Contract which has been exercised by the Company or a Restricted Subsidiary, obligating the Company or such Restricted Subsidiary to purchase such Vessel and any Related Assets, subject only to customary conditions precedent.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of the indenture after giving effect to the issuance of the notes on the Issue Date and the use of proceeds therefrom, including the amount of undrawn commitments under any Credit Facilities (including without limitation, the Credit Agreement and the commitment letter described in this prospectus under “Description of Other Indebtedness”) in existence on the date of the indenture and described in the prospectus.

“Existing Mortgaged Vessels” means the following Vessels owned by the Company or a Guarantor on the Issue Date: Shinyo Splendor, Shinyo Navigator, C. Dream, Shinyo Ocean, Shinyo Kannika and Shinyo Saowalak.

“Fair Market Value” means, with respect to any asset or property, the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party. Fair Market Value shall be determined in good faith by (i) if the value of such property or asset is less than $25.0 million, an officer of the Company and evidenced by an Officers’ Certificate delivered to the trustee and (ii) if the value of such property or asset equals or exceeds $25.0 million, the Board of Directors of the Company; provided, however, that (x) if such determination is with respect to one or more Vessels with a value that equals or exceeds $25.0 million (as determined by the Company in good faith), Fair Market Value shall be (I) based on the Appraised Value of such Vessel and (II) shall be the greater of such Vessel’s “charter-free” and “charter-adjusted” values and (y) if such determination relates to the determination by the Company of compliance with clause (7) of the definition of “Permitted Liens,” such determination shall comply with clause (x) to the extent such determination relates to one or more Vessels and in all other cases such determination shall be based on the written opinion of an independent investment banking firm of international standing qualified to perform the task for which such firm has been engaged (as determined by the Company in good faith).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made occurred (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions (including of Vessels and Related Assets including, without limitation, chartered-in Vessels) that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, of any other Person or any of its Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and any prior acquisitions by such other Person to the extent not fully reflected in the historical results of operations of such other Person, and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to operations (including Vessels and Related Assets) or businesses (and ownership interests therein) disposed of prior to the Calculation Date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction requiring determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated at the actual rate that was in effect from time to time (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) if the Company or any Restricted Subsidiary shall have entered into an agreement to acquire a Vessel which at the time of calculation to the Fixed Charge Coverage Ratio is being constructed on behalf of the Company or such Restricted Subsidiary then (a) if such Vessel is one of the twelve Vessels under construction or two vessels under purchase option, in each case, identified in this prospectus (an “Identified Pending Vessels”), pro forma effect will be given to the extent provided in the next paragraph below or (b) if such Vessel is not an Identified Pending Vessel (an “Other Pending Vessel”) but is scheduled to be delivered no later than 18 months from the date of such calculation of the Fixed Charge Coverage Ratio and has been chartered out to a third party that is not an Affiliate of the Company pursuant to a bona fide time charter entered into on customary terms for time charters at the time (as determined in good faith by the Company), which is binding on such third party and which has a fixed duration of not less than five years (a “Qualified Other Pending Vessel”), pro forma effect will be given to the extent provided in the next paragraph below.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition (including, without limitation, the charter-in of a Vessel) or construction of a Vessel or the Capital Stock of a Person that owns, or charters in, one or more Vessels or the financing thereof, such Person may (i) other than in the case of an Other Pending Vessel, if a relevant Vessel is to be subject to a time charter-out with a remaining term of twelve months or longer, apply for the period for which the Fixed Charge Coverage Ratio is being calculated pro forma earnings (losses) for such Vessel based upon such charter-out (in the case of an Identified Pending Vessel, such pro forma earnings (losses) shall be the Proportionate Amount of the pro forma earnings (losses) for such Identified Pending Vessel utilizing the methodology set forth in this clause (i)), (ii) other than in the case of an Other Pending Vessel, if a relevant Vessel is to be subject to a time charter-out with a remaining term of between six and twelve months, apply for the period for which the Fixed Charge Coverage Ratio is being calculated the annualized amount of pro forma earnings (losses) for such Vessel based upon such charter-out (in the case of an Identified Pending Vessel, such pro forma earnings (losses) shall be the Proportionate Amount of the pro forma earnings (losses) for such Identified Pending Vessel utilizing the methodology set forth in this clause (ii)), (iii) other than in the case of an Other Pending Vessel, if a relevant Vessel is not to be subject to a time charter-out, is under time charter-out that is due to expire in six months or less, or is to be subject to charter on a voyage charter basis (whether or not any such charter is in place for such Vessel), then in each case apply for the period for which the Fixed Charge Coverage Ratio is being calculated earnings (losses) for such Vessel based upon the average of the historical earnings of comparable Vessels in such Person’s fleet in the most recent four quarter period (as determined in good faith by the chief financial officer of the Company) or if there is no such comparable Vessel, then based upon industry average earnings for comparable Vessels (as determined in good faith by the chief financial officer of the Company) (in the case of an Identified Pending Vessel, such pro forma earnings (losses) shall be the Proportionate Amount of the pro forma earnings (losses) for such Identified Pending Vessel utilizing the methodology set forth in this clause (iii)) or (iv) if such Vessel is a Qualified Other Pending Vessel described in clause (7)(b) of the immediately preceding paragraph then, include, to the extent that such Qualified Other Pending Vessel has not been delivered to the Company or a Restricted Subsidiary or if so delivered has not been deployed for the entire period for which the Fixed Charge Coverage Ratio is being calculated, for such period (or the portion of such period during which such Qualified Other Pending Vessel was not deployed if such Qualified Other Pending Vessel has been deployed but not for the entire period) the Proportionate Amount of the pro forma earnings (losses) for such Qualified Other Pending Vessel based upon the contractual terms of such Vessel’s charter-out agreement applicable to the first twelve months following scheduled delivery of such Qualified

Other Pending Vessel (or the ratable amount of such Proportionate Amount of earnings (losses) to the extent the Qualified Other Pending Vessel has been deployed but for less then the entire period (with the actual earnings of such Qualified Other Pending Vessel being given effect to for the period deployed to the extent otherwise included in the calculation of Consolidated Cash Flow). As used herein, “Proportionate Amount of earnings (losses)” means the product of the earnings (losses) referred to above and the percentage of the aggregate purchase price for such Vessel which has been paid as of the relevant date of the determination of the Fixed Charge Coverage Ratio.

Additionally, any pro forma calculations may include the reduction or increase in costs for the applicable period resulting from, or in connection with, the acquisition of assets, an asset sale or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Regulation S-X under the Securities Act or (b) have been realized at the time such pro forma calculation is made or are reasonably expected to be realized within twelve months following the consummation of the transaction to which such pro forma calculations relate, which actions shall be certified by the chief financial officer of the Company, provided that, in the case of adjustments pursuant to this clause (b), such adjustments will be set forth in a certificate signed by the Company’s chief financial officer which states in detail (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Company at the time of such execution. Any such certificate will be provided to the trustee if the Company or any Restricted Subsidiary incurs Indebtedness, issues Disqualified Stock or preferred stock, makes any Restricted Payment or consummates any transaction described under “— Certain Covenants — Merger, Consolidation or Asset Sale” necessitating the calculation of the Fixed Charge Coverage Ratio.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any Securitization Fees, the interest component of all payments associated with Capital Lease Obligations and the net payments made pursuant to Hedging Obligations in respect of interest rates and (y) excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses incurred in connection with the incurrence of Indebtedness and any expensing of bridge, commitment and other financing fees; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends accrued or paid on any series of Disqualified Stock or Designated Preferred Stock of the Company or any Disqualified Stock or preferred stock of any Restricted Subsidiary (other than any such Disqualified Stock, Designated Preferred Stock or preferred stock held by the Company or a Wholly Owned Restricted Subsidiary or to the extent paid in Qualified Equity Interests); plus

(5) to the extent any Attributable Indebtedness is outstanding and is not a Capital Lease Obligation, the amount of interest implicit in any payments related to such Attributable Indebtedness during such period.

“Forward Freight Agreement” means, with respect to any Person, any forward freight agreement or comparable swap, future or similar agreement or arrangement relating to derivative trading in freight or similar rates.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date, as set forth in the opinions and pronouncements of the Accounting Principles Board of the

American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, in each case, as in effect on the Issue Date, or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, in each case, as in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantee” means the guarantee by each Guarantor of the Company’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Guarantor” means each Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the indenture and its successors and assigns, until such Subsidiary is released from its Guarantee in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under swap, cap, collar, forward purchase, Forward Freight Agreements or agreements or arrangements similar to any of the foregoing and dealing with interest rates, currency exchange rates, commodity prices or freight rates, either generally or under specific contingencies.

“Heirs” of any individual means such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(4) all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed and which is treated as indebtedness under GAAP, except any such balance that constitutes an accrued expense or trade payable, or similar obligations to trade creditors incurred in the ordinary course of business;

(5) all Capital Lease Obligations of such Person;

(6) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(7) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or the Company’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis; provided further that Standard Securitization Undertakings in connection with a Qualified Securitization Transaction shall not be considered to be a guarantee of Indebtedness;

(8) all Attributable Indebtedness;

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and

(10) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

Notwithstanding clause (4) above, the obligation of the Company or any Restricted Subsidiary to pay the purchase price for an Exercised Vessel Purchase Option Contract entered into and exercised in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries shall not constitute “Indebtedness” under clause (4) above even though the purchase price therefor may be due more than six months after exercise thereof.

“Independent Appraiser” means a Person:

(1) that is (a) engaged in the business of appraising Vessels who is generally acceptable to institutional lenders to the shipping industry or (b) if no Person described in clause (i) is at such time generally providing appraisals of vessels (as determined in good faith by the Company) then, an independent investment banking firm of international standing qualified to perform such valuation (as determined in good faith by the Company); and

(2) who (a) is independent of the parties to the transaction in question and their Affiliates and (b) is not connected with the Company, any of the Restricted Subsidiaries or any of such Affiliates as an officer, director, employee, partner or person performing similar functions.

“Intercompany Debt” means Indebtedness of an Mortgaged Vessel Guarantor to the extent issued to or held by the Company or any Subsidiary of the Company.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP but excluding extensions of trade credit or advances, deposits and payments to or with suppliers, lessors or utilities or for workers’ compensation in the ordinary course of business or prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means October 21, 2010, the date of the original issuance of the notes under the indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease that is not a Capital Lease Obligation be deemed to constitute a Lien.

“Loan To Value Ratio — Actual” means, at any time, the ratio (determined before giving effect to the issuance of any additional notes resulting in the requirement to calculate the “Loan To Value Ratio — Actual” and further excluding the proposed application of the proceeds thereof) of (x) the aggregate principal amount of the notes outstanding at such time to (y) the aggregate Fair Market Value of all Collateral (including all Trust Monies) at such time.

“Loan To Value Ratio — Additional Notes” means, at any time, in connection with the issuance of additional notes, the ratio of (x) the aggregate principal amount of the additional notes to be issued at such time outstanding at such time to (y) the sum of (I) the aggregate Fair Market Value of all Collateral to be purchased by (or contributed to) one or more Mortgaged Vessel Guarantors with the proceeds of the issuance of such additional notes and other funds available to the Company on the date of issuance of such additional notes and (II) any cash proceeds from the issuance of such additional notes and any other funds, in each case, deposited as Trust Monies in connection with the issuance of such additional notes.

“Make-Whole Redemption Date” with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

“Management Agreement” means the Management Agreement dated May 28, 2010, as amended as of September 10, 2010 between the Company and Navios Tankers Management Inc., as such agreement may be amended, modified, supplemented, replaced, extended or renewed from time to time in compliance with clause (7) of the “Transactions with Affiliates” covenant.

“Mortgaged Vessel Guarantor” means a Guarantor that is the owner of one or more Mortgaged Vessels.

“Mortgaged Vessels” means (i) the Existing Mortgaged Vessels and (ii) any other Vessels made subject to the Lien of the Security Documents in favor of the trustee for the benefit of the holders of notes pursuant to the provisions described under “— Security — Substitution of a Qualified Vessel or Qualified Collateral; Designation as Mortgaged Vessel.”

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of fees, commissions, expenses and other direct costs relating to such Asset Sale, including, without limitation, (a) fees and expenses related to such Asset Sale (including legal, accounting and investment banking fees, title and recording tax fees and sales and brokerage commissions, and any relocation expenses and severance or shutdown costs incurred as a result of such Asset Sale), (b) all federal, state, provincial, foreign and local taxes paid or payable as a result of the Asset Sale, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien incurred in compliance with the terms of the indenture and the Security Documents on the asset or assets that were the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets which are subject to such Asset Sale and (e) any escrow or reserve for adjustment in respect of the sale price of such assets established in accordance with GAAP and any reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale except to the extent that such proceeds are released from any such escrow or to the extent such reserve is reduced or eliminated.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertakings in connection with a Qualified Securitization Transaction)), (b) is directly or indirectly liable as a guarantor or otherwise (other than, with respect to a Securitization Subsidiary, pursuant to Standard Securitization Undertaking in connection with a Qualified Securitization Transaction), or (c) constitutes the lender; and

(2) as to which the lenders have been notified in writing or have contractually agreed that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than, in the case of a Qualified Securitization Transaction, the equity interests in, any Purchase Money Notes of and the assets of the applicable Securitization Subsidiary).

“Obligations” means any principal, interest, penalties, fees, costs and expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, any of the following: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, the Controller or any other officer designated by the relevant Board of Directors serving in a similar capacity.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel that meets the requirements of the indenture. The counsel may be an employee of, or counsel to, the Co-Issuers, a Guarantor or the trustee. Opinions of Counsel required to be delivered under the indenture may have qualifications customary for opinions of the type required in the relevant jurisdiction or related to the items covered by the opinion and counsel delivering such Opinions of Counsel may rely on certificates of the Co-Issuers or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact, including that various covenants have been complied with.

“Permitted Asset Swap” means the exchange of property or assets of the Company or any Restricted Subsidiary for assets to be used by the Company or a Restricted Subsidiary in a Permitted Business.

“Permitted Business” means any business conducted by the Company or any of its Subsidiaries as described in this prospectus and any businesses that, in the good faith judgment of the Board of Directors of the Company, are reasonably related, ancillary, supplemental or complementary thereto, or reasonable extensions thereof.

“Permitted Flag Jurisdiction” means any of the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Panama, Greece, Malta, the Republic of Cyprus, the Commonwealth of the Bahamas, the British Virgin Islands and the Hong Kong Special Administrative Region of the People’s Republic of China and any other jurisdiction generally acceptable to institutional lenders in the shipping industry, as determined in good faith by the Board of Directors.

“Permitted Hedging Obligations” means at any time, Hedging Obligations designed to manage interest rates or interest rate risk or protect against fluctuations in currency exchange rates, commodity prices or freight rates and not for speculative purposes (all as determined by the Company on the date of entering into such Hedging Obligation). Forward Freight Agreements entered into by the Company in its good faith determination for the purpose of hedging available days against fluctuations in freight rates (as so determined by the Company on the date of entering into such Forward Freight Agreement) shall be deemed to have been entered into not for speculative purposes and shall qualify as “Permitted Hedging Obligations” for all purposes under the indenture.

“Permitted Holders” means each of: (a) Navios Maritime Holdings Inc., a Marshall Islands corporation (“Holdings”) or any Subsidiary of Holdings for so long as it remains a Subsidiary of Holdings and (b) (i) Angeliki Frangou; (ii) each of her spouse, siblings, ancestors, descendants (whether by blood, marriage or adoption, and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other Person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest; and (iii) all Affiliates controlled by the Persons named in clauses (i) and (ii) above.

“Permitted Investments” means:

(1) any Investment in cash or Cash Equivalents;

(2) any Investment in a Co-Issuer or in a Guarantor;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Co-Issuer or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment made for consideration consisting of Qualified Equity Interests of the Company;

(6) any Investments received in compromise, settlement or resolution of (A) obligations of trade creditors or customers, including, without limitation, pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Permitted Hedging Obligations;

(8) Investments in existence on the Issue Date;

(9) Investments in prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers’ compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(10) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business not to exceed $7.5 million at any one time outstanding;

(11) payroll, travel and similar advances made in the ordinary course of business to cover matters that are expected at the time of such advances to be treated as expenses in accordance with GAAP;

(12) Investments held by a Person at the time such Person becomes a Restricted Subsidiary of the Company or is merged into the Company or a Restricted Subsidiary of the Company and not made in contemplation of such Person becoming a Restricted Subsidiary or merger;

(13) any Investment by the Company or any Restricted Subsidiary in a Securitization Subsidiary (including, without limitation, the payment of Securitization Fees in connection with a Qualified Securitization Transaction) or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Transaction (including Investments of funds held in accounts required by customary arrangements governing such Qualified Securitization Transaction in the manner required by such arrangements), so long as any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, a contribution of additional Securitization Assets or an Equity Interest;

(14) Investments in any Person engaged in a Permitted Business the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (14) since the Issue Date and that remain outstanding, do not exceed the greater of (x) $20.0 million and (y) 2.0% of Total Tangible Assets;

(15) Investments in Unrestricted Subsidiaries the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (15) since the Issue Date and that remain outstanding, do not exceed the greater of (x) $20.0 million and (y) 2.0% of Total Tangible Assets;

(16) other Investments in any Person having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed the greater of (x) $35.0 million and (y) 3.5% of Total Tangible Assets; and

(17) Investments in one or more Designated MLPs, the Fair Market Value of which, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and that remain outstanding, do not exceed the sum of (x) the greater of (I) $100.0 million and (II) 10.0% of Total Tangible Assets and (y) provided that the Company shall have elected to exclude such cash distributions from Consolidated Net Income as provided for in clause (10) of the definition thereof, the amount of cash distributions received from such Designated MLPs since the Issue Date.

“Permitted Liens” means:

(1) Liens on assets and property of the Company or any of its Subsidiaries securing Indebtedness and other related Obligations under Credit Facilities in an aggregate amount at any time outstanding not to exceed $150.0 million; provided that no such Liens shall extend to any assets or property constituting Collateral;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with the Company or the Restricted Subsidiary; provided further that no such Liens shall extend to any assets or property constituting Collateral;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with such acquisition; provided further that no such Liens shall extend to any assets or property constituting Collateral;

(5) Liens incurred or deposits in connection with workers’ compensation, employment insurance or other types of social security, including Liens securing letters of credit issued in the ordinary course of business or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations including those arising from regulatory, contractual or warranty requirements of the Company and its Subsidiaries, including rights of offset and setoff (in each case exclusive of obligations for the payment of borrowed money);

(6) Liens securing (i) Indebtedness incurred pursuant to clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with or financed by such Indebtedness; provided that no such Liens shall extend to any assets or property constituting Collateral;

(7) Liens securing Indebtedness incurred to finance (A) the construction, purchase or lease of, or repairs, improvements or additions to, one or more Vessels and any Related Assets or (B) the Capital Stock of a Person the assets of which include one or more Vessels and any Related Assets (and, in each case, Liens securing Indebtedness that refinances or replaces any such Indebtedness); provided, however, that, (i) except as provided in clauses (ii) and (iii) below and except to the extent that any portion of such Indebtedness is secured by a Lien incurred and outstanding pursuant to another clause of this definition of “Permitted Liens” or otherwise in compliance with the covenant described under “— Certain Covenants — Liens”, the principal amount of Indebtedness secured by such a Lien in respect of this clause (7) does not exceed (x) with respect to Indebtedness incurred to finance the construction of such Vessel(s) or Related Assets, 80%, without duplication, of the sum of (1) the contract price pursuant to the Vessel Construction Contract(s) for such Vessel(s) plus, without duplication, the Fair Market Value of any Related Assets and (2) any other ready for sea cost for such Vessel(s) or Related Assets (as determined in good faith by the Company), and (y) with respect to Indebtedness Incurred to finance the acquisition of such Vessel(s), Related Assets or Person, 80% of the Fair Market Value of such Vessel(s), Related Assets or the Vessel and Related Assets of such Person at the time such Lien is incurred, (ii) in the case of Indebtedness that matures within nine months after the incurrence of such Indebtedness (other than any Permitted Refinancing Indebtedness of such Indebtedness or Indebtedness that matures within one year prior to the Stated Maturity of the notes), the principal amount of Indebtedness secured by such a Lien shall not exceed the Fair Market Value of such, without duplication, Vessel(s), Related Assets or the Vessel and Related Assets of such Person at the time such Lien is incurred, and (iii) in the case of Indebtedness representing Capital Lease Obligations relating to a Vessel or Related Assets, the principal amount of Indebtedness secured by such a Lien shall not exceed 100% of the sum of (1), without duplication, the Fair Market Value of such Vessel or Related Assets at the time such Lien is incurred and (2) any ready for sea cost for such Vessel or Related Assets (as determined in good faith by the Company); provided further that no such Liens shall extend to any assets or property constituting Collateral;

(8) Liens arising from Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(9) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary arising from Vessel chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, masters’, officers’ or crews’ wages and maritime Liens and any other Liens (other than Liens in respect of Indebtedness) incurred in the ordinary course of operation of a Vessel; provided that in the case of a Charter of a Mortgaged Vessel, such Lien is subject to the Lien of the indenture and the Security Documents;

(10) Liens for general average and salvage;

(11) Liens existing on the Issue Date and Liens in respect of Indebtedness incurred after the Issue Date under all Credit Facilities (including, without limitation, the Credit Agreement) outstanding or committed to on the Issue Date (including without limitation the commitment letter described in this prospectus under “Description of Other Indebtedness”) (or any replacement of any such committed amounts) to the extent such Indebtedness is deemed incurred in reliance on clause (2) of the definition of Permitted Debt pursuant to the second sentence of the third paragraph of the “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant and, in the case of the Mortgaged Vessels as of the Issue Date, disclosed in this prospectus (after giving effect to the application of the proceeds from the notes on the Issue Date);

(12) Liens for taxes, assessments or governmental charges or claims that are not yet due or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13) (x) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business and (y) other Liens arising by operation of law covered by insurance including any deductibles thereon);

(14) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially adversely affect the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(15) Liens securing (a) the notes or the Guarantees issued on the Issue Date (and any exchange notes and related Guarantees issued pursuant to the terms of the registration rights agreement) or payment obligations to the trustee and (b) additional notes; provided that, in the case of this clause (b), immediately after giving effect to the incurrence of such additional notes, the Loan To Value Ratio —

Additional Notes is less than the lesser of (i) 0.75 to 1.0 and (ii) 1.1 times the Loan To Value Ratio — Actual at such time.

(16) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that such Liens (a) are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced (other than (x) any improvements or accessions to such property or assets or any items which constitute Related Assets with respect to such underlying property or assets securing the Indebtedness so refinanced or (y) any Lien on additional property or assets which Lien would have been permitted to be granted by the covenant under “— Certain Covenants — Liens” in respect of the Indebtedness being refunded, refinanced, replaced, defeased or discharged by such Permitted Refinancing Indebtedness at the time such prior Indebtedness was initially incurred by the Company or such Restricted Subsidiary);

(17) Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default;

(18) Liens and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(19) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20) Liens securing Permitted Hedging Obligations which Permitted Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture: provided, however, that no such Liens shall extend to any assets or property constituting Collateral;

(21) Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into in the ordinary course of business;

(22) Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company or a Restricted Subsidiary in the ordinary course of business;

(23) Liens on Securitization Assets transferred to a Securitization Subsidiary or on assets of a Securitization Subsidiary or pledges of the equity interests in or Purchase Money Notes of a Securitization Subsidiary, in each case, in connection with a Qualified Securitization Transaction;

(24) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (23); provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets; and

(25) Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $30.0 million at any one time outstanding; provided that not greater than $10.0 million of such obligations may be secured by Liens on any assets or property constituting Collateral.

For purposes of determining what category of Permitted Lien that any Lien shall be included in, the Company in its sole discretion may classify such Lien on the date of its incurrence and later reclassify all or a portion of such Lien in any manner that complies with this definition. Notwithstanding the foregoing, the Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Capital Stock, Intercompany Debt or other securities issued by any Mortgaged Vessel Guarantor other than in favor of the trustee for the benefit of the holders of the notes.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries; provided that, in the case of Indebtedness which is not being used to concurrently refinance or defease the notes in full:

(1) the principal amount (or accreted value, if applicable) or mandatory redemption amount of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or mandatory redemption amount, plus accrued interest or dividends in connection therewith, of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all dividends and accrued interest on such Indebtedness, Disqualified Stock or preferred stock and the amount of all fees, expenses, premiums and other amounts incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity or final redemption date either (i) no earlier than the final maturity or final redemption date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (ii) after the maturity date of the notes;

(3) the portion, if any, of the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or a Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(5) such Indebtedness is incurred either by (i) if a Restricted Subsidiary that is not a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, any Restricted Subsidiary that is not a Guarantor or (ii) the Company or Guarantor (or any Restricted Subsidiary that becomes a Guarantor in contemplation of or upon the incurrence of such Permitted Refinancing Indebtedness).

For all purposes of the indenture, Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replacement Indebtedness”) may in the Company’s discretion be deemed to replace other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (collectively, the “Replaced Indebtedness”) if such Replacement Indebtedness satisfies the requirements of clauses (1) through (5) above and is (x) incurred no later than 180 days of the date on which the Replaced Indebtedness was repaid, redeemed, defeased or discharged and (y) if the proceeds of the Replaced Indebtedness were primarily utilized to finance or refinance the acquisition of one or more Vessels, then substantially all of the net proceeds from such Replacement Indebtedness must be used to finance or refinance the acquisition of assets used or useful in a Permitted Business (including, without limitation, Vessels and Related Assets, which need not be the same Vessel or Vessels or Related Assets which were financed or refinanced with the Replaced Indebtedness).

“Permitted Repairs” means, with respect to any newly acquired second-hand Vessel, repairs which, in the reasonable judgment of the Company, are required to be made to such Vessel upon acquisition and which are made within 120 days of the acquisition thereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary to the Company or any Restricted Subsidiary of the Company, which note (a) must be repaid from cash available to the Securitization

Subsidiary, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated or newly acquired Securitization Assets and (b) may be subordinated to the payments described in clause (a).

“Qualified Collateral” means one or more Qualified Vessels and/or cash and Cash Equivalents, the aggregate Fair Market Value of which is at least equal to the Appraised Value of the Mortgaged Vessel or Mortgaged Vessels for which such Qualified Collateral is being substituted.

“Qualified Equity Interests” means Equity Interests of the Company other than Disqualified Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary sells, contributes, conveys or otherwise transfers to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or transfers an undivided interest in or grants a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and all other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with a securitization transaction of such type; provided such transaction is on market terms at the time the Company or such Restricted Subsidiary enters into such transaction.

“Qualified Vessel” means, as of any date, a Vessel which (i) is not a Mortgaged Vessel as of such date and (ii) is to be owned by the Company or a Mortgaged Vessel Guarantor.

“registration rights agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Company, the Guarantors and the initial purchasers of the notes issued on the Issue Date and (ii) any other exchange and registration rights agreement entered into in connection with an issuance of additional notes in a private offering after the Issue Date.

“Related Asset” means (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) the Capital Stock of any Restricted Subsidiary of the Company owning a Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iv) any earnings derived from the use or operation of a Vessel and/or any earnings account with respect to such earnings, (v) any charters, operating leases, contracts of affreightment, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer’s or lessee’s obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder’s obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means any arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any of its Subsidiaries at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness (other than Subordinated Indebtedness) of the Company or a Restricted Subsidiary of the Company secured by a Lien on any of its assets.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securitization Assets” means any accounts receivable, instruments, chattel paper, contract rights, general intangibles or revenue streams subject to a Qualified Securitization Transaction and any assets related thereto (other than Vessels), including, without limitation, all collateral securing such assets, all contracts and all guarantees or other supporting obligations in respect of such assets and all proceeds of the forgoing.

“Securitization Fees” means all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Transaction.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Transaction to repurchase Securitization Assets arising as a result of a breach of Standard Securitization Undertakings, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to, the seller.

“Securitization Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets):

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing Securitization Assets of the Company and/or its Restricted Subsidiaries, and any activities incidental thereto;

(2) that is designated by the Board of Directors of the Company or such other Person as a Securitization Subsidiary pursuant to resolution set forth in an Officers’ Certificate and delivered to the trustee;

(3) that, other than Securitization Assets, has total assets at the time of such creation and designation with a book value of $10,000 or less;

(4) has no Indebtedness other than Non-Recourse Debt;

(5) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings on terms not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Securitization Transaction (as determined in good faith by the Company) and Securitization Fees payable in the ordinary course of business in connection with such a Qualified Securitization Transaction; and

(6) with respect to which neither the Company nor any Restricted Subsidiary of the Company has any obligation (a) to make any additional capital contribution (other than Securitization Assets) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Security Agreements” means (i) each Assignment of Freights and Hires and (ii) each Assignment of Insurance.

“Security Documents” means the Ship Mortgages and the Security Agreements.

“Ship Mortgage” means either the first preferred ship mortgage or first priority statutory mortgage and related deed of covenants, in each case, on each of the Mortgaged Vessels granted by a Mortgaged Vessel Guarantor to the trustee and dated on or before the Issue Date or a Vessel Tender Date, as the case may be, as amended from time to time in accordance with the terms of the indenture and such Ship Mortgages.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which have been determined by the Company in good faith to be reasonably customary in Qualified Securitization Transactions, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date (or, if incurred after the Issue Date, as of the date of the initial incurrence thereof) and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right payment to the notes or the note Guarantees of such Guarantor, as the case may be.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of such Person (or a combination thereof); and

(2) any other Person of which at least a majority of the voting interest (without regard to the occurrence of any contingency) is at the time directly or indirectly owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Total Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP.

“Trust Monies” means all cash or Cash Equivalents received by the trustee as or in respect of Collateral: (a) upon the release of property from the Lien of any of the Security Documents; (b) as compensation for, or proceeds of the sale of all or any part of the Collateral taken by eminent domain or purchased by, or sold pursuant to any order of, a governmental authority or otherwise disposed of; (c) in connection with an Event of Loss or Asset Sale with respect to Collateral; (d) pursuant to certain provisions of the Ship Mortgages; (e) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; (f) as part of Qualified Collateral; (g) for application under the indenture as provided in the indenture or any Security Document, or whose disposition is not otherwise specifically provided for in the indenture or in any Security Document; or (h) which represent net proceeds from the issuance of additional notes required to be deposited with the trustee pending the acquisition of one or more Mortgaged Vessels (and to make Permitted Repairs, as applicable), provided, however, that Trust Monies shall in no event include any property deposited with the trustee for any Change of Control Offer, Asset Sale Offer or optional redemption or defeasance of any notes.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to make any additional capital contributions (other than, with respect to a Securitization Subsidiary, Securitization Assets transferred in connection with a Qualified Securitization Transaction) or similar payment or transfer thereto or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence immediately following such designation.

“Vessel” means one or more shipping vessels whose primary purpose is the maritime transportation of cargo (including but not limited to crude oil) or which are otherwise engaged, used or useful in any business activities of the Company and its Restricted Subsidiaries and which are owned by and registered (or to be owned by and registered) in the name of the Company or any of its Restricted Subsidiaries or operated or to be operated by the Company or any of its Restricted Subsidiaries pursuant to a lease or other operating agreement constituting a Capital Lease Obligation, in each case together with all related spares, equipment and any additions or improvements.

“Vessel Construction Contract” means any contract for the construction (or construction and acquisition) of a Vessel and any Related Assets entered into by the Company or any Restricted Subsidiary, including any amendments, supplements or modifications thereto or change orders in respect thereof.

“Vessel Purchase Option Contract” means any contract granting the Company or any Restricted Subsidiary the option to purchase one or more Vessels and any Related Assets, including any amendments, supplements or modifications thereto.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment in respect of such Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness or the maximum amount payable upon maturity of, or pursuant to any mandatory redemption provisions of, amount of such Disqualified Stock or preferred stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or any of its Subsidiaries) are at the time owned by such Person or another Wholly Owned Restricted Subsidiary of such Person.

THE MORTGAGED VESSELS

The following vessels are mortgaged in favor of the trustee to secure the notes and the obligations of each Guarantor under the indenture and the Security Documents as of the date of the original issuance of the notes:

			Built/
			Delivery	Net Charter	Expiration
Vessel	Type	DWT	Date	Rate	Date
				($ per day)

Shinyo Splendor	VLCC	306,474	1993	38,019	5/18/2014
Shinyo Navigator	VLCC	300,549	1996	42,705	12/18/2016
C. Dream	VLCC	298,570	2000	29,625 (1)	3/15/2019
Shinyo Ocean	VLCC	281,395	2001	38,400	1/10/2017
Shinyo Kannika	VLCC	287,175	2001	38,025	2/17/2017
Shinyo Saowalak	VLCC	298,000	2010	48,153	6/15/2025

(1)	Vessel sub-chartered at $34,843/day over the next two years.

The Charters

The Mortgaged Vessels are chartered to high quality companies or their affiliated entities such as Sinochem Group, SK Shipping, Formosa and DOSCO. Each Mortgaged Vessel Guarantor is a party to a Charter as owner of its respective Mortgaged Vessel. The Charters provide for such terms as the description of the vessel, the duration of the Charter and the rate of hire. During the term of each Charter, the Mortgaged Vessel Guarantor remains obligated to pay for insurance of the Mortgaged Vessel, as well as all maintenance costs as may be required by current regulations or to maintain class certification. In many cases, if a Mortgaged Vessel is off-hire for an extended period of time, the Charterer has the option to cancel the Charter without any further obligation thereunder.

The Ship Mortgages

General

Each Co-Issuer, each Mortgaged Vessel Guarantor and each subsidiary of the Company required to become a Guarantor and that owns a Mortgaged Vessel granted to the trustee either a first preferred ship mortgage or a first priority statutory mortgage and related deed of covenants on its Mortgaged Vessel to secure the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) relating to the notes, the indenture and the Security Documents from time to time payable by such subsidiary under its Guarantee. Each Ship Mortgage was executed by a Co-Issuer or the relevant Mortgaged Vessel Guarantor, as applicable, and the trustee. The Ship Mortgages are recorded in accordance with the provisions of law of the country of registry of the applicable Co-Issuer or the applicable Mortgaged Vessel, as applicable. All existing mortgages on the Mortgaged Vessels were released simultaneously with the closing of the initial offering of the notes.

Certain Covenants

Each Ship Mortgage contains, among other things, the following covenants subject to agreed upon exceptions (and such additional provisions that are required by the law of the jurisdiction of registry):

Compliance with Laws; Voyage in War Areas.  A Co-Issuer or the applicable Mortgaged Vessel Guarantor will not cause or permit its Mortgaged Vessel to be operated in a manner contrary to any material law, will not engage in unlawful trade or carry any cargo that would expose the Mortgaged Vessel to penalty, confiscation, forfeiture, capture or condemnation and will not do, suffer or permit to be done anything which can cause the loss of registration or enrollment of its Mortgaged Vessel under the laws and regulations of its country of registry. In addition, the Co-Issuer or applicable Mortgaged Vessel Guarantor will not cause or permit its Mortgaged Vessel to undertake a voyage to or to sail in any area which has been declared a war area by the relevant underwriters and insurance companies and has been included in the list in effect from time to time of exclusions attached to the war risks insurance policies in the form of war risks trading warranties, without first notifying thereof the war risks underwriters for the Mortgaged Vessel and paying any additional insurance premiums required.

Restrictions on Liens.  Except for the Ship Mortgage and Permitted Liens under the indenture, a Co-Issuer or the applicable Mortgaged Vessel Guarantor will not have any right, power or authority to create, incur or permit to be placed or imposed or continued any lien, encumbrance or charge on its Mortgaged Vessel for longer than 45 days after the same becomes due and payable.

Release from Arrest.  If a libel is filed against a Mortgaged Vessel or the Mortgaged Vessel be otherwise attached, levied upon or taken into custody by virtue of any legal proceedings in any court and not released within (15) days, a Co-Issuer or applicable Mortgaged Vessel Guarantor shall promptly notify the trustee and within thirty (30) days cause the Mortgaged Vessel to be released from any such attachment, levy or custody and shall promptly notify the trustee of such release.

Maintenance of the Mortgaged Vessel.  A Co-Issuer or the applicable Mortgaged Vessel Guarantor will at all times and without cost or expense to the trustee maintain and preserve, or cause to be maintained and preserved, in all material respects, its Mortgaged Vessel, in good running order and repair, as will keep her or cause her to be kept, in such condition, as will entitle her to the highest classification and rating for vessels of the same type and age in Lloyds Register of Shipping or such other classification society that is a member of international society of classification societies, and annually will furnish the trustee a certificate by such classification society that such classification is maintained.

Transfer of Flag or Sale of the Mortgaged Vessel.  Except as permitted under the indenture or the Security Documents, a Co-Issuer or the applicable Mortgaged Vessel Guarantor will not transfer or change the flag or port of documentation of its Mortgaged Vessel or sell, transfer, mortgage or demise charter its Mortgaged Vessel, without the prior written consent of the trustee.

Appointment of Managers.  Except for affiliates of the Company, the Seller (“Vanship Holdings Limited”) and Navios Tankers Management Inc. or Navios Maritime Holdings Inc. or any affiliates of any of the aforesaid companies, a Co-Issuer or the applicable Mortgaged Vessel Guarantor will not appoint any person, firm or Company to act as manager or managers of its Mortgaged Vessel unless the trustee shall have first given its written approval to such appointment and to the material terms of the management contract and no alterations to such terms shall be made without the prior written approval of the trustee.

Insurance.  A Co-Issuer or the applicable Mortgaged Vessel Guarantor shall insure and keep its Mortgaged Vessel insured free of cost and expense to the trustee and in the name of the current technical managers of the Mortgaged Vessels, the Manager (Navios Tankers Management Inc.) or other subsidiaries of Navios Maritime Holdings Inc. and/or name of the applicable Mortgaged Vessel Guarantor:

(a) against fire and usual marine risks (including excess risks) and war risks, on an agreed value basis, according to English or American or Norwegian hull clauses or other similar clauses with a reasonable deductible (but in no event in excess of US$1.0 million) for an amount in U.S. dollars not less than the Fair Market Value of the Mortgaged Vessel and upon such terms as shall from time to time be approved in writing by the trustee; provided that if and when the Mortgaged Vessel is laid up, in lieu of such insurances as contemplated above, a Co-Issuer or the applicable Mortgaged Vessel Guarantor may keep the Mortgaged Vessel insured under a policy of port or lay up risk insurance;

(b) against protection and indemnity risks (including pollution risks for the highest amount in respect of which cover is or may become available for ships of the same type, size, age and flag as the Mortgaged Vessel and a freight, demurrage and defense cover) for the full value and tonnage of the Mortgaged Vessel; and

(c) in respect of such other matters of whatsoever nature and howsoever arising in respect of which insurance would be maintained by a prudent owner of the Mortgaged Vessel; and

to pay to the trustee the cost (as conclusively certified by the trustee) of any mortgagee’s interest insurance (including, if the trustee shall so require, mortgagee’s additional perils (all P&I risks) coverage) which the trustee may from time to time effect in respect of the Mortgaged Vessel upon such terms in such amounts as it shall deem desirable.

The Co-Issuers and each Mortgaged Vessel Guarantor will grant an assignment in favor of the trustee of the insurance and entries referred to in the Ship Mortgage and will ensure, inter alia, that notice shall be forthwith given to all insurers, underwriters, clubs and associations and that all policies of insurance and certificates of entry relating to a Mortgaged Vessel include a loss payable clause, as required in the Ship Mortgage, and will cause the insurance brokers and club managers to hold to the order of the trustee the originals of all policies, contracts, binders, insurance slips, cover notes and certificates of entry relating to such Mortgaged Vessel and to deliver certified copies thereof on request and to execute and deliver to the trustee a letter of undertaking in connection with the above mentioned insurances and entries, as required by the Ship Mortgage. The proceeds of any insurances or entries referred to in the Ship Mortgage will be applied as follows:

(a) Until the occurrence of an Event of Default:

(i) any claim under any such insurance (other than in respect of actual or constructive or arranged or compromised total loss), whether such claim is under the terms of the relevant loss payable clause payable directly to the current technical managers of the Mortgaged Vessels, the Manager (Navios Tankers Management Inc.) or other subsidiaries of Navios Maritime Holdings Inc. and/or a Co-Issuer or a Mortgaged Vessel Guarantor or not, will be applied by the current technical managers of the Mortgaged Vessels, the Manager (Navios Tankers Management Inc.) or other subsidiaries of Navios Maritime Holdings Inc. and/or such Co-Issuer or Mortgaged Vessel Guarantor in making good the loss or damage in respect of which it has been paid or paid to such Co-Issuer or Mortgaged Vessel Guarantor in reimbursement of monies expended by it for such purpose, in each case in a manner consistent with the terms of the indenture, and

(ii) any claim in respect of protection and indemnity insurance shall be paid directly to the person, firm or company to which the liability covered by such insurance was incurred or the current technical managers of the Mortgaged Vessels, the Manager (Navios Tankers Management Inc.) or other subsidiaries of Navios Maritime Holdings Inc. and/or the applicable Co-Issuer or the applicable Mortgaged Vessel Guarantor in reimbursement of monies expended by it in satisfaction of such liability.

(b) Any claim under any such insurance and entry in respect of actual or constructive or arranged or compromised total loss will be paid to the trustee and will be applied by the trustee in accordance with the terms of the indenture.

(c) Upon the occurrence of an Event of Default, any claim under any such insurance and entry will be paid to the trustee and will be applied by the trustee in accordance with the terms of the indenture.

Events of Default and Remedies

An Event of Default under the indenture, the notes or a Guarantee will constitute an Event of Default under the Ship Mortgages. In addition, the Ship Mortgages contain additional Events of Default, including but not limited to, (i) a Co-Issuer or the applicable Mortgaged Vessel Guarantor’s failure to observe or perform the terms and covenants contained in the Ship Mortgage and such failure continues unremedied for a period exceeding thirty (30) days after the trustee has provided written notice thereof and (ii) the Mortgaged Vessel shall not be released from libel, arrest or attachment within thirty (30) days from such event. In case any one or more Events of Default shall have occurred and be continuing, then, in each and every such case the trustee, will have the right to, upon written notice of such Event of Default to a Co-Issuer or the applicable

Mortgaged Vessel Guarantor and failure by such Mortgaged Vessel Guarantor to cure such Event of Default within five (5) days after such notice:

(a) declare immediately due and payable all of the notes (in which case all of the same shall be immediately due and payable), and bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the notes and collect the same out of any and all property of the applicable Co-Issuer or the applicable Mortgaged Vessel Guarantor whether covered by the Ship Mortgage or otherwise;

(b) exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of applicable law;

(c) take and enter into possession of the Mortgaged Vessel, at any time, wherever the same may be, without court decision or other legal process and without being responsible for loss or damage and the trustee may, without being responsible for loss or damage, hold, lay-up, lease, charter, operate or otherwise use such Mortgaged Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return of premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of such Mortgaged Vessel or in respect of any insurance thereon from any Person whomsoever, accounting only for the net profits, if any, arising from such use of the Mortgaged Vessel and charging upon all receipts from use of the Mortgaged Vessel or from the sale thereof by court proceedings or by private sale all costs, expenses, charges, damages or losses by reason of such use, and if at any time the trustee avails itself of the right given to it to take the Mortgaged Vessel: (i) the trustee will have the right to dock the Mortgaged Vessel for a reasonable time at any dock, pier or other premises of the Company or the applicable Mortgaged Vessel Guarantor without charge, or to dock her at any other place at the cost and expense of the applicable Co-Issuer or the applicable Mortgaged Vessel Guarantor; (ii) the trustee will have the right to require the applicable Co-Issuer or the applicable Mortgaged Vessel Guarantor to deliver, and the applicable Co-Issuer and the applicable Mortgaged Vessel Guarantor will on demand, at its own cost and expense, deliver to the trustee the Mortgaged Vessel as demanded; and (iii) the applicable Co-Issuer and the applicable Mortgaged Vessel Guarantor will irrevocably instruct the master of the Mortgaged Vessel so long as the Ship Mortgage is outstanding to deliver the Mortgaged Vessel to the trustee as demanded; and

(d) sell the Mortgaged Vessel or any share therein with or without the benefit of any charterparty or other engagement by public auction or private contract without legal process at any place in the world and upon such terms as the trustee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from the postponement thereof. At any such public auction the trustee may, at its option, become the purchaser of the Mortgaged Vessel on behalf of the holders of the notes. Any sale of the Mortgaged Vessel or any share therein made by the trustee in pursuance of the Ship Mortgage will operate to divest all title, right and interest of any nature whatsoever of the applicable Co-Issuer or the applicable Mortgaged Vessel Guarantor therein and thereto and shall bar such Co-Issuer or Mortgaged Vessel Guarantor, its successors and assigns, and all persons claiming by, through or under them. Upon any such sale, the purchaser will not be bound to see or inquire whether the trustee’s power of sale has arisen in the manner provided by the Ship Mortgage and the sale will be within the power of the trustee and the receipt of the trustee for the purchase money will effectively discharge the purchaser, who will not be concerned with the manner of application of the proceeds of sale or be in any way answerable or otherwise liable therefor.

As of the Issue Date, each of the Mortgaged Vessels will continue to be registered under the Hong Kong flag. The Ship Mortgages on the Mortgaged Vessels will create a preferred mortgage lien on the relevant Mortgaged Vessels under the maritime laws of Hong Kong. For a Hong Kong flagged vessel, a ship mortgage ranks in priority according to the date and time when it is presented and accepted for registration with the Hong Kong Shipping Registry, but not according to the date of the actual ship mortgage instrument. Hong Kong law provides that such mortgages may be enforced by the mortgagee by a proceeding substantially identical to a suit in rem in admiralty in a proceeding against the vessel covered by the mortgage.

The Ship Mortgages, as well as all other security documents creating charges executed by the owners of the Mortgaged Vessels, must be registered with the Hong Kong Companies Registry within 5 weeks from their respective dates of execution, failing which the security so created shall be void against the liquidator and any creditor of the owners (i.e., mortgagors).

The issue of whether a lien has been created against a mortgaged vessel is generally determined under the laws of the jurisdiction where the lien arose. The priority with respect to sale proceeds that such a mortgage would have vis-a-vis the claims of other lien creditors in an enforcement proceeding is generally determined by, and will vary in accordance with, the law of the country where the enforcement proceeding is brought.

The power to sell is subject to any requirement of law as to notice or commercial reasonableness, imposed by law of the flag or the jurisdiction where the sale takes place.

Hong Kong maritime law provides that in the event of a sale of a vessel by the mortgagee (under a power of sale under the terms of the mortgage or by way of a judicial sale), generally the order of application of the sale proceeds will be as follows:-

Firstly, the mortgagee will have to pay (i) any maritime liens (e.g. claims for salvage remuneration, seaman’s wages, master’s wages, etc.); (ii) any statutory liens before the registration of the subject mortgage (i.e. in-rem writs issued before the mortgage) and any possessory liens; and (iii) any prior mortgages. In other words, the claimant(s) for in-rem maritime liens, possessory liens and statutory liens and the prior mortgagee(s) will have priority over the subject mortgagee.

Secondly, the mortgagee shall apply the balance in payment of the costs on the sale (for a judicial sale, including the court fees) to the extent these have not already been paid. The mortgagee will then apply the fund in payment of the interest and principal due under the subject mortgage and all other amounts payable to the mortgagee under the ship mortgage instruments, including costs incurred by the mortgagee on behalf of the ship owner.

Lastly, the balance held by the mortgagee is held on trust for subordinate mortgagee(s) and subordinate lien claimant(s).

Under United States law, a foreign mortgage covering a vessel that is accorded preferred mortgage status may be enforced against the relevant vessel if present in the United States. The preferred mortgage lien of such foreign mortgage would rank behind preferred maritime liens as defined in the laws of the United States, which include, among other things, all maritime liens arising by contract prior to the recording of such foreign preferred mortgage. In addition, the claim under the foreign mortgage will rank behind all liens for necessaries provided to the vessel in the United States.

Since the Mortgaged Vessels will be trading primarily throughout the world, there is no assurance that, if enforcement proceedings must be commenced against a Mortgaged Vessel, such Mortgaged Vessel will be located in a jurisdiction having the same mortgage enforcement procedures and lien priorities as each Mortgaged Vessel’s country of registry or the United States. Other jurisdictions may provide no legal remedy at all for the enforcement of the Ship Mortgages, or a remedy dependent on court proceedings so expensive and time consuming as to be impractical. Furthermore, certain jurisdictions, unlike each Mortgaged Vessel’s country of registry or the United States, may not permit a Mortgaged Vessel to be sold prior to entry of a judgment, entailing a long waiting time that could result in increased custodial costs, deterioration in the condition of the Mortgaged Vessel and substantial reduction in her value. There also may be restrictions on the ability of a mortgagee to become a “mortgagee in possession.”

Assignments of Freights and Hires and Assignments of Insurance

Each Co-Issuer, each Mortgaged Vessel Guarantor and each subsidiary of the Company required to become a Guarantor and that owns a Mortgaged Vessel will assign to the trustee all of its right, title and interest in and to the freights, hires and other earnings of its Mortgaged Vessel as well as its rights with respect to any Charters of its Mortgaged Vessel pursuant to the terms and conditions of an assignment of freights and hires to be entered into between the relevant Co-Issuer or Mortgaged Vessel Guarantor and the trustee as further security for the payment of all sums of money (whether for principal, premium, if any, interest, fees, expenses or otherwise) relating to the notes, the indenture and the Security Documents from time to time payable by such Co-Issuer or Mortgaged Vessel Guarantor. As additional security for the payment of such sums of money, each Co-Issuer, each Mortgaged Vessel Guarantor and each subsidiary of the Company required to become a Guarantor and that owns a Mortgaged Vessel will also assign to the trustee all of its right, title and interest in and to all policies and contracts of insurances and all entries in a protection and indemnity or war risk association which are now or may hereafter be taken out or effected in respect of its Mortgaged Vessel, her freights, disbursements, profits or otherwise, howsoever, and all the benefits thereof including all claims whatsoever and returns of premia pursuant to the terms and conditions of an assignment of insurances to be entered into between the relevant Co-Issuer or Mortgaged Vessel Guarantor and the trustee.

The assignments of insurance will not include any policies of insurance issued to a Co-Issuer or Mortgage Vessel Guarantor or for its benefit that provide coverage for a credit default by a Charterer under any Charter of a Mortgaged Vessel.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

United States Federal Income Taxation

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes and the exchange of the outstanding notes for the exchange notes. This summary is limited to beneficial owners of outstanding notes and exchange notes that:

•	except as specifically discussed below, are U.S. holders (as defined below); and

•	hold the outstanding notes and will hold the exchange notes as capital assets.

As used in this prospectus, a “U.S. holder” means a beneficial owner of outstanding notes or exchange notes who or that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•	a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

The U.S. federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes or the exchange of outstanding notes for exchange notes that are different from those discussed below or that a court will not agree with any such positions.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a beneficial owner of the outstanding notes or the exchange notes in light of such beneficial owner’s particular investment or other circumstances. This summary also does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal income tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	persons having a “functional currency” other than the U.S. dollar; and

•	persons that hold the outstanding notes or will hold the exchange notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the outstanding notes or the exchange notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the outstanding notes or the exchange notes should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes. In addition, this summary does not address the effect of any U.S. federal estate or gift tax laws, the newly enacted Medicare tax on investment income or any U.S. state or local or non-U.S. tax laws on a beneficial owner of the outstanding notes or exchange notes. Each beneficial owner of the outstanding notes or exchange notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes, including the applicability and effect of any U.S. federal estate or gift tax laws or any U.S. state or local or non-U.S. tax laws.

For U.S. federal income tax purposes, Navios Maritime Acquisition Corporation, and not Navios Acquisition Finance, is treated as the issuer of the outstanding notes and will be treated as the issuer of the exchange notes.

Exchange of Outstanding Notes for Exchange Notes.  The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a U.S. holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

Stated Interest.  Stated interest on the exchange notes will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Stated interest on the exchange notes will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” or, in the case of certain U.S. holders, “general category income,” for foreign tax credit purposes.

Market Discount and Bond Premium.  If a U.S. holder purchases an exchange note (or purchased an outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over the U.S. holder’s purchase price will be treated as “market discount.” However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date the U.S. holder purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Internal Revenue Code, a U.S. holder generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income by the U.S. holder during the period the U.S. holder held the exchange note (and the outstanding note for which the exchange note was exchanged, as the case may be). In addition, the U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder of an exchange note may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

If a U.S. holder purchases an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, the U.S. holder will be considered to have purchased the exchange note (or outstanding note) with “bond premium” equal to the excess of the U.S. holder’s purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). It may be possible for a U.S. holder of an exchange note to elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of the U.S. holder’s prior interest inclusions on the exchange note, and finally as a carryforward allowable against the U.S. holder’s future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. A U.S. holder that does not make this election will be required to include in gross income the full amount of interest on the exchange note in accordance with its regular method of tax accounting, and will include the premium in its tax basis for the exchange note for purposes of computing the amount of its gain or loss recognized on the taxable disposition of the exchange note. U.S. holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange notes.

A U.S. holder may elect to include in gross income under a constant yield method all amounts that accrue on an exchange note that are treated as interest for tax purposes (i.e., stated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium). U.S. holders should consult their tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Dispositions of the Exchange Notes.  Except as discussed above, under “— Exchange of Notes”, and unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis in an exchange note will generally be equal to its cost for the exchange note (or, in the case of an exchange note exchanged for an outstanding note in the exchange offer, the tax basis of the outstanding note, as discussed above under “— Exchange of Notes,”), increased by the amount of any market discount previously included in the U.S. holder’s gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest on the exchange note. Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note will generally be capital gain or loss, except with respect to accrued market discount not previously included in income by the U.S. holder, which will be taxable as ordinary income. The capital gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account, for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the U.S. holder held the outstanding note). Long-term capital gains recognized by individual and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss recognized by a U.S. holder generally will be U.S. source gain or loss for foreign tax credit purposes.

Certain Reporting Requirements.  Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Internal Revenue Code), including debt of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution” (as defined in section 6038D of the Internal Revenue Code), whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty. Additionally, in the event a U.S. holder does not file the required information, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related tax year may not close before such information is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. holders should consult their own tax advisors regarding their reporting obligations under this legislation.

Backup Withholding.  In general, “backup withholding” may apply to payments of principal and interest made on an exchange note, and to the proceeds of a disposition of an exchange note before maturity, that are made to a non-corporate beneficial owner of the exchange notes if that beneficial owner fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders.  For purposes of the following discussion a “non-U.S. holder” means a beneficial owner of the exchange notes that is not, for U.S. federal income tax purposes, a U.S. holder or a partnership. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on:

•	interest received in respect of the exchange notes, unless those payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States; or

•	gain realized on the sale, exchange, redemption or retirement of the exchange notes, unless that gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States or, in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

THIS SUMMARY DOES NOT DISCUSS ANY TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES AND THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES OTHER THAN U.S. FEDERAL INCOME TAX CONSEQUENCES AND INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN COUNSEL WITH RESPECT TO SUCH OTHER TAX CONSEQUENCES.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov. You may also request copies of those documents, at no cost to you, by contacting us at the following address:

Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus 185 38, Greece
Attention: Vasiliki (Villy) Papaefthymiou
Telephone: +30-210-4595000

LEGAL MATTERS

Certain legal matters relating to the validity of the exchange notes will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters governed by the law of the Marshall Islands will be passed upon for us by Reeder & Simpson P.C., whose opinion as to matters on the law of the Marshall Islands may be relied on by Fried, Frank, Harris, Shriver & Jacobson LLP. Certain legal matters governed by the respective jurisdictions of the guarantors and the flags of the Mortgaged Vessels will be passed upon for us by: Holman Fenwick Willan LLP, with respect to the law of Hong Kong; Nelson & Company, with respect to the law of the Cayman Islands; and Maples and Calder, with respect to the law of the British Virgin Islands.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of Rothstein Kass & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Shinyo Loyalty Limited, Shinyo Kannika Limited, Shinyo Navigator Limited, Shinyo Ocean Limited, Shinyo Dream Limited, Shinyo Kieran Limited and Shinyo Saowalak Limited (collectively, the “Vessel-Owning Subsidiaries”) as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009, have been incorporated by reference herein in reliance upon the report of KPMG, Certified Public Accountants, Hong Kong, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.